Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

BACKGROUND

CIT Group Inc., together with its subsidiaries (collectively “we”, “our”, “CIT” or the “Company”), has provided financial solutions to its clients since its formation in 1908. We provide financing, leasing and advisory services principally to middle market companies in a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation industry worldwide. We had nearly $60 billion of earning assets at December 31, 2015. CIT became a bank holding company (“BHC”) in December 2008 and a financial holding company (“FHC”) in July 2013. Through its bank subsidiary, CIT Bank, N.A., CIT provides a full range of banking and related services to commercial and individual customers through 70 branches located in southern California, through its online banking, and through other offices in the U.S. and internationally.

Effective as of August 3, 2015, CIT Group Inc. (“CIT”) acquired IMB HoldCo LLC (“IMB”), the parent company of OneWest Bank, National Association, a national bank (“OneWest Bank”). Upon acquisition, CIT Bank, a Utah-state chartered bank and a wholly owned subsidiary of CIT, merged with and into OneWest Bank (the “OneWest Transaction”), with OneWest Bank surviving as a wholly owned subsidiary of CIT with the name CIT Bank, National Association (“CIT Bank, N.A.”). The acquisition improves CIT’s competitive position in the financial services industry while advancing our commercial banking model.

CIT paid approximately $3.4 billion as consideration for the OneWest Transaction (which includes agreed-upon adjustments for transaction expenses incurred by OneWest Bank prior to closing and retention awards made to OneWest Bank employees), comprised of approximately $1.9 billion in cash proceeds, approximately 30.9 million shares of CIT Group Inc. common stock (valued at approximately $1.5 billion at the time of closing), and approximately 168,000 restricted stock units of CIT (valued at approximately $8 million at the time of closing). Total consideration also included $116 million of cash retained by CIT as a holdback for certain potential liabilities relating to IMB and $2 million of cash for expenses of the holders’ representative. See Note 2 — Acquisition and Disposition Activities in Item 8. Financial Statements and Supplementary Data for additional information and OneWest Transaction following this section for information on certain acquired assets and liabilities.

CIT is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956. CIT Bank, N.A. is regulated by the Office of the Comptroller of the Currency, U.S. Department of the Treasury (“OCC”). Prior to the OneWest Transaction, CIT Bank was regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (“UDFI”).

The consolidated financial statements include the effects of Purchase Accounting Adjustments (“PAA”) upon completion of the OneWest Transaction, as required by U.S. GAAP. As such, assets acquired, liabilities assumed and consideration exchanged were recorded at their estimated fair value on the acquisition date. No allowance for loan losses was carried over nor created at acquisition. Consideration paid in excess of the net fair values of the acquired assets, intangible assets and assumed liabilities was recorded as Goodwill. Accretion and amortization of certain PAA are included in the consolidated Statements of Income, primarily impacting Net Finance Revenue (Interest income and interest expense) and Non-interest expenses. The purchase accounting accretion and amortization on loans, borrowings and deposits is recorded in interest income and interest expense over the weighted-average life of the financial instruments using the effective yield method. Accretion for purchased credit impaired (“PCI”) loans includes cash recoveries received in excess of the recorded investment. Intangible assets related to the OneWest Transaction were recorded related to the valuation of core deposits, customer relationships, trade names and other intangible assets. Intangible assets have finite lives, and as detailed in Note 2 — Acquisition and Disposition Activities and Note 26 — Goodwill and Intangible Assets in Item 8. Financial Statements and Supplementary Data, are amortized on an accelerated or straight-line basis, as appropriate, over the estimated useful lives and recorded in Non-interest expense.

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” contain financial terms that are relevant to our business and a Glossary of key terms has been updated and is included later in this document. Management uses certain non-GAAP financial measures in its analysis of the financial condition and results of operations of the Company. See “Non-GAAP Financial Measurements” for a reconciliation of these financial measures to comparable financial measures based on U.S. GAAP.

2015 ACCOMPLISHMENTS AND FINANCIAL OVERVIEW

SUMMARY OF 2015 ACCOMPLISHMENTS

During 2015, we were focused on continuing to create long term value for shareholders. Specific business objectives established for 2015 and accomplishments included:

1.	Expand Our Commercial Banking Franchise — We are integrating our existing banking operations with those of OneWest Bank, and will grow the combined operations.

-	The OneWest Bank acquisition added 70 retail branches in Southern California and over $20 billion of assets and $14 billion of deposits.
-	OneWest Bank enhanced our products and service offerings by adding consumer banking, private banking, and corporate cash management, and additional deposit products and capabilities.
-	CIT Bank, N.A. funded most of our U.S. lending and leasing volume.

2.	Maintain Strong Risk Management Practices — We will continue to maintain credit discipline focused on appropriate risk-adjusted returns through the business cycle and continue enhancements in select areas to ensure SIFI Readiness.

-	The allowance for loan losses was $360 million (1.14% of finance receivables, 1.35% excluding loans subject to loss sharing agreements with the FDIC) at December 31, 2015, compared to $346 million (1.78%) at December 31, 2014. The decline in the percentage of allowance to finance receivables reflects the OneWest Bank acquisition, which added $13.6 billion of loans at fair value with no related allowance at the time of acquisition. See further discussion in Credit Metrics.
-	We maintained stable liquidity, with cash, investments, and the unused portion of the revolving credit facility representing 16% of assets.
-	Our capital ratios remained strong, with our Common Equity Tier 1 (“CET 1”) Ratio at 12.7%, which exceeds the minimum requirement under the fully phased-in Basel III requirements.
-	We integrated the OneWest Bank risk management teams, policies and procedures, and platforms, and continue strengthening the combined organizations ability to meet the enhanced prudential standards applicable to SIFIs.

3.	Grow Business Franchises — We will concentrate our growth on building franchises that meet or exceed our risk adjusted return hurdles and improve profitability by exiting non-strategic portfolios, including financing portfolios in Canada and China.

-	Financing and leasing assets increased significantly, reflecting the acquisition of OneWest Bank. Absent the acquisition, FLA grew reflecting continued expansion of both our transportation assets in Transportation Finance and loans in Commercial Banking.
-	We made good progress exiting, our remaining non-strategic businesses; we sold the Mexico and Brazil businesses in 2015, we transferred our China and Canada businesses to AHFS and sold the U.K. portfolio on January 1, 2016.

4.	Realize embedded value — We will focus on enhancing our economic returns by:

-	Utilizing our U.S. net operating loss carry-forward (“NOLs”), thereby reducing the net deferred tax asset and increasing regulatory capital. While the NOL usage was small during the year, the OneWest Bank acquisition is expected to accelerate the NOL utilization, which led to the reversal of a $647 million valuation allowance against our deferred tax asset in the third quarter.

-	Combined cash and investment portfolio is positioned to benefit from increased interest rates.

-	Additional actions to optimize the Bank Holding Company include: transferring additional U.S.-based business platforms into the bank, improving the efficiency of our secured debt facilities, generating incremental cash at the BHC to pay down high cost debt and/or return capital to shareholders and optimizing existing portfolios, including exploring strategic alternatives for the Commercial Aerospace business and sales of the businesses in Canada and China.

5.	Return Excess Capital — We plan to prudently return capital to our shareholders through share repurchases and dividends, while maintaining strong capital ratios.

-	We completed purchasing shares under the most recent repurchase program. We repurchased 11.6 million of our shares at an average price of $45.70 for an aggregate purchase price of $532 million during 2015.
-	We declared and paid $115 million of dividends during 2015.
-	Regulatory capital ratios remain well above required levels on a fully phased-in Basel III basis.

SUMMARY OF 2015 FINANCIAL RESULTS

As discussed below, our 2015 results reflected increased business activity, which was driven by the inclusion of five months of OneWest Bank activity. The expected benefits from the acquisition, which include lower funding costs, and the reversal of the valuation allowance on the U.S. federal tax asset were offset by headwinds we faced, which took the form of margin pressure, lower other income, higher credit costs and increased operating expenses. The low interest rate environment continued to pressure yields on new business. Although we successfully completed the sales of certain portfolios of financing and leasing assets in the NSP segment, other income was down, primarily driven by currency translation losses recognized on the portfolio sales. Credit costs increased, reflecting the higher reserves required for certain industry exposures, along with higher provisioning resulting from purchase accounting. Operating expenses were high, as they included transaction costs for the OneWest Bank acquisition, along with costs for integration such as systems and the restructuring of management. As a result, net income was down from 2014. We also announced certain strategic initiatives that impacted 2015 results, such as our intention to sell our financing portfolios in Canada and China, and the exploration of strategic alternatives for our commercial aerospace business.

Net income for 2015 totaled $1,057 million, $5.67 per diluted share, compared to $1,130 million, $5.96 per diluted share for 2014 and $676 million, $3.35 per diluted share for 2013. Income from continuing operations (after taxes) for 2015 totaled $1,067 million, $5.72 per diluted share, compared to $1,078 million, $5.69 per diluted share for 2014 and $644 million, $3.19 per diluted share for 2013.

Income from continuing operations for 2015 included five months of results from OneWest Bank and a $647 million, $3.47 per diluted share, discrete income tax item resulting from the reversal of the valuation allowance on the U.S. federal deferred tax asset. Net income for 2014 included $419 million, $2.21 per diluted share, of income tax benefits associated with partial reversals of valuation allowances on certain domestic and international deferred tax assets.

Income from continuing operations, before provision for income taxes totaled $579 million for 2015, down from $681 million for 2014 and $734 million for 2013. Pre-tax income for 2015 reflected yield compression in certain sectors, higher credit costs, and higher operating expenses, which more than offset the incremental contribution from a higher level of earning assets, driven by the OneWest Bank acquisition.

Net finance revenue(1) (“NFR”) was $1.7 billion in 2015, up from $1.4 billion in 2014 and $1.4 billion in 2013, on higher average earning assets (“AEA”).(1) Growth in AEA and lower funding costs increased NFR in 2015, 2014 and 2013. AEA was $48.7 billion in 2015, up from $40.7 billion in 2014 and from $37.6 billion in 2013. The acquisition of OneWest Bank resulted in higher revenues from the additional earning assets and lower funding costs, as OneWest Bank’s funding consisted mostly of deposits, which have a lower interest rate.

Compared to the prior year, the slight increase in net operating lease revenue reflected revenue growth on higher assets, which was essentially offset by lower equipment utilization, higher depreciation and higher maintenance costs.

Provision for credit losses for 2015 was $161 million, up from $100 million last year and $65 million in 2013. The provision for credit losses reflected the reserve build on loan growth and an increase in the reserve resulting from the recognition of purchase accounting accretion on non-PCI loans. In addition, the provision was elevated due to increases in reserves related to the energy sector and, to a lesser extent, the maritime portfolios, as well as from the establishment of reserves on certain acquired non-credit impaired loans in the initial period post acquisition.

(1)	Net finance revenue and average earning assets are non-GAAP measures; see “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.

Credit metrics reflect the impact of the acquired portfolios, which, due to purchase accounting, did not have non-accrual loans or an Allowance for Loan Losses at the time of acquisition. Net charge-offs were $138 million (0.55%) in 2015 and included $73 million related to receivables transferred to assets held for sale. Excluding assets moved to held for sale, net charge-offs were $65 million, compared to $56 million in 2014 and $42 million in 2013. Recoveries of $28 million were unchanged from 2014 and down from $58 million in 2013. Non-accrual loans rose to $268 million (0.85% of finance receivables) at December 31, 2015 from $161 million (0.82%) a year ago and $241 million (1.29%) at December 31, 2013, driven mostly by an increase in the Commercial Banking energy portfolio.

Other income of $220 million decreased from $305 million in 2014 and $381 million in 2013, reflecting losses on portfolios sold, driven primarily by the realization of currency translation adjustment losses ($70 million) on the sales of the Brazil and Mexico businesses.

Operating expenses were $1,168 million, up from $942 million in 2014 and $970 million in 2013. In addition to higher costs associated with five months of activity from the OneWest Bank acquisition, the acquisition also resulted in higher professional fees and other integration related costs, increased other expenses, including higher FDIC insurance costs, and higher occupancy costs. Excluding restructuring costs and intangible asset amortization, operating expenses(2) were $1,097 million, $909 million and $933 million for 2015, 2014 and 2013, respectively. Restructuring costs mostly reflected streamlining of the Bank and Bank Holding Company senior management structure, while expenses associated with the amortization of intangibles were mainly the result of the OneWest Bank acquisition. 2013 expenses included a $50 million tax agreement settlement charge. Headcount at December 31, 2015, 2014 and 2013 was approximately 4,900, 3,360, and 3,240, respectively, with the current year increase reflecting the headcount associated with the OneWest Bank acquisition.

Provision for income taxes was a benefit of $488 million, primarily reflecting a $647 million reversal of the valuation allowance on the U.S. federal deferred tax asset. The effective tax rate excluding discrete items was 23%. Net cash taxes paid were $10 million, compared to $22 million in 2014 and $68 million in 2013. The 2014 provision for income taxes was a benefit of $398 million, mostly reflecting $375 million relating to a partial reversal of the U.S. Federal deferred tax asset valuation allowance. The provision for income taxes was $84 million for 2013, as described in “Income Taxes” section.

Total assets of continuing operations(3) at December 31, 2015 were $67.0 billion, up from $47.9 billion at December 31, 2014, and $43.3 billion at December 31, 2013, primarily reflecting the addition of assets acquired in the OneWest Transaction.

-	Financing and leasing assets (“FLA”), which includes loans, operating lease equipment and assets held for sale (“AHFS”), increased to $50.4 billion, up from $35.6 billion at December 31, 2014 and $32.7 billion at December 31, 2013. In addition to FLA from the OneWest Bank acquisition of $13.6 billion, FLAs were up reflecting growth in both transportation assets and Commercial Banking.

-	Cash (cash and due from banks and interest bearing deposits) totaled $8.3 billion, compared to $7.1 billion at December 31, 2014 and $6.0 billion at December 31, 2013, reflecting $4.4 billion of cash acquired in the OneWest Transaction, partially offset by the payment of $1.9 billion as consideration for the OneWest Transaction.

-	Investment securities and securities purchased under resale agreements totaled $3.0 billion at December 31, 2015 compared to $2.2 billion at December 31, 2014, and $2.6 billion at December 31, 2013, reflecting $1.3 billion of investment securities, primarily comprised of MBS, acquired in the OneWest Transaction.

-	Goodwill and Intangible assets increased due to the addition of $663 million and $165 million, respectively, related to the OneWest Bank acquisition.

-	Other assets of $3.4 billion were up due primarily to the acquisition of OneWest Bank ($722 million of other assets acquired) and the reversal of the U.S. Federal deferred tax asset valuation allowance ($647 million). The components are included in Note 8 — Other Assets in Item 8. Financial Statements and Supplementary Data.

(2)	Operating expenses excluding restructuring costs and intangible asset amortization is a non-GAAP measure; see “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.
(3)	Total assets from continuing operations is a non-GAAP measure. See “Non-GAAP Measurements” for reconciliation of non-GAAP financial information.

Deposits increased to $32.8 billion at December 31, 2015 from $15.8 billion at December 31, 2014 and $12.5 billion at December 31, 2013, reflecting $14.5 billion acquired in the OneWest Transaction and continued solid growth of online banking. The proportion of funding by deposits has increased significantly with the OneWest Bank acquisition.

Borrowings were $18.5 billion at December 31, 2015, essentially unchanged from December 31, 2014 and 2013, reflecting the addition of $3.0 billion of FHLB advances in the OneWest Bank acquisition, offset by repayments and maturities.

Stockholders’ Equity increased to $11.0 billion at December 31, 2015 from $9.1 billion at December 31, 2014 and $8.9 billion at December 31, 2013, reflecting net income, along with the issuance of 30.9 million common shares (valued at $1.5 billion) related to the acquisition that had previously been held in treasury.

Capital ratios remain well above required levels. The acquisition of OneWest Bank increased equity, primarily due to the issuance of $1.5 billion in common shares and the reversal of the valuation allowance on our Federal deferred tax asset. Tangible common equity reflects the increase in equity net of the increase in goodwill and intangibles resulting from the acquisition. Regulatory capital increased in 2015. While the reversal of the deferred tax asset valuation allowance benefited stockholders’ equity, it had minimal impact on regulatory capital as the majority of the deferred tax asset balance was disallowed for regulatory capital purposes. As a result, capital ratios declined modestly, as the benefit from the increase in regulatory capital was more than offset by the increase in the risk-weighted assets acquired.

2016 PRIORITIES

In continuing our transition to a national middle-market bank, our 2016 priorities include:

1.	Determine and execute on Strategic Alternatives for our Commercial Air business — Maximize value for shareholders by executing on strategic alternatives for the Commercial Air business.

2.	Improve Return on Tangible Common Equity — Complete the sales of our China and Canada businesses. Complete the strategic review of our businesses with the objective of improving returns to drive value for stakeholders, the details of which we expect to communicate by the end of the first quarter.

3.	Maintain strong risk management practices — We will continue to maintain strong risk management practices to ensure appropriate risk adjusted returns through the business cycle for both our lending and operating lease businesses.

PERFORMANCE MEASUREMENTS

The following chart reflects key performance indicators evaluated by management and used throughout this management discussion and analysis:

KEY PERFORMANCE METRICS	MEASUREMENTS
Asset Generation — to originate new business and grow earning assets.	-New business volumes; and -Earning asset balances.

Revenue Generation — lend money at rates in excess of borrowing costs and consistent with risk profile of obligor, earn rentals on the equipment we lease commensurate with the risk, and generate other revenue streams.

-Net finance revenue and other income; -Net finance margin and Operating lease revenue as a percentage of average operating lease equipment; and -Asset yields and funding costs.
Credit Risk Management — accurately evaluate credit worthiness of customers, maintain high-quality assets and balance income potential with loss expectations.

-Net charge-offs, amounts and as a percentage of AFR;
-Non-accrual loans, balances and as a percentage of loans;
-Classified assets and delinquencies balances; and
-Loan loss reserve, balance and as a percentage of loans.

Equipment and Residual Risk Management — appropriately evaluate collateral risk in leasing transactions and remarket or sell equipment at lease termination.	-Equipment utilization; -Market value of equipment relative to book value; and -Gains and losses on equipment sales.
Expense Management — maintain efficient operating platforms and related infrastructure.	-SG&A expenses and trends; -SG&A expenses as a percentage of AEA; and -Net efficiency ratio.
Profitability — generate income and appropriate returns to shareholders.

-Net income per common share (EPS);
-Net income and pre-tax income, each as a percentage of average earning assets (ROA); and
-Pre-tax income as a percentage of average tangible common stockholders’ equity (ROTCE).

Capital Management — maintain a strong capital position, while deploying excess capital.	-Common equity tier 1, Tier 1 and Total capital ratios; and -Tier 1 capital as a percentage of adjusted average assets; (“Tier 1 Leverage Ratio”).
Liquidity Management — maintain access to ample funding at competitive rates to meet obligations as they come due.	-Levels of high quality liquid assets and as a % of total assets; -Committed and available funding facilities; -Debt maturity profile and ratings; -Funding mix; and -Deposit generation.
Manage Market Risk — measure and manage risk to income statement and economic value of enterprise due to movements in interest and foreign currency exchange rates.	-Net Interest Income Sensitivity; and -Economic Value of Equity (EVE).

ONEWEST TRANSACTION

The following discussion summarizes certain assets and liabilities acquired in the OneWest Transaction. In accordance with purchase accounting, all assets acquired and liabilities assumed were recorded at their fair value. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill. Certain purchase accounting adjustments are accreted or amortized into income and expenses. No allowance for loan losses was carried over and no allowance was created at acquisition. The determination of estimated fair values required management to make certain estimates about discount rates, future expected cash flows (that may reflect collateral values), market conditions and other future events that are highly subjective in nature and may require adjustments, which can be updated throughout the year following the acquisition (the “Measurement Period”). Subsequent to the acquisition, management continued to review information relating to events or circumstances existing at the acquisition date. This review resulted in adjustments to the acquisition date valuation amounts, which increased the goodwill balance as previously reported in the Company’s February 2, 2016 earnings release. Subsequent to issuing its earnings release, the Company made additional adjustments that increased the goodwill balance further to $663 million, including an increase in goodwill of $13 million, an increase in other assets of $8 million, and a decrease in intangible assets of $21 million as of December 31, 2015. The additional adjustments had no impact on the Statement of Income.

See Note 2 — Acquisition and Disposition Activities in Item 8. Financial Statements and Supplementary Data for assumptions used to value assets and liabilities.

Consideration and Net Assets Acquired (dollars in millions)

	Original Purchase Price	Measurement Period Adjustments	Adjusted Purchase Price
Purchase Price	$3,391.6	$–	$3,391.6
Recognized amounts of identifiable assets acquired and (liabilities assumed), at fair value
Cash and interest bearing deposits	$4,411.6	$–	$4,411.6
Investment securities	1,297.3	–	1,297.3
Assets held for sale	20.4	–	20.4
Loans HFI	13,598.3	(32.7)	13,565.6
Indemnification assets	480.7	(25.3)	455.4
Other assets	676.6	45.7	722.3
Assets of discontinued operations	524.4	–	524.4
Deposits	(14,533.3)	–	(14,533.3)
Borrowings	(2,970.3)	–	(2,970.3)
Other liabilities	(221.1)	–	(221.1)
Liabilities of discontinued operations	(676.9)	(31.5)	(708.4)
Total fair value of identifiable net assets	$2,607.7	$(43.8)	$2,563.9
Intangible assets	$185.9	$(21.2)	$164.7
Goodwill	$598.0	$65.0	$663.0

Loans

The acquired commercial loans included commercial real estate loans secured by multi-family properties, both owner-occupied and non-owner occupied commercial real estate, and commercial and industrial loans. Commercial loans were principally to middle market businesses and included equipment loans, working capital lines of credit, asset-backed loans, acquisition finance credit facilities, and small business administration product offerings, mostly 504 loans. The commercial loans are primarily included in divisions within the Commercial Banking segment, including Commercial Finance and Real Estate Finance.

OneWest Bank had both originated and purchased consumer loans. The acquired consumer loan portfolio that was originated by OneWest Bank was comprised mainly of jumbo residential mortgage loans and conforming residential mortgage loans. These loans had terms ranging from 10 to 30 years, were either fixed or adjustable interest rates, and were mostly to customers in California. In addition, these mortgage loans are primarily closed-end first lien loans for the purchase or re-finance of owner occupied properties, and are included in the Consumer and Community Banking segment. The consumer loans that were previously purchased by OneWest Bank from the FDIC, most of which the FDIC has provided indemnification against certain losses, are referred to as Covered Loans (see Indemnification Assets below), are maintained in the Consumer and Community Banking segment and consist of SFR loans and reverse mortgage loans.

The following table reflects the carrying values and UPB of financing and leasing assets acquired at the acquisition date, August 3, 2015:

Financing and Leasing Assets Balances at Acquisition Date (dollars in millions)

	Original Purchase Price			Measurement Period Adjustments	Adjusted Purchase Price
	Carrying Value (CV)	Unpaid Principal Balance (UPB)	CV as a % of UPB	CV	CV	UPB	CV as a % of UPB

Commercial Banking
Segment Total
Loans	$6,195.3	$6,648.7	93.2%	$(12.9)	$6,182.4	$6,648.7	93.0%
Financing and leasing assets	6,195.3	6,648.7	93.2%	(12.9)	6,182.4	6,648.7	93.0%

Commercial Finance
Loans	$3,065.0	$3,298.5	92.9%	$(12.9)	$3,052.1	$3,298.5	92.5%
Financing and leasing assets	3,065.0	3,298.5	92.9%	(12.9)	3,052.1	3,298.5	92.5%

Real Estate Finance
Loans	$3,130.3	$3,350.2	93.4%	$–	$3,130.3	$3,350.2	93.4%
Financing and leasing assets	3,130.3	3,350.2	93.4%	–	3,130.3	3,350.2	93.4%

Consumer and Community Banking
Segment Total
Loans	$7,403.0	$9,101.8	81.3%	$(19.8)	$7,383.2	$9,101.8	81.1%
Assets held for sale	20.4	20.4	100.0%	–	20.4	20.4	100.0%
Financing and leasing assets	7,423.4	9,122.2	81.4%	(19.8)	7,403.6	9,122.2	81.2%

Legacy Consumer Mortgages (1)(2)
Loans	$5,727.0	$7,426.0	77.1%	$(15.7)	$5,711.3	$7,426.0	76.9%
Assets held for sale	14.1	14.1	100.0%	–	14.1	14.1	100.0%
Financing and leasing assets	5,741.1	7,440.1	77.2%	(15.7)	5,725.4	7,440.1	77.0%

Other Consumer Banking
Loans	$1,676.0	$1,675.8	100.0%	$(4.1)	$1,671.9	$1,675.8	99.8%
Assets held for sale	6.3	6.3	100.0%	–	6.3	6.3	100.0%
Financing and leasing assets	1,682.3	1,682.1	100.0%	(4.1)	1,678.2	1,682.1	99.8%
Total	$13,618.7	$15,770.9	86.4%	$(32.7)	$13,586.0	$15,770.9	86.1%

(1) Includes $5.1 billion of covered loans.

(2) Includes Jumbo reverse mortgages, as well as approximately $82 million of HECM reverse mortgages.

Covered Loans of approximately $5.1 billion are loans that were acquired by OneWest Bank from the FDIC for which CIT may be reimbursed for a portion of future losses under the terms of loss sharing agreements with the FDIC. Our exposure to losses related to Covered Loans is mitigated by the Loss Sharing Agreements and by the fact that those loans were recorded at fair value at acquisition. The Consumer Covered Loans are included in the Consumer and Community Banking segment.

Non-Covered Loans of approximately $8.5 billion included loans that were either acquired or originated by OneWest Bank and were not subject to a loss sharing agreement. Both the Covered Loans and Non-Covered Loans have been accounted for either as purchased credit impaired (“PCI”) loans or Non-PCI loans.

Loans acquired as part of the OneWest Transaction were recorded at fair value. No separate allowance was carried over or created at acquisition. Fair values were determined by discounting both principal and interest cash flows expected to be collected using a market discount rate for similar instruments with adjustments that management believes a market participant would consider in determining fair value. Cash flows expected to be collected as of the acquisition date were estimated using internal models and third party data that incorporate management’s best estimate of key assumptions, such as default rates, loss severity, prepayment speeds, and timing of disposition upon default. Loans with evidence of credit quality deterioration since origination and for which it was probable at purchase that CIT would be unable to collect all contractually required payments (principal and interest) were considered PCI.

As a result of the purchase accounting adjustments for the acquired loan balances, CIT recorded a discount to UPB of approximately $2,200.5 million (“Total UPB Discount”). This discount is comprised of two components as follows: 1) the “Incremental Yield Discount”, which are amounts expected to result in $1,261.4 million of additional yield income above the contractual coupon, and 2) the “Principal Loss Discount”, which are amounts relating to the unpaid principal balance at acquisition of $939.1 million which will be utilized to offset the loss of principal on PCI loans.

As of December 31, 2015, the remaining Incremental Yield Discount and Principal Loss Discount were approximately $1,260.1 million and $757.5 million, respectively. The Incremental Yield Discount will primarily be reflected, along with the underlying contractual yield, in interest income, and will cause the Total UPB Discount to decline as it accretes into income. In addition, the Total UPB Discount will also decline as a result of asset sales, transfers to held for sale, and loans charged off.

The accretion of these discounts resulted in additional recorded interest income on loans. See Net Finance Revenue section for the accretion of these discounts for the year ended December 31, 2015.

As of the acquisition date, loans were classified as PCI or non-PCI with corresponding fair values as follows:

OneWest Bank Purchased Loan Portfolio at Acquisition Date (dollars in millions)

	PCI Loans		Non-PCI Loans
Original Purchase Price	Fair Value	Unpaid Principal Balance	Fair Value	Unpaid Principal Balance	Total Fair Value	Total Unpaid Principal Balance
Commercial Finance	$99.0	$146.3	$2,966.0	$3,152.2	$3,065.0	$3,298.5
Real Estate Finance	111.1	190.8	3,019.2	3,159.4	3,130.3	3,350.2
Legacy Consumer Mortgages	2,704.0	3,922.6	3,023.0	3,503.4	5,727.0	7,426.0
Other Consumer Banking	3.2	3.6	1,672.8	1,672.2	1,676.0	1,675.8
Total	$2,917.3	$4,263.3	$10,681.0	$11,487.2	$13,598.3	$15,750.5

Measurement Period Adjustments
Commercial Finance	$(15.3)	$(15.0)	$2.4	$15.0	$(12.9)	$–
Real Estate Finance	–	–	–	–	–	–
Legacy Consumer Mortgages	(15.7)	–	–	–	(15.7)	–
Other Consumer Banking	–	–	(4.1)	–	(4.1)	–
Total	$(31.0)	$(15.0)	$(1.7)	$15.0	$(32.7)	$–

Adjusted Purchase Price
Commercial Finance	$83.7	$131.3	$2,968.4	$3,167.2	$3,052.1	$3,298.5
Real Estate Finance	111.1	190.8	3,019.2	3,159.4	3,130.3	3,350.2
Legacy Consumer Mortgages	2,688.3	3,922.6	3,023.0	3,503.4	5,711.3	7,426.0
Other Consumer Banking	3.2	3.6	1,668.7	1,672.2	1,671.9	1,675.8
Total	$2,886.3	$4,248.3	$10,679.3	$11,502.2	$13,565.6	$15,750.5

The difference between the acquisition date fair value and the unpaid principal balance for non-PCI loans represents the fair value adjustment for a loan and includes both credit and interest rate considerations. Fair value adjustments may be discounts (or premiums) to a loan’s cost basis and are accreted (or amortized) to interest and fees on loans over the loan’s remaining life.

The acquired loans are discussed in detail elsewhere in this filing. See Note 1 — Business and Summary of Significant Accounting Policies, Note 2 — Acquisition and Disposition Activities, Note 3 — Loans and Note 13 — Fair Value in Item 8. Financial Statements and Supplementary Data.

Indemnification Assets

Indemnification assets totaled $455 million as of the acquisition date, including the effects of the measurement period adjustments. As part of the OneWest Transaction, CIT is party to the loss sharing agreements with the FDIC related to OneWest Bank’s previous acquisitions of IndyMac Federal Bank, FSB, First Federal Bank of California, FSB and La Jolla Bank, FSB. The loss sharing agreements generally require CIT Bank, N.A. to obtain FDIC approval prior to transferring or selling loans and related indemnification assets. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., charge-off of loan balance or liquidation of collateral).

The acquired indemnification assets are discussed in detail elsewhere in this filing. See Note 1 — Business and Summary of Significant Accounting Policies, Note 2 — Acquisition and Disposition Activities and Note 5 — Indemnification Assets in Item 8. Financial Statements and Supplementary Data.

Investment Securities

In connection with the OneWest acquisition, the Company acquired securities, mostly comprised of mortgage-backed securities (“MBS”) valued at approximately $1.3 billion as of the acquisition date. Approximately $1.0 billion of the MBS securities were classified as PCI as of the acquisition date due to evidence of credit deterioration since issuance and for which it was probable that the Company would not collect all principal and interest payments that were contractually required at the time of purchase. These securities were initially classified as available-for-sale upon acquisition; however, upon further review following the filing of the Company’s September 30, 2015 Form 10-Q, management determined that $373.4 million of these securities should have been classified as securities carried at fair value with changes recorded in net income as of the acquisition date, and in the fourth quarter of 2015 management corrected this immaterial error impacting classification of investment securities.

The acquired investments are discussed in detail elsewhere in this filing. See Note 1 — Business and Summary of Significant Accounting Policies and Note 7 — Investment Securities in Item 8. Financial Statements and Supplementary Data.

Cash

Cash acquired in the OneWest Transaction totaled $4,411.6 million as of the acquisition date.

Goodwill

The amount of goodwill recorded, $663.0 million, represents the excess of the purchase price over the estimated fair value of the net assets acquired by CIT, including the effects of the measurement period adjustments. The goodwill was assigned to the Commercial Banking and Consumer and Community Banking segments. The acquired goodwill is discussed in detail elsewhere in this filing. See Note 26 — Goodwill and Intangible Assets in Item 8. Financial Statements and Supplementary Data for further detail.

Intangible Assets

We recorded intangible assets of $164.7 million, including the effects of the measurement period adjustments, related mainly to the valuation of core deposits, customer relationships and trade names recorded in conjunction with the acquisition, which will be amortized on a straight line basis, except for trade names, which are amortized on an accelerated basis, over the respective life of the underlying intangible asset of up to 10 years. The acquired intangible assets are discussed in detail elsewhere in this filing. See Note 26 — Goodwill and Intangible Assets in Item 8. Financial Statements and Supplementary Data. Also see Non-Interest Expenses section.

Other Assets

Other assets acquired in the OneWest Transaction consisted of the following as of the acquisition date, including the effects of the measurement period adjustments:

Acquired Other Assets (dollars in millions)

August 3, 2015
Federal and state tax assets	$170.7
Investment tax credits	134.5
Other real estate owned	132.4
Property, furniture and fixtures	61.4
FDIC receivable	54.8
Other	168.5
Total other assets	$722.3

The acquired other assets are discussed in detail elsewhere in this filing. See Note 1 — Business and Summary of Significant Accounting Policies in Item 8. Financial Statements and Supplementary Data.

Deposits

Deposits acquired in the OneWest Transaction consisted of the following as of the acquisition date:

Acquired Deposits at August 3, 2015 (dollars in millions)

	Balance	Rate
Noninterest-bearing checking	$898.7	N/A
Interest-bearing checking	3,131.8	0.51%
Money market accounts	3,523.1	0.61%
Savings	698.7	0.48%
Other	75.3	N/A
Total checking and savings deposits	8,327.6	0.49%
Certificates of deposit	6,205.7	0.96%
Total deposits	$14,533.3	0.69%

The premium on deposits totaled $29.0 million at the acquisition date.

Borrowings

Outstanding borrowings of $2,970.3 million were acquired in the OneWest Transaction as of the acquisition date, primarily consisting of FHLB advances. Management expects continued use of FHLB advances as a source of short and long-term funding. The premium on borrowings totaled $6.8 million at the acquisition date.

SEGMENT UPDATES

We made certain changes to our segments during 2015 to reflect the inclusion of OneWest Bank operations. North American Commercial Finance (“NACF”) was renamed North America Banking (“NAB”) and included the Commercial Real Estate, Commercial Banking and Consumer Banking divisions. We created a new segment, Legacy Consumer Mortgages (“LCM”), which included single-family residential mortgage (“SFR”) loans and reverse mortgage loans that were acquired as part of the OneWest Bank acquisition. Certain of the LCM loans are subject to loss sharing agreements with the FDIC, under which CIT may be reimbursed for a portion of future losses. These changes were presented in our originally filed annual Report on Form 10-K for the year ended December 31, 2015 (“Form 10-K”).

Effective January 1, 2016, we changed our segment reporting to reflect our reorganized management structure that we announced in December 2015. CIT manages its business and reports its financial results in four operating segments: Commercial Banking, Transportation Finance, Consumer and Community Banking, and Non-Strategic Portfolios (“NSP”), and a fifth non-operating segment, Corporate and Other.

The following summarizes changes to our segment presentation from the originally filed Form 10-K for the year ended December 31, 2015:

■	Commercial Banking (formerly North America Banking, or “NAB”) no longer includes the Consumer Banking division or the Canadian lending and equipment finance business. Commercial Banking is comprised of three divisions, Commercial Finance, Real Estate Finance, and Business Capital. Business Capital includes the former Equipment Finance and Commercial Services divisions.
■	Transportation Finance (formerly Transportation & International Finance or “TIF”) no longer includes the China and the U.K. businesses. Transportation Finance is comprised of three divisions, Aerospace, Rail, and Maritime Finance.
■	Consumer and Community Banking is a new segment that includes Legacy Consumer Mortgages (the former LCM segment) and other banking divisions that were included in the former NAB segment (Consumer Banking, Mortgage Lending, Wealth Management and SBA Lending).
■	NSP includes businesses that we no longer consider strategic, including those in Canada, China and the recently exited U.K., that had been included in the former NAB and TIF segments. Historical data will also include other businesses and portfolios that have been sold, such as Mexico and Brazil.

All prior period comparisons are conformed to the current period presentation.

SEGMENT NAME	DIVISIONS	MARKETS AND SERVICES
Commercial Banking	Commercial Finance Real Estate Finance Business Capital

•  The divisions provide lending, leasing and other financial and advisory services, to small and middle-market companies across select industries.

•  Business Capital also provides factoring, receivables management products and secured financing to retail supply chain.

Transportation Finance	Aerospace Rail Maritime Finance	• Large ticket equipment leasing and secured financing to select transportation industries.
Consumer and Community Banking	Other Consumer Lending (collectively includes Consumer Banking, Wealth Management, SBA Lending and Mortgage Lending) Legacy Consumer Mortgages

•  Other Consumer Lending includes a full suite of deposit products, and SFR loans offered through retail branches, private bankers, and an online direct channel and provides Small Business Administration (“SBA”) loans.

•  LCM consists of SFR loans and reverse mortgage loans, certain of which are covered by loss sharing agreements with the FDIC.

Non-Strategic Portfolios		• Consists of portfolios that we do not consider strategic. • Equipment finance and secured lending in select international geographies.
Corporate and Other		• Includes investments and other unallocated items, such as certain amortization of intangible assets.

Financial information about our segments and geographic areas of operation are described in Exhibit 99.1 Item 1. Business Overview and Exhibit 99.3 Item 8. Financial Statements and Supplementary Data (Note 25 — Business Segment Information).

DISCONTINUED OPERATIONS

Reverse Mortgage Servicing

The Financial Freedom business, a division of CIT Bank (formerly a division of OneWest Bank) that services reverse mortgage loans, was acquired in conjunction with the OneWest Transaction. Pursuant to ASC 205-20, as amended by ASU 2014-08, the Financial Freedom business is reflected as discontinued operations as of the August 3, 2015 acquisition date and as of December 31, 2015. The business includes the entire third party servicing of reverse mortgage operations, which consist of personnel, systems and servicing assets. The assets of discontinued operations primarily include Home Equity Conversion Mortgage (“HECM”) loans of approximately $450 million at December 31, 2015, and servicing advances. The liabilities of discontinued operations include reverse mortgage servicing liabilities, which relates primarily to loans serviced for Fannie Mae, secured borrowings and contingent liabilities. In addition, continuing operations includes a portfolio of reverse mortgages of $917 million at December 31, 2015, which are in the Consumer and Community Banking segment and are serviced by Financial Freedom.

Student Lending

On April 25, 2014, the Company completed the sale of the student lending business, along with certain secured debt and servicing rights. As a result, the student lending business is reported as a discontinued operation for the year ended December 31, 2014.

Further details of the discontinued businesses, along with condensed balance sheet and income statement items are included in Note 2 — Acquisition and Disposition Activities in Item 8. Financial Statements and Supplementary Data. See also Note 22 — Contingencies for discussion related to the servicing business.

Unless specifically noted, the discussions and data presented throughout the following sections reflect CIT balances on a continuing operations basis.

NET FINANCE REVENUE

The following tables present management’s view of consolidated NFR. As discussed below, NFR was impacted by the inclusion of OneWest Bank activity for five months during 2015.

Net Finance Revenue(1) (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Interest income	$1,512.9	$1,226.5	$1,255.2
Rental income on operating leases	2,152.5	2,093.0	1,897.4
Finance revenue	3,665.4	3,319.5	3,152.6
Interest expense	(1,103.5)	(1,086.2)	(1,060.9)
Depreciation on operating lease equipment	(640.5)	(615.7)	(540.6)
Maintenance and other operating lease expenses	(231.0)	(196.8)	(163.1)
Net finance revenue	$1,690.4	$1,420.8	$1,388.0
Average Earning Assets(2) (“AEA”)	$48,720.3	$40,692.6	$37,636.0
Net finance margin	3.47%	3.49%	3.69%

(1)	NFR and AEA are non-GAAP measures; see “Non-GAAP Financial Measurements” sections for a reconciliation of non-GAAP to GAAP financial information.

(2)	As noted below, AEA components have changed in the current year. All prior periods have been conformed to the current presentation. AEA balances in this table include credit balances of factoring clients, and therefore are less than balances in a similar table in ’Select Data’.

NFR and NFM are key metrics used by management to measure the profitability of our earning assets. NFR includes interest and yield-related fee income on our loans and capital leases, rental income on our operating lease equipment, and interest and dividend income on cash and investments, less funding costs and depreciation, maintenance and other operating lease expenses from our operating lease equipment. Since our asset composition includes a high level of operating lease equipment (31% of AEA for the year ended December 31, 2015), NFM is a more appropriate metric for CIT than net interest margin (“NIM”) (a common metric used by other BHCs), as NIM does not fully reflect the earnings of our portfolio because it includes the impact of debt costs on all our assets but excludes the net revenue (rental income less depreciation, maintenance and other operating lease expenses) from operating leases.

In conjunction with the OneWest Transaction, we changed our approach of measuring our margin to include other revenue generating assets in AEA, such as interest-earning cash deposits, investments, and the newly acquired indemnification assets. These additional balances have grown in significance, or are new due to the acquisition, and are now included in our determination of AEA. Prior period balances and percentages have been updated to conform to the current period presentation. See the Glossary at the end of Item 1. Business Overview in this document.

The following table includes average balances from revenue generating assets along with the respective revenues and average balances of deposits and borrowings with the respective interest expenses.

Annual Average Balances(1) and Associated Income (dollars in millions)

	December 31, 2015			December 31, 2014			December 31, 2013
	Average Balance	Revenue / Expense	Average Rate (%)	Average Balance	Revenue / Expense	Average Rate (%)	Average Balance	Revenue / Expense	Average Rate (%)
Interest bearing deposits	$5,841.3	$17.2	0.29%	$5,343.0	$17.7	0.33%	$5,531.6	$16.6	0.30%
Securities purchased under agreements to resell	411.5	2.3	0.56%	242.3	1.3	0.54%	–	–	–
Investment securities	2,239.2	51.9	2.32%	1,667.8	16.5	0.99%	1,886.0	12.3	0.65%
Loans (including held for sale and credit balances of factoring clients)(2)(3)	24,524.2	1,442.0	5.88%	18,659.6	1,191.0	6.38%	17,483.0	1,226.3	7.01%
Operating lease equipment, net (including held for sale)(4)	15,514.6	1,281.0	8.26%	14,777.3	1,280.5	8.67%	12,756.1	1,193.7	9.36%
Indemnification assets	189.5	(0.5)	(0.26)%	–	–	–	–	–	–
Average earning assets(2)	$48,720.3	2,793.9	5.73%	$40,690.0	2,507.0	6.16%	$37,656.7	2,448.9	6.50%
Deposits	$22,891.4	$330.1	1.44%	$13,955.8	$231.0	1.66%	$11,212.1	$179.8	1.60%
Borrowings(5)	17,863.0	773.4	4.33%	18,582.0	855.2	4.60%	18,044.5	881.1	4.88%
Total interest-bearing liabilities	$40,754.4	1,103.5	2.71%	$32,537.8	1,086.2	3.34%	$29,256.6	1,060.9	3.63%
NFR and NFM		$1,690.4	3.47%		$1,420.8	3.49%		$1,388.0	3.69%

	2015 Over 2014 Comparison			2014 Over 2013 Comparison
	Increase (decrease) due to change in:			Increase (decrease) due to change in:
	Volume	Rate	Net	Volume	Rate	Net
Interest bearing deposits	$1.6	$(2.1)	$(0.5)	$(0.6)	$1.7	$1.1
Securities purchased under agreements to resell	0.9	0.1	1.0	1.3	–	1.3
Investments	5.7	29.7	35.4	(1.4)	5.6	4.2
Loans (including held for sale and net of credit balances of factoring clients)(2)(3)	374.2	(123.2)	251.0	82.5	(117.8)	(35.3)
Operating lease equipment, net (including held for sale)(4)	63.9	(63.4)	0.5	189.2	(102.4)	86.8
Indemnification assets	(0.5)	–	(0.5)	–	–	–
Total earning assets	$445.8	$(158.9)	$286.9	$271.0	$(212.9)	$58.1
Deposits	$148.3	$(49.2)	$99.1	$43.9	$7.3	$51.2
Borrowings(5)	(33.1)	(48.7)	(81.8)	26.2	(52.1)	(25.9)
Total interest-bearing liabilities	$115.2	$(97.9)	$17.3	$70.1	$(44.8)	$25.3

(1)	Average rates are impacted by PAA and FSA accretion and amortization.
(2)	The balance and rate presented is calculated net of average credit balances for factoring clients.
(3)	Non-accrual loans and related income are included in the respective categories.
(4)	Operating lease rental income is a significant source of revenue; therefore, we have presented the rental revenues net of depreciation and net of maintenance and other operating lease expenses.
(5)	Interest and average rates include FSA accretion, including amounts accelerated due to redemptions or extinguishments, and accelerated original issue discount on debt extinguishment related to the GSI facility.

Average earning assets increased 20% from 2014, principally from the OneWest Bank acquisition. The acquired earning assets totaled approximately $19 billion on August 3, 2015, the acquisition date. Absent the acquisition, average earning assets declined reflecting asset sales and portfolio collections. Revenues generated by the acquired assets for the five months that they were owned, and accretion of $116 million resulting from the fair value discount on earning assets recorded for purchase accounting, along with new business volume, resulted in higher finance revenues that were up 10% from 2014. Overall, the yield on AEA of 5.73% was down from 2014, driven by the continued low rate environment and an increased mix of low yielding cash and securities stemming from the OneWest Bank acquisition. Although interest on loans was up as a result of the acquisition, yield compression in certain loan classes continued, as well as lower interest recoveries and lower prepayments. Portfolio yields by division are included in a forthcoming table in this section. We continued to grow our operating lease portfolio, which primarily consists of transportation related assets, aircraft and railcars, resulting in the higher average balance. Operating lease revenues and yields are discussed later in this section. Revenues generated on our cash deposits and investments are indicative of the existing low rate environment and were not significant in any of the periods. Revenues on cash deposits and investments have grown as the investments from the OneWest Bank acquisition, mostly MBSs, carry a higher rate of return than the previously owned investment portfolio and include a purchase accounting adjustment that accretes into income, thus increasing the yield.

The increase in average interest bearing liabilities reflects the $14.5 billion of deposits acquired, along with growth both pre- and post-acquisition, and $3 billion of acquired borrowings, essentially all FHLB advances. While interest expense was up modestly in amount, the overall rate as a % of AEA was down from 2014 and 2013, reflecting lower rates in nearly all deposit and borrowing categories and a higher mix of low cost deposits. Interest expense for 2015 was reduced by $12 million, reflecting the accretion of purchase accounting adjustments on borrowings and deposits. Interest expense on deposits was up in 2015, driven by the higher balances and partially offset by a net benefit from purchase accounting accretion. The decline in rate was the result of the lower cost deposits from OneWest Bank. Interest expense on borrowings is a function of the products and was mostly impacted by the OneWest Bank acquisition, which increased FHLB advances. FHLB advances had lower rates than our average borrowings in the year-ago quarter and prior quarter, thus reducing the average rate.

The composition of our funding was significantly impacted by the OneWest Bank acquisition. At December 31, 2015, 2014 and 2013 our funding mix was as follows:

Funding Mix

	December 31, 2015	December 31, 2014	December 31, 2013
Deposits	64%	46%	40%
Unsecured	21%	35%	41%
Secured Borrowings:
Structured financings	9%	18%	18%
FHLB Advances	6%	1%	1%

These proportions will fluctuate in the future depending upon our funding activities.

The following table details further the rates of interest bearing liabilities.

Deposits and Borrowings (dollars in millions)

	Year Ended December 31, 2015			Year Ended December 31, 2014			Year Ended December 31, 2013
	Average Balance	Interest Expense	Rate %	Average Balance	Interest Expense	Rate %	Average Balance	Interest Expense	Rate %
Deposits
CDs	$13,799.9	$253.2	1.83%	$8,672.1	$180.4	2.08%	$7,149.7	$139.1	1.95%
Interest-bearing checking	1,308.3	6.8	0.52%	–	–	–	–	–	–
Savings	4,301.6	42.1	0.98%	3,361.7	32.1	0.95%	2,515.9	23.3	0.93%
Money markets	3,352.9	28.8	0.86%	1,857.2	18.8	1.01%	1,514.9	17.7	1.17%
Total deposits*	22,762.7	330.9	1.45%	13,891.0	231.3	1.67%	11,180.5	180.1	1.61%
Borrowings
Unsecured notes	10,904.0	561.3	5.15%	12,432.0	639.3	5.14%	11,982.9	637.4	5.32%
Secured borrowings	5,584.4	206.4	3.70%	5,999.1	215.2	3.59%	6,027.2	243.4	4.04%
FHLB advances	1,374.6	5.7	0.41%	151.0	0.6	0.40%	34.3	0.2	0.58%
Total borrowings	17,863.0	773.4	4.33%	18,582.1	855.1	4.60%	18,044.4	881.0	4.88%
Total interest-bearing liabilities	$40,625.7	$1,104.3	2.72%	$32,473.1	$1,086.4	3.35%	$29,224.9	$1,061.1	3.63%

*	Excludes certain deposits such as escrow accounts, security deposits, and other similar accounts, therefore totals may differ from other average balances included in this document.

Deposits and borrowings are also discussed in Funding and Liquidity. See Select Financial Data (Average Balances) section for more information on borrowing rates.

The following table depicts selected earning asset yields and margin related data for our segments, plus select divisions within the segments.

Select Segment and Division Margin Metrics (dollars in millions)
	Years Ended December 31,

	2015	2014	2013
Commercial Banking
AEA	$17,136.7	$14,018.1	$12,446.5
NFR	665.0	531.9	490.2
Gross yield	5.84%	6.01%	6.62%
NFM	3.88%	3.79%	3.94%
AEA
Commercial Finance	$8,095.6	$7,010.0	$6,780.8
Real Estate Finance	3,211.5	1,687.6	1,119.0
Business Capital	5,829.6	5,320.5	4,546.7
Gross yield
Commercial Finance	4.74%	5.15%	5.52%
Real Estate Finance	4.80%	4.15%	4.19%
Business Capital	7.95%	7.73%	8.85%
NFR
Commercial Finance	$267.5	$233.8	$212.3
Real Estate Finance	109.6	44.1	26.0
Business Capital	287.9	254.0	251.9
NFM
Commercial Finance	3.30%	3.34%	3.13%
Real Estate Finance	3.41%	2.61%	2.32%
Business Capital	4.94%	4.77%	5.54%

Transportation Finance
AEA	$19,200.4	$17,623.4	$14,699.2
NFR	834.1	840.6	727.7
Gross yield	11.49%	11.99%	12.24%
NFM	4.34%	4.77%	4.95%
AEA
Aerospace	$11,631.8	$11,301.8	$9,985.1
Rail	6,245.5	5,651.6	4,414.0
Maritime Finance	1,323.1	670.0	300.1
Gross yield
Aerospace	10.68%	11.11%	11.42%
Rail	14.34%	14.57%	14.42%
Maritime Finance	5.10%	5.18%	7.83%
NFR
Aerospace	$404.6	$476.9	$463.3
Rail	382.1	339.0	248.5
Maritime Finance	47.4	24.7	15.9
NFM
Aerospace	3.48%	4.22%	4.64%
Rail	6.12%	6.00%	5.63%
Maritime Finance	3.58%	3.69%	5.30%
Consumer and Community Banking
AEA	$3,272.3	$–	$–
NFR	156.4	–	–
Gross yield	5.60%	–	–
NFM	4.78%	–	–
AEA
Other Consumer Banking	$760.3	$–	$–
Legacy Consumer Mortgages	2,512.0	–	–
Gross yield
Other Consumer Banking	3.63%	–	–
Legacy Consumer Mortgages	6.20%	–	–
NFR
Other Consumer Banking	$41.7	$–	$–
Legacy Consumer Mortgages	114.7	–	–
NFM
Other Consumer Banking	5.48%	–	–
Legacy Consumer Mortgages	4.57%	–	–
Non-Strategic Portfolios
AEA	$2,376.8	$3,955.5	$4,920.4
NFR	89.5	102.3	216.6
Gross yield	9.32%	8.84%	10.47%
NFM	3.77%	2.59%	4.40%

In 2015 gross yields (interest income plus rental income on operating leases as a % of AEA) on Commercial Banking’s assets declined from the year-ago reflecting competitive pressures in certain industries, while NFM was up, benefiting from purchase accounting accretion and lower funding costs. Gross yields in Aerospace decreased from 2014 due to lower lease rates on re-leased assets, while gross yields in Rail were down, reflecting reduced utilization in energy-related railcars and portfolio growth (with new originations at lower yields than the existing portfolio). Consumer and Community Banking was acquired in 2015 as part of the OneWest Transaction. NSP contains run-off portfolios, and as a result, gross yields varied due to asset sales and lower balances.

The gross yields in certain divisions of Commercial Banking and Consumer and Community Banking for 2015 reflect the net accretion of purchase accounting discounts as follows: Commercial Banking divisions Commercial Finance $35 million and Real Estate Finance $29 million, and the LCM division within Consumer and Community Banking of $52 million.

The following table sets forth the details on net operating lease revenues.

Net Operating Lease Revenue as a % of Average Operating Leases (dollars in millions)

	Years Ended December 31,
	2015		2014		2013
Rental income on operating leases	$2,152.5	14.08%	$2,093.0	14.41%	$1,897.4	15.22%
Depreciation on operating lease equipment	(640.5)	(4.19)%	(615.7)	(4.24)%	(540.6)	(4.33)%
Maintenance and other operating lease expenses	(231.0)	(1.51)%	(196.8)	(1.35)%	(163.1)	(1.31)%
Net operating lease revenue and %	$1,281.0	8.38%	$1,280.5	8.82%	$1,193.7	9.58%
Average Operating Lease Equipment (“AOL”)	$15,294.1		$14,524.4		$12,463.8

Net operating lease revenue was primarily generated from the commercial air and rail portfolios. Net operating lease revenue was essentially unchanged compared to the year-ago, as the benefit from growth in the portfolio was offset by lower rates, lower utilization and higher maintenance and other operating lease expenses.

Utilization was mixed compared to year end 2014; air utilization increased as all equipment was leased or under a commitment at year-end while rail utilization declined from 99% to 96%, reflecting pressures in demand for cars that transport crude, coal and steel, a trend that is expected to continue. All of the 15 aircraft scheduled for delivery in 2016 and approximately 55% of the total railcar order-book have lease commitments.

Depreciation on operating lease equipment mostly reflects transportation equipment balances and includes amounts related to impairments on equipment in the portfolio. Depreciation expense, while up in amount due to growth in the portfolio, was down slightly as a percentage of AOL from 2014. Once a long-lived asset is classified as assets held for sale, depreciation expense is no longer recognized, and the asset is evaluated for impairment with any such charge recorded in other income. (See “Non-interest Income — Impairment on assets held for sale” for discussion on impairment charges). Consequently, net operating lease revenue includes rental income on operating lease equipment classified as assets held for sale, but there is no related depreciation expense. The amount of suspended depreciation on operating lease equipment in assets held for sale totaled $26 million for 2015, $23 million for 2014 and $73 million for 2013. Operating lease equipment in assets held for sale totaled $93 million at December 31, 2015, $440 million at December 31, 2014 and $205 million at December 31, 2013.

Maintenance and other operating lease expenses primarily relate to the rail portfolio and to a lesser extent aircraft re-leasing. Maintenance and other operating lease expenses was up reflecting elevated transition costs on several aircraft, increased maintenance, freight and storage costs in rail and growth in the portfolios.

The factors noted above affecting rental income, depreciation, and maintenance and other operating lease expenses drove the net operating lease revenue as a percent of AOL.

Upon emergence from bankruptcy in 2009, CIT applied Fresh Start Accounting (“FSA”) in accordance with GAAP. The most significant remaining discount at December 31, 2015, related to operating lease equipment ($1.3 billion related to rail operating lease equipment and $0.6 billion to aircraft operating lease equipment). The discount on the operating lease equipment was, in effect, an impairment of the operating lease equipment upon emergence from bankruptcy, as the assets were recorded at their fair value, which was less than their carrying value. The recording of the FSA adjustment reduced the asset balances subject to depreciation and thus decreases depreciation expense over the remaining useful life of the operating lease equipment or until it is sold.

See “Expenses — Depreciation on operating lease equipment” and “Concentrations — Operating Leases” for additional information.

CREDIT METRICS

Non-accrual loans were $268 million (0.85% of finance receivables), up from $161 million (0.82%) at December 31, 2014 and $241 million (1.29%) at December 31, 2013. Non-accrual loans rose in 2015 due mainly to an increase in the energy portfolio, partially offset by a reduction from the sales of portfolios. If oil prices remain at current levels, the energy portfolio could see additional downward credit migration. Our exposure to the energy industry is discussed in the Concentrations section. The change in the percentage reflects the impact of the acquired OneWest Bank assets, discussed below. Non-accruals are discussed further in this section.

Loans acquired in the OneWest Transaction were recorded at estimated fair value at the time of acquisition. Credit losses were included in the determination of estimated fair value and were effectively recorded as purchase accounting discounts on loans as part of the fair value of the finance receivables. For PCI loans, a portion of the discount attributable to embedded credit losses of both principal, which we refer to as “principal loss discount,” and future interest was recorded as a non-accretable discount and is utilized as such losses occur. Any incremental deterioration on these loans results in incremental provisions or charge-offs. Improvements, or an increase in forecasted cash flows in excess of the non-accretable discount, reduces any allowance on the loan established after the acquisition date. Once such allowance (if any) has been reduced, the non-accretable discount is reclassified to accretable discount and is recorded as finance income over the remaining life of the account. PCI loans are not included in non-accrual loans or in past-due loans. For non-PCI loans, an allowance for loan losses is established to the extent our estimate of inherent loss exceeds the remaining purchase accounting discount.

The provision for credit losses reflects loss adjustments related to loans recorded at amortized cost, off-balance sheet commitments, and indemnification agreements. In conjunction with the OneWest Transaction, the provision for credit losses also includes the impact of the mirror accounting principal related to the indemnification agreements. The amount was not significant since the acquisition date, and is included in ‘Other’ in the table below. The provision for credit losses was $161 million for the current year, up from $100 million in 2014 and $65 million in 2013. The provision for credit losses reflected the reserve build on loan growth and an increase in the reserve resulting from the recognition of purchase accounting accretion on loans. The purchase accounting accretion, in effect, increases the carrying value of the non-PCI loan, thus requiring a higher reserve. In addition, the provision was elevated due to increases in reserves related to the energy sector, and to a lesser extent the maritime portfolios, and from the establishment of reserves on certain acquired non-credit impaired loans in the initial period post acquisition.

Net charge-offs were $138 million (0.55% as a percentage of average finance receivables) in 2015, up from $99 million (0.52%) in 2014 and $81 million (0.44%) in 2013. Net charge-offs include $73 million in 2015, $43 million in 2014, and $39 million in 2013 related to the transfer of receivables to assets held for sale. Absent AHFS transfer related charge-offs, net charge-offs were 0.25%, 0.29% and 0.23% for the years ended December 31, 2015, 2014 and 2013, respectively. Recoveries of $28 million were flat with 2014 and down from $58 million in 2013.

The following table presents detail on our allowance for loan losses, including charge-offs and recoveries and provides summarized components of the provision and allowance:

Allowance for Loan Losses and Provision for Credit Losses (dollars in millions)

	Years ended December 31,
	2015	2014	2013	2012	2011
Allowance – beginning of period	$346.4	$356.1	$379.3	$407.8	$416.2
Provision for credit losses(1)	160.5	100.1	64.9	51.4	269.7
Other(1)	(9.1)	(10.7)	(7.4)	(5.8)	(12.9)
Net additions	151.4	89.4	57.5	45.6	256.8
Gross charge-offs(2)	(166.0)	(127.5)	(138.6)	(141.7)	(368.8)
Recoveries	28.4	28.4	57.9	67.6	103.6
Net Charge-offs	(137.6)	(99.1)	(80.7)	(74.1)	(265.2)
Allowance – end of period	$360.2	$346.4	$356.1	$379.3	$407.8
Provision for credit losses
Specific reserves on impaired loans	$15.4	$(18.0)	$(14.8)	$(9.4)	$(66.7)
Non-specific reserves	7.5	19.0	(1.0)	(13.3)	71.2
Net charge-offs	137.6	99.1	80.7	74.1	265.2
Total	$160.5	$100.1	$64.9	$51.4	$269.7
Allowance for loan losses
Specific reserves on impaired loans	$27.8	$12.4	$30.4	$45.2	$54.6
Non-specific reserves	332.4	334.0	325.7	334.1	353.2
Total	$360.2	$346.4	$356.1	$379.3	$407.8
Ratio
Allowance for loan losses as a percentage of total loans	1.14%	1.78%	1.91%	2.21%	2.68%
Allowance for loan losses as a percent of finance receivable/Commercial	1.43%	1.78%	1.91%	2.21%	2.68%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Commercial	1.79%	1.78%	1.91%	2.21%	2.68%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Consumer	8.62%	–	–	–	–

(1)	The provision for credit losses includes amounts related to reserves on unfunded loan commitments, unused letters of credit, and for deferred purchase agreements, all of which are reflected in other liabilities. The items included in other liabilities totaled $43 million, $35 million, $28 million, $23 million and $22 million at December 31, 2015, 2014, 2013, 2012 and 2011, respectively. In addition, for the year ended December 31, 2015, the provision also includes the impact of the mirror accounting principal related to the indemnification agreements. Other includes amounts in the provision for credit losses that do not relate to the allowance for loan losses, and include the previously mentioned items.

(2)	Gross charge-offs included $73 million, $43 million, and $39 million of charge-offs related to the transfer of receivables to assets held for sale for the years ended December 31, 2015, 2014 and 2013, respectively. Prior year amounts were not significant.

The allowance for loan losses (“ALLL”) was $360 million (1.14% of finance receivables, 1.35% excluding loans subject to loss sharing agreements with the FDIC) at December 31, 2015. The increase in the allowance from the prior year reflects the reserve build on new loans and on certain acquired non-credit impaired loans.

In addition, we continuously update the allowance as we monitor credit quality within industry sectors. For instance, the pressures during the year in oil related sectors of energy industries caused increases in specific allowances on certain loans and, along with exposures to certain maritime sectors, also an increase to the non-specific allowance due to lower credit quality. The impact of lower oil and natural gas prices on the energy related sectors of Rail are reflected in lower utilization rates and lease rates for tank cars, sand cars and coal cars, not in non-accrual loans, provision for credit losses, or net charge-offs, since it is primarily an operating lease portfolio, not a loan portfolio.

Our exposure to oil and gas extraction services approximated $1.0 billion at December 31, 2015, or approximately 3% and 4% of total loans and commercial loans, respectively. Approximately 50% of the portfolio is related to exploration and production activities, with the majority of the portfolio secured by traditional reserve-based lending assets, working capital assets and long-lived fixed assets. Reserve strengthening in this portfolio contributed to both the increase in provision from prior years and the increase in ALLL to loans in the Commercial portfolio. Including both reserves and marks from the acquisition accounting on the OWB portfolio, the loss coverage approximated 10% at December 31, 2015. If oil prices remain at current levels, we could see additional downward credit migration.

The decline in the percentage of allowance to finance receivables reflects the OneWest Bank acquisition, which added $13.6 billion of loans at fair value with no related allowance at the time of acquisition. Including the impact of the principal loss discount on credit impaired loans, which is essentially a reserve for credit losses on the discounted loans, the commercial loan allowance to finance receivables was 1.79%. The consumer loans ratio including the principal loss discount on credit impaired loans was 8.62% at December 31, 2015, as most of the consumer loans purchased were credit impaired and are partially covered by loss share agreements with the FDIC.

In the previous table, we included new allowance metrics to assist in detailing the impact of the acquired portfolio on our ALLL coverage ratio given the impact of adding the OneWest Bank portfolio at fair value and the addition of consumer loans.

Due to the OneWest Bank acquisition, we updated our reserving policies to accommodate the additional asset classes. See Note 1 — Business and Summary of Significant Accounting Policies for discussion on policies relating to the allowance for loan losses and Note 4 — Allowance for Loan Losses for additional segment related data in Item 8 Financial Statements and Supplementary Data and Critical Accounting Estimates for further analysis of the allowance for credit losses.

Segment Finance Receivables and Allowance for Loan Losses (dollars in millions)

	Finance Receivables	Allowance for Loan Losses	Net Carrying Value
December 31, 2015
Commercial Banking	$20,929.2	$(310.5)	$20,618.7
Transportation Finance	3,542.1	(39.4)	3,502.7
Consumer and Community Banking	7,200.4	(10.3)	7,190.1
Total	$31,671.7	$(360.2)	$31,311.5
December 31, 2014
Commercial Banking	$15,029.0	$(282.4)	$14,746.6
Transportation Finance	2,933.2	(26.5)	2,906.7
Non-Strategic Portfolios	1,532.8	(37.5)	1,495.3
Total	$19,495.0	$(346.4)	$19,148.6
December 31, 2013
Commercial Banking	$13,673.2	$(278.4)	$13,394.8
Transportation Finance	1,767.4	(21.7)	1,745.7
Non-Strategic Portfolios	3,188.6	(56.0)	3,132.6
Total	$18,629.2	$(356.1)	$18,273.1
December 31, 2012
Commercial Banking	$11,908.6	$(262.9)	$11,645.7
Transportation Finance	1,334.6	(29.2)	1,305.4
Non-Strategic Portfolios	3,909.9	(87.2)	3,822.7
Total	$17,153.1	$(379.3)	$16,773.8
December 31, 2011
Commercial Banking	$10,823.8	$(273.9)	$10,549.9
Transportation Finance	1,056.4	(18.3)	1,038.1
Non-Strategic Portfolios	3,345.6	(115.6)	3,230.0
Total	$15,225.8	$(407.8)	$14,818.0

The following table presents charge-offs, by class. See Results by Business Segment for additional information.

Charge-offs as a Percentage of Average Finance Receivables (dollars in millions)

	Years Ended December 31,
	2015		2014		2013		2012		2011
Gross Charge-offs
Aerospace	$1.0	0.06%	$0.7	0.05%	$–	–	$0.9	0.08%	$1.1	0.13%

Maritime	0.7	0.05%	–	0.00%	–	–	–	-	–	–
Transportation Finance(1)	1.7	0.05%	0.7	0.03%	–	–	0.9	0.08%	1.1	0.11%
Commercial Finance	58.8	0.74%	29.7	0.44%	21.8	0.34%	37.6	0.63%	143.0	2.62%
Real Estate Finance	–	–	–	–	–	–	–	–	6.7	35.14%
Business Capital	53.5	0.81%	39.6	0.67%	31.9	0.59%	48.5	0.99%	90.0	1.64%
Commercial Banking(2)	112.3	0.63%	69.3	0.48%	53.7	0.41%	86.1	0.78%	239.7	2.19%

Legacy Consumer Mortgages	1.3	0.06%	–	–	–	–	–	–	–	–
Consumer and Community Banking	1.3	0.04%	–	–	–	–	–	–	–	–
Non-Strategic Portfolios	50.7	5.17%	57.5	2.35%	84.9	2.31%	54.7	1.44%	128.0	3.54%
Total	$166.0	0.67%	$127.5	0.67%	$138.6	0.76%	$141.7	0.88%	$368.8	2.36%
Recoveries
Aerospace	$0.2	0.01%	$0.2	0.02%	$1.1	0.09%	$–	–	$0.1	0.01%
Transportation Finance(1)	0.2	0.00%	0.2	0.01%	1.1	0.07%	–	0.00%	0.1	0.01%
Commercial Finance	3.7	0.04%	0.6	0.01%	7.2	0.11%	5.8	0.10%	21.6	0.40%
Real Estate Finance	–	–	–	–	–	–	–	–	4.0	20.89%
Business Capital	13.9	0.21%	16.9	0.29%	24.0	0.44%	35.2	0.72%	47.5	0.87%
Commercial Banking(2)	17.6	0.10%	17.5	0.12%	31.2	0.24%	41.0	0.37%	73.1	0.67%

Legacy Consumer Mortgages	1.1	0.05%	–	–	–	–	–	–	–	–
Consumer and Community Banking	1.1	0.03%	–	–	–	–	–	–	–	–
Non-Strategic Portfolios	9.5	0.98%	10.7	0.44%	25.6	0.70%	26.6	0.70%	30.4	0.85%
Total	$28.4	0.12%	$28.4	0.15%	$57.9	0.32%	$67.6	0.42%	$103.6	0.66%
Net Charge-offs
Aerospace	$0.8	0.05%	$0.5	0.03%	$(1.1)	-0.09%	$0.9	0.08%	$1.0	0.12%

Maritime	0.7	0.05%	–	–	–	–	–	–	–	–
Transportation Finance(1)	1.5	0.05%	0.5	0.02%	(1.1)	-0.07%	0.9	0.08%	1.0	0.10%
Commercial Finance	55.1	0.70%	29.1	0.43%	14.6	0.23%	31.8	0.53%	121.4	2.22%
Real Estate Finance	–	–	–	–	–	–	–	–	2.7	14.25%
Business Capital	39.6	0.60%	22.7	0.38%	7.9	0.15%	13.3	0.27%	42.5	0.77%
Commercial Banking(2)	94.7	0.53%	51.8	0.36%	22.5	0.17%	45.1	0.41%	166.6	1.52%
Other Consumer Lending	–	–	–	–	–	–	–	–	–	–
Legacy Consumer Mortgages	0.2	0.01%	–	–	–	–	–	–	–	–
Consumer and Community Banking	0.2	0.01%	–	–	–	–	–	–	–	–
Non-Strategic Portfolios	41.2	4.19%	46.8	1.91%	59.3	1.61%	28.1	0.74%	97.6	2.69%
Total	$137.6	0.55%	$99.1	0.52%	$80.7	0.44%	$74.1	0.46%	$265.2	1.70%

(1)	Transportation Finance charge-offs for 2015 included approximately $1 million related to the transfer of receivables to assets held for sale and none for the prior years.
(2)	Commercial Banking charge-offs for 2015, 2014 and 2013 included approximately $32 million, $18 million and $5 million, respectively, related to the transfer of receivables to assets held for sale.
(3)	NSP charge-offs for 2015, 2014 and 2013 included approximately $40 million, $24 million and $34 million, respectively, related to the transfer of receivables to assets held for sale.

Net charge-offs had trended lower through 2012. Then in conjunction with strategic initiatives, transfers of portfolios to assets held for sale increased the balances beginning in 2013. This trend continued into 2015, with significant charge-offs recorded on the transfers to AHFS of the Canada and China portfolios in NSP, along with certain asset sales in Commercial Banking. Excluding assets transferred to held for sale, net charge-offs were $65 million, up from $56 million and $42 million for 2014 and 2013, respectively, reflecting an increase in the energy portfolio in Commercial Banking.

Recoveries remained relatively low in 2015. Charge-offs associated with AHFS do not generate future recoveries as the loans are generally sold before recoveries can be realized and any gains on sales are reported in other income.

The tables below present information on non-accruing loans, which includes loans related to assets held for sale for each period, and when added to OREO and other repossessed assets, sums to non-performing assets. PCI loans are excluded from these tables as they are written down at acquisition to their fair value using an estimate of cashflows deemed to be collectible. Accordingly, such loans are no longer classified as past due or non-accrual even though they may be contractually past due because we expect to fully collect the new carrying values of these loans.

Non-accrual and Accruing Past Due Loans at December 31 (dollars in millions)

	2015	2014	2013	2012	2011
Non-accrual loans
U.S.	$185.3	$71.9	$176.3	$273.1	$623.6
Foreign	82.4	88.6	64.4	57.0	77.8
Non-accrual loans	$267.7	$160.5	$240.7	$330.1	$701.4
Troubled Debt Restructurings
U.S.	$25.2	$13.8	$218.0	$263.2	$427.5
Foreign	15.0	3.4	2.9	25.9	17.7
Restructured loans	$40.2	$17.2	$220.9	$289.1	$445.2
Accruing loans past due 90 days or more
Accruing loans past due 90 days or more	$15.8	$10.3	$9.9	$3.4	$2.2

Segment Non-accrual Loans as a Percentage of Finance Receivables at December 31 (dollars in millions)

	2015		2014		2013
Commercial Finance	$131.5	1.44%	$30.8	0.47%	$83.8	1.27%
Real Estate Finance	3.6	0.07%	–	–	–	–
Business Capital	56.0	0.86%	57.7	0.87%	54.5	0.99%
Commercial Banking	191.1	0.91%	88.5	0.59%	138.3	1.01%
Aerospace	15.4	0.87%	0.1	0.01%	14.3	1.15%
Transportation Finance	15.4	0.43%	0.1	0.01%	14.3	0.81%
Other Consumer Lending	0.4	0.02%	–	–	–	–
Legacy Consumer Mortgages	4.8	0.09%	–	–	–	–
Consumer and Community Banking	5.2	0.07%	–	–	–	–
Non-Strategic Portfolios	56.0	NM	71.9	4.69%	88.1	2.76%
Total	$267.7	0.85%	$160.5	0.82%	$240.7	1.29%

NM — not meaningful; The December 31, 2015 loan balance was classified as held for sale. Non-accrual loans include loans held for sale; since there were no portfolio loans, no % is displayed.

Non-accrual loans rose in 2015, with energy related accounts driving the increase in Commercial Finance (within Commercial Banking), partially offset by a reduction from the sales of international platforms, including Mexico and Brazil. Real estate owned as a result of foreclosures of secured mortgage loans was $122 million at December 31, 2015, recorded in the LCM division of Consumer and Community Banking acquired with the OneWest Bank transaction. Non-accrual loans remained at low levels during 2014. The improvements in 2014 reflect the relatively low levels of new non-accruals, the resolution of a small number of larger accounts in Commercial Finance and the sale of the Small Business Lending unit in NSP. The increase in NSP non-accruals as a percentage of finance receivables in 2014 compared to 2013 reflected portfolio sales and a greater proportion of loans classified as held for sale.

Approximately 61% of our non-accrual accounts were paying currently compared to 54% at December 31, 2014. Our impaired loan carrying value (including PAA discount, specific reserves and charge-offs) to estimated outstanding unpaid principal balances approximated 87%, compared to 68% at December 31, 2014. For this purpose, impaired loans are comprised principally of non-accrual loans over $500,000 and TDRs.

Total delinquency (30 days or more) was 1.1% of finance receivables at December 31, 2015, compared to 1.7% at December 31, 2014 due primarily to the increase in finance receivables due to the OneWest acquisition.

Foregone Interest on Non-accrual Loans and Troubled Debt Restructurings (dollars in millions)

	Years Ended December 31
	2015			2014			2013
	U.S.	Foreign	Total	U.S.	Foreign	Total	U.S.	Foreign	Total
Interest revenue that would have been earned at original terms	$23.7	$9.8	$33.5	$22.8	$12.4	$35.2	$52.9	$12.4	$65.3
Less: Interest recorded	(5.9)	(3.2)	(9.1)	(6.7)	(4.2)	(10.9)	(18.4)	(4.2)	(22.6)
Foregone interest revenue	$17.8	$6.6	$24.4	$16.1	$8.2	$24.3	$34.5	$8.2	$42.7

The Company periodically modifies the terms of loans/finance receivables in response to borrowers’ difficulties. Modifications that include a financial concession to the borrower, which otherwise would not have been considered, are accounted for as troubled debt restructurings (“TDRs”). For those accounts that were modified but were not considered to be TDRs, it was determined that no concessions had been granted by CIT to the borrower. Borrower compliance with the modified terms is the primary measurement that we use to determine the success of these programs.

The tables that follow reflect loan carrying values of accounts that have been modified, excluding PCI loans.

Troubled Debt Restructurings and Modifications at December 31 (dollars in millions)

	2015		2014		2013
		% Compliant		% Compliant		% Compliant
Troubled Debt Restructurings
Deferral of principal and/or interest	$5.4	99%	$6.0	96%	$194.6	99%
Covenant relief and other	34.8	88%	11.2	83%	26.3	74%
Total TDRs	$40.2	90%	$17.2	88%	$220.9	96%
Percent non-accrual	63%		75%		33%
Modifications(1)
Extended maturity	$0.2	100%	$0.1	100%	$14.9	37%
Covenant relief	23.1	83%	70.9	100%	50.6	100%
Interest rate increase	9.3	100%	25.1	100%	21.8	100%
Other	218.4	100%	58.3	100%	62.6	87%
Total Modifications	$251.0	98%	$154.4	100%	$149.9	89%
Percent non-accrual	16%		10%		23%

(1)	Table depicts the predominant element of each modification, which may contain several of the characteristics listed.

The increase in modifications reflects the addition of a few larger accounts.

Purchased Credit-Impaired Loans

PCI loan portfolios were initially recorded at estimated fair value with no allowance for loan losses carried over, since the initial fair values reflected credit losses expected to be incurred over the remaining lives of the loans. The acquired loans are subject to the Company’s internal credit review.

PCI loans, TDRs and other credit quality information is included in Note 3 — Loans in Item 8. Financial Statements and Supplementary Data. See also Note 1 — Business and Summary of Significant Accounting Policies in Item 8. Financial Statements and Supplementary Data.

NON-INTEREST INCOME

As presented in the following table, Non-interest Income includes Rental Income on Operating Leases and Other Income. Other income was impacted by the inclusion of OneWest Bank activity for five months during 2015. The following discussion is on a consolidated basis; Non-interest income is also discussed in each of the individual segments in Results By Business Segment.

Non-interest Income (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Rental income on operating leases	$2,152.5	$2,093.0	$1,897.4
Other Income:
Factoring commissions	116.5	120.2	122.3
Fee revenues	108.6	93.1	101.5
Gains on sales of leasing equipment	101.1	98.4	130.5
Gain on investments	0.9	39.0	8.2
Loss on OREO sales	(5.4)	–	–
Net (losses) gains on derivatives and foreign currency exchange	(32.9)	(37.8)	1.0
(Loss) gains on loan and portfolio sales	(47.3)	34.3	48.8
Impairment on assets held for sale	(59.6)	(100.7)	(124.0)
Other revenues	37.6	58.9	93.0
Total other income	219.5	305.4	381.3
Total non-interest income	$2,372.0	$2,398.4	$2,278.7

Non-interest Income includes Rental Income on Operating Leases and Other Income.

Rental income on operating leases from equipment we lease is generated largely in the Transportation Finance segment and recognized principally on a straight line basis over the lease term. Rental income is discussed in “Net Finance Revenues” and “Results by Business Segment”. See also Note 6 — Operating Lease Equipment in Item 8. Financial Statements and Supplementary Data for additional information on operating leases.

Other income declined in 2015 and 2014 reflecting the following:

Factoring commissions declined slightly, reflecting the change in the underlying portfolio mix and a decline in factoring volume. Factoring volume was $25.8 billion in 2015, a decrease from $26.7 billion in 2014 and comparable to $25.7 billion for 2013.

Fee revenues include fees on lines of credit and letters of credit, capital markets-related fees, agent and advisory fees, and servicing fees for the assets that we sell, but for which we retain servicing. As a result of the acquisition, banking fee products expanded and included items such as cash management fees and account fees but had little impact in the year. Fee revenues are mainly driven by our Commercial Banking segment.

Gains on sales of leasing equipment resulted from the sale of approximately $1.2 billion of leasing equipment in each of 2015, 2014 and 2013. Gains as a percentage of equipment sold in 2015 approximated the prior year and decreased from the 2013 percentage and will vary based on the type and age of equipment sold. Equipment sales for 2015 included $0.9 billion in Transportation Finance assets, $0.2 billion in Commercial Banking assets and $0.1 billion in NSP assets. Equipment sales for 2014 included $0.7 billion in Transportation Finance, $0.2 billion in Commercial Finance and $0.2 billion in NSP. Equipment sales for 2013 included $0.8 billion in Transportation Finance, $0.2 billion in Commercial Finance and $0.2 billion in NSP. Transportation Finance sold approximately $450 million and $330 million of aircraft to TC-CIT Aviation, a joint venture with Century Tokyo Leasing, in 2015 and 2014, respectively.

Gains on investments primarily reflected sales of equity investments that were received as part of a lending transaction or, in some cases, a workout situation. The gains were mostly in Commercial Banking.

Loss on OREO sales reflects adjustments to the carrying value of Other Real Estate Owned (OREO) assets. OREO properties were acquired in the OneWest Transaction and pertain to foreclosures in the mortgage portfolios.

(Losses) gains on derivatives and foreign currency exchange includes transactional foreign currency movements that resulted in losses of $112 million in 2015 driven by the strengthening of the U.S. currency against the Canadian dollar, Euro and U.K. Pound Sterling, losses of $133 million in 2014, and losses of $14 million in 2013. The impact of these transactional foreign currency movements was offset by gains of $121 million in 2015, $124 million in 2014 and $20 million in 2013 on derivatives that economically hedge foreign currency movements and other exposures.

Valuation of the derivatives within the GSI facility resulted in losses of $30 million in 2015, $15 million for 2014, and $4 million for 2013. The increases primarily reflected the higher unused portion of the facility.

In addition, there were losses of $12 million, $14 million and $1 million in 2015, 2014 and 2013, respectively, on the realization of cumulative translation adjustment (“CTA”) amounts from AOCI due to translational adjustments related to liquidating entities. As of December 31, 2015, there was approximately $10 million of CTA losses included in accumulated other comprehensive loss in the Consolidated Balance Sheet related to the U.K., which was sold in January 2016. In conjunction with the closing of the transactions, certain CTAs will be recognized as a reduction to income, with the pre-tax amount charged to other income and the tax effect in the provision for income taxes. The CTA amounts will fluctuate until the transactions are completed. For additional information on the impact of derivatives on the income statement, refer to Note 11 — Derivative Financial Instruments in Item 8 Financial Statements and Supplementary Data.

(Losses) gains on loan and portfolio sales in 2015 were significantly impacted by $66 million of losses in NSP, primarily due to the realization of CTA losses of approximately $70 million related to the sales of the Mexico and Brazil businesses, partially offset by gains on sales volume of $0.8 billion in Commercial Banking, and a small amount in Transportation Finance. The prior year sales volume totaled $1.4 billion, which included nearly $1.0 billion in NSP and $0.4 billion in Commercial Banking. NSP activity in 2014 was primarily due to the sale of the U.K. corporate lending portfolio (gain of $11 million) and SBL sale (gains on which were minimal). The 2013 sales volume totaled $0.9 billion, which included $0.7 billion in NSP, and $0.1 billion in Commercial Banking. Over 90% of 2013 gains related to NSP and included gains from the sale of the Dell Europe portfolio.

Impairment on assets held for sale in 2015 were driven by charges in NSP on the Mexico and Brazil portfolios held for sale, the transfer of the Canada portfolio to AHFS and an impairment of associated goodwill, and on other international portfolios held for sale. Impairment charges in 2014 included $81 million for NSP identified as subscale platforms and $19 million from Transportation Finance, related to commercial aircraft operating lease equipment held for sale. The 2013 amount included $105 million of charges related to NSP and $19 million for Transportation Finance operating lease equipment (mostly aerospace related). NSP activity included $59 million of charges related to the Dell Europe portfolio operating lease equipment and the remaining 2013 NSP impairment related mostly to the international platform rationalization. Impairment charges are also recorded on operating lease equipment in AHFS. When an operating lease asset is classified as held for sale, depreciation expense is suspended and the asset is evaluated for impairment with any such charge recorded in other income. (See Other Expenses for related discussion on depreciation on operating lease equipment.)

Other revenues included items that are more episodic in nature, such as gains on work-out related claims, proceeds received in excess of carrying value on non-accrual accounts held for sale, which were repaid or had another workout resolution, insurance proceeds in excess of carrying value on damaged leased equipment, and income from joint ventures. The 2013 amount included gains on workout related claims of $32 million. Other revenue also includes certain recoveries not part of the provision for credit losses, which totaled $17 million in 2015, $20 million in 2014 and $22 million in 2013. The prior year balances also include accretion of a counterparty receivable of $11 million in 2014 and $9 million in 2013.

EXPENSES

As discussed below, certain operating expenses were impacted by the inclusion of OneWest Bank activity for five months during 2015.

Non-Interest Expense (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Depreciation on operating lease equipment	$640.5	$615.7	$540.6
Maintenance and other operating lease expenses	231.0	196.8	163.1
Operating expenses:
Compensation and benefits	594.0	533.8	535.4
Professional fees	141.0	80.6	69.1
Technology	109.8	85.2	83.3
Net occupancy expense	50.7	35.0	35.3
Advertising and marketing	31.3	33.7	25.2
Other	170.0	140.7	185.0
Operating expenses, excluding restructuring costs and intangible asset amortization	1,096.8	909.0	933.3
Provision for severance and facilities exiting activities	58.2	31.4	36.9
Intangible assets amortization	13.3	1.4	–
Total operating expenses	1,168.3	941.8	970.2
Loss on debt extinguishments	2.6	3.5	–
Total non-interest expenses	$2,042.4	$1,757.8	$1,673.9
Headcount	4,900	3,360	3,240
Operating expenses excluding restructuring costs and intangible asset amortization as a % of AEA(1)	2.25%	2.23%	2.48%
Net efficiency ratio(2)	57.4%	52.7%	52.7%

(1)	Operating expenses excluding restructuring costs and intangible asset amortization as a % of AEA is a non-GAAP measure; see “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.

(2)	Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues. See “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.

Depreciation on operating lease equipment is recognized on owned equipment over the lease term or estimated useful life of the asset. Depreciation expense is primarily driven by the Transportation Finance operating lease equipment portfolio, which includes long-lived assets such as aircraft and railcars. To a lesser extent, depreciation expense includes amounts on smaller ticket equipment, such as office equipment. Impairments recorded on equipment held in portfolio are reported as depreciation expense. AHFS also impacts the balance, as depreciation expense is suspended on operating lease equipment once it is transferred to AHFS. The trend of increasing depreciation expense reflects the growing portfolio of operating lease equipment. Depreciation expense is discussed further in “Net Finance Revenues,” as it is a component of our asset margin. See “Non-interest Income” for impairment charges on operating lease equipment classified as held for sale.

Maintenance and other operating lease expenses primarily relate to equipment ownership and leasing costs in Transportation Finance. The majority of the maintenance expenses are related to the railcar fleet, while the majority of operating lease expenses are related to aircraft. CIT Rail provides railcars primarily pursuant to full-service lease contracts under which CIT Rail as lessor is responsible for railcar maintenance and repair. Maintenance expenses on railcars increased in 2015 on the growing portfolio with increased costs associated with end of lease railcar returns and increased Railroad Interchange repair expenses.

Under our aircraft leases, the lessee is generally responsible for normal maintenance and repairs, airframe and engine overhauls, compliance with airworthiness directives, and compliance with return conditions of aircraft on lease. As a result, aircraft operating lease expenses primarily relate to transition costs incurred in connection with re-leasing an aircraft. In Aerospace, during the 2015 fourth quarter a few aircraft were returned that required higher transition costs to be incurred to re-lease aircraft.

The increase in maintenance and other operating lease expenses in 2014 from 2013 reflected the growing rail portfolio.

Operating expenses increased in 2015, mostly reflecting the acquisition of OneWest Bank and the associated five months of expenses. In addition, 2015 included elevated transaction costs to close the acquisition (included primarily in professional fees) and an increase in FDIC insurance costs resulting from the acquisition, partially offset by savings from the completion of the Mexico business sale in 2015. We anticipate certain expenses, such as compensation and benefits, will increase in 2016 as this will include an entire year of OneWest Bank employees, as compared to five months in the current year. Operating expenses decreased in 2014 from 2013, due to the 2013 Tyco International Ltd. (“Tyco”) tax agreement settlement charge of $50 million, discussed below in Other expenses. Absent that charge, operating expenses increased by 2%, which included integration costs and additional employee costs related to the Direct Capital and Nacco acquisitions.

Operating expenses reflect the following changes:

•	Compensation and benefits increased in 2015, reflecting the impact of the net increase of 1,540 employees, primarily associated with the OneWest Bank acquisition. Operating expenses had decreased in 2014 as progress on various expense initiatives was partly offset by increased costs related to the acquisitions. Headcount was up in 2015 as noted above, while also up at December 31, 2014, driven by the Direct Capital and Nacco acquisitions. See Note 20 — Retirement, Postretirement and Other Benefit Plans in Item 8. Financial Statements and Supplementary Data.

•	Professional fees include legal and other professional fees, such as tax, audit, and consulting services. The 2015 and 2014 increases resulted from acquisitions, including $24 million in transaction costs in the 2015 third quarter related to the OneWest Transaction, additional other integration related costs, and exits of our non-strategic portfolios.

•	Technology costs increased in 2015, primarily reflecting amounts incurred to integrate OneWest Bank.

•	Net Occupancy expenses were up in 2015 reflecting the added costs associated with OneWest Bank, which included 70 branch locations.

•	Advertising and marketing expenses include costs associated with raising deposits. Bank advertising and marketing costs have increased in conjunction with the growth of CIT Bank. Advertising and marketing costs in the Bank totaled $22 million in 2015, $25 million in 2014, and $15 million in 2013.

•	Provision for severance and facilities exiting activities reflects costs associated with various organization efficiency initiatives. Restructuring costs in 2015 mostly relate to severance related to streamlining the senior management structure, mainly the result of the OneWest Bank acquisition. The 2014 charges were primarily severance costs related to the termination of approximately 150 employees. The facility exiting activities were minor in comparison. See Note 27 — Severance and Facility Exiting Liabilities for additional information in Item 8. Financial Statements and Supplementary Data.

•	Amortization of intangible assets increased, primarily reflecting five months of amortization of the intangible assets recorded in the OneWest Bank acquisition. See Note 26 — Goodwill and Intangible Assets in Item 8. Financial Statements and Supplementary Data, which displays the intangible assets by type and segment, and describes the accounting methodologies.

•	Other expenses include items such as travel and entertainment, insurance, FDIC costs, office equipment and supplies costs and taxes other than income taxes. Other expenses increased in 2015 primarily due to five months of OneWest Bank activity and declined in 2014 primarily due to the 2013 $50 million expense for the Tyco tax agreement settlement. In 2014, other expenses also include increased Bank deposit insurance costs.

Loss on debt extinguishments for 2014 primarily related to early extinguishments of unsecured debt maturing in February 2015.

INCOME TAXES

Income Tax Data (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Provision for income taxes, before discrete items	$135.8	$47.4	$54.4
Discrete items	(624.2)	(445.3)	29.5
Provision for income taxes	$(488.4)	$(397.9)	$83.9
Effective tax rate	(84.5)%	(58.4)%	11.4%

The Company’s 2015 income tax benefit from continuing operations is $488.4 million. This compares to an income tax benefit of $397.9 million in 2014 and an income tax provision of $83.9 million in 2013. The income tax provision before impact of discrete items was higher this year, as compared to the prior years, primarily the consequence of the partial release of the domestic valuation allowance on the net deferred tax assets (“DTA”) in 2014 resulting in the recognition in 2015 of deferred federal and state income tax expense on domestic earnings. The current year tax provision reflected federal and state income taxes in the U.S. as well as taxes on earnings of certain international operations. Included in the discrete tax benefit of $624.2 million for the current year is:

-	$647 million tax benefit corresponding to a reduction to the U.S. federal DTA valuation allowance after considering the impact on earnings of the OneWest acquisition to support the Company’s ability to utilize the U.S. federal net operating losses,

-	$29 million tax expense including interest and penalties related to an uncertain tax position taken on certain prior year international tax returns,

-	$28 million tax expense related to establishment of domestic and international deferred tax liabilities due to Management’s decision to no longer assert its intent to indefinitely reinvest its unremitted earnings in China,

-	$18 million tax benefit including interest and penalties related to changes in uncertain tax positions from resolution of open tax matters and closure of statutes, and

-	$9 million tax benefit corresponding to a reduction of certain tax reserves upon the receipt of a favorable tax ruling on an uncertain tax position taken on prior years’ tax returns.

The 2014 income tax provision of $47.4 million, excluding discrete items, reflected income tax expense on the earnings of certain international operations and state income tax expense in the U.S. Included in the prior year net discrete tax benefits of $445.3 million was a $375 million tax benefit relating to the reduction to the U.S. net federal DTA valuation allowance, a $44 million reduction to the valuation allowances on certain international net DTAs and approximately a $30 million tax benefit related to an adjustment to the U.S. federal and state valuation allowances due to the acquisition of Direct Capital, offset partially by other miscellaneous net tax expense items.

The 2013 income tax provision of $83.9 million reflected income tax expense on the earnings of certain international operations and state income tax expense in the U.S. Included in the 2013 tax provision was approximately $30 million of net discrete tax expense that primarily related to the establishment of valuation allowances against certain international net DTAs due to certain international platform rationalizations, and deferred tax expense due to the sale of a leverage lease. The discrete tax expense items were partially offset by incremental tax benefits associated with favorable settlements of prior year international tax audits.

The change in the effective tax rate each period is impacted by a number of factors, including the relative mix of domestic and international earnings, adjustments to the valuation allowances, and discrete items. The actual year-end 2015 effective tax rate may vary from near term future periods due to the changes in these factors.

The determination of whether or not to maintain the valuation allowances on certain reporting entities’ DTAs requires significant judgment and an analysis of all positive and negative evidence to determine whether it is more likely than not that these future benefits will be realized. ASC 740-10-30-18 states that “future realization of the tax benefit of an existing deductible temporary difference or NOL carry-forward ultimately depends on the existence of sufficient taxable income within the carryback and carry-forward periods available under the tax law.” As such, the Company considered the following potential sources of taxable income in its assessment of a reporting entity’s ability to recognize its net DTA:

-	Taxable income in carryback years,

-	Future reversals of existing taxable temporary differences (deferred tax liabilities),

-	Prudent and feasible tax planning strategies, and

-	Future taxable income forecasts.

Through the second quarter of 2014, the Company generally maintained a full valuation allowance against its net DTAs. During the third quarter of 2014, management concluded that it was more likely than not that the Company will generate sufficient future taxable income within the applicable carry-forward periods to realize $375 million of its U.S. net federal DTAs. This conclusion was reached after weighing all of the evidence and determining that the positive evidence outweighed the negative evidence, which included consideration of:

-	The U.S. group transitioned into a 3-year (12 quarter) cumulative normalized income position in the third quarter of 2014, resulting in the Company’s ability to significantly increase the reliance on future taxable income forecasts.

-	Management’s long-term forecast of future U.S. taxable income supporting partial utilization of the U.S. federal NOLs prior to their expiration, and

-	U.S. federal NOLs not expiring until 2027 through 2033.

The forecast of future taxable income for the Company reflects a long-term view of growth and returns that management believes is more likely than not of being realized.

For the U.S. state valuation allowance, the Company analyzed the state net operating loss carry-forwards for each reporting entity to determine the amounts that are expected to expire unused. Based on this analysis, it was determined that the existing valuation allowance was still required on the U.S. state DTAs on net operating loss carry-forwards. Accordingly, no discrete adjustment was made to the U.S. State valuation allowance in 2014. The negative evidence supporting this conclusion was as follows:

-	Certain separate U.S. state filing entities remaining in a three year cumulative loss, and

-	State NOLs expiration periods varying in time.

Additionally, during 2014, the Company reduced the U.S. federal and state valuation allowances in the normal course as the Company recognized U.S. taxable income. This taxable income reduced the DTA on NOLs, and, when combined with a concurrent increase in net deferred tax liabilities, which are mainly related to accelerated tax depreciation on the operating lease portfolios, resulted in a reduction in the net DTA and corresponding reduction in the valuation allowance. This net reduction was further offset by favorable IRS audit adjustments and the favorable resolution of an uncertain tax position related to the computation of cancellation of debt income “CODI” coming out of the 2009 bankruptcy, which resulted in adjustments to the NOLs. As of December 31, 2014, the Company retained a valuation allowance of $1.0 billion against its U.S. net DTAs, of which approximately $0.7 billion was against its DTA on the U.S. federal NOLs and $0.3 billion was against its DTA on the U.S. state NOLs.

The ability to recognize the remaining valuation allowances against the DTAs on the U.S. federal and state NOLs, and capital loss carry-forwards was evaluated on a quarterly basis to determine if there were any significant events that affected our ability to utilize these DTAs. If events were identified that affected our ability to utilize our DTAs, the analysis was updated to determine if any adjustments to the valuation allowances were required. Such events included acquisitions that support the Company’s long-term business strategies while also enabling it to accelerate the utilization of its net operating losses, as evidenced by the acquisition of Direct Capital Corporation in 2014 and the acquisition of OneWest Bank in 2015.

During the third quarter of 2015, Management updated the Company’s long-term forecast of future U.S. federal taxable income to include the anticipated impact of the OneWest Bank acquisition. The updated long-term forecast supports the utilization of all of the U.S. federal DTAs (including those relating to the NOLs prior to their expiration). Accordingly, Management concluded that it is more likely than not that the Company will generate sufficient future taxable income within the applicable carry-forward periods to enable the Company to reverse the remaining $690 million of U.S. federal valuation allowance, $647 million of which was recorded as a discrete item in the third quarter, and the remainder of which was included in determining the annual effective tax rate as normal course in the third and fourth quarters of 2015 as the Company recognized additional U.S. taxable income related to the OneWest Bank acquisition.

The Company also evaluated the impact of the OneWest Bank acquisition on its ability to utilize the NOLs of its state income tax reporting entities and concluded that no additional reduction to the U.S. state valuation allowance was required in 2015. These state income tax reporting entities include both combined unitary state income tax reporting entities and separate state income tax reporting entities in various jurisdictions. The Company analyzed the state net operating loss carry-forwards for each of these reporting entities to determine the amounts that are expected to expire unused. Based on this analysis, it was determined that the valuation allowance was still required on U.S. state DTAs on certain net operating loss carry-forwards. The Company retained a valuation allowance of $250 million against the DTA on the U.S. state NOLs at December 31, 2015.

The Company maintained a valuation allowance of $91 million against certain non-U.S. reporting entities’ net DTAs at December 31, 2015. The reduction from the prior year balance of $141 million was primarily attributable to the sale of various international entities resulting in the transfer of their respective DTAs and associated valuation allowances, and the write-off of approximately $28 million of DTAs for certain reporting entities due to the remote likelihood that they will ever utilize their respective DTAs. In January 2016, the Company sold its UK equipment leasing business. Thus, in the first quarter of 2016, there will be a reduction of approximately $70 million to the respective UK reporting entities’ net DTAs along with their associated valuation allowances. In the evaluation process related to the net DTAs of the Company’s other international reporting entities, uncertainties surrounding the future international business operations have made it challenging to reliably project future taxable income. Management will continue to assess the forecast of future taxable income as the business plans for these international reporting entities evolve and evaluate potential tax planning strategies to utilize these net DTAs.

Post-2015, the Company’s ability to recognize DTAs is evaluated on a quarterly basis to determine if there are any significant events that would affect our ability to utilize existing DTAs. If events are identified that affect our ability to utilize our DTAs, valuation allowances may be adjusted accordingly.

Management expects the 2016 global effective tax rate to be in the range of 30-35%. However, there will be a minimal impact on cash taxes paid until the related NOL carry-forward is fully utilized. In addition, while GAAP equity increased as a result of the recognition of net DTAs corresponding to the release of the aforementioned valuation allowances, there was minimal benefit on regulatory capital.

See Note 19 — Income Taxes in Item 8. Financial Statements and Supplementary Data for detailed discussion on the Company’s domestic and foreign reporting entities’ net DTAs, inclusive of the DTAs related to the net operating losses (“NOLs”) in these entities and their respective valuation allowance analysis.

RESULTS BY BUSINESS SEGMENT

SEGMENT REPORTING UPDATES

As described earlier, we refined our segment presentation. CIT manages its business and reports its financial results in four operating segments: Commercial Banking, Transportation Finance, Consumer and Community Banking, and Non-Strategic Portfolios (“NSP”), and a fifth non-operating segment, Corporate and Other.

All prior period comparisons are conformed to the current period presentation.

Operations of the acquired OneWest Bank are included with the activities within Commercial Banking (previously North America Banking or “NAB”) and in Consumer and Community Banking.

In conjunction with the OneWest Transaction, we changed our definition of AEA to include other revenue generating assets, such as interest-earning cash deposits, investments, and the newly acquired indemnification assets. These additional balances have grown in significance or are new due to the acquisition, and are now included in our determination of AEA, which impacts any metrics that include AEA in their calculation, such as net finance margin. Prior period balances and percentages have been updated to conform to the current period presentation.

See Segment Updates for a detailed summary of our segment changes and Exhibit 99.3, Item 8. Financial Statements and Supplementary Data, Note 2 — Acquisition and Disposition Activities and Note 25 — Business Segment Information for additional information relating to segment reporting, including refinements to certain allocation methodologies.

SEGMENTS

Commercial Banking

Commercial Banking consists of three divisions: Commercial Finance, Real Estate Finance, and Business Capital. Revenue is generated from interest earned on loans, rents on equipment leased, fees and other revenue from lending and leasing activities and banking services, along with capital markets transactions and commissions earned on factoring and related activities.

Commercial Finance provides a range of lending and capital markets products, as well as cash management and advisory services, to small and medium size companies. Loans offered are primarily senior secured loans collateralized by accounts receivable, inventory, machinery & equipment and/or intangibles that are often used for working capital, plant expansion, acquisitions or recapitalizations. These loans include revolving lines of credit and term loans and, depending on the nature and quality of the collateral, may be referred to as asset-based loans or cash flow loans. Loans are originated through direct relationships, led by individuals with significant experience in their respective industries, or through relationships with private equity sponsors. We provide financing, treasury management and capital markets products to customers in a wide range of industries, including Commercial & Industrial, Communications & Technology Finance, Entertainment & Media, Energy, and Healthcare.

Real Estate Finance provides senior secured commercial real estate loans to developers and other commercial real estate professionals. We focus on stable, cash flowing properties and originate construction loans to highly experienced and well capitalized developers. In addition, the portfolio included multi-family mortgage loans acquired from OneWest Bank that are being runoff.

Business Capital provides leasing and equipment financing, along with factoring, solutions to small businesses and middle market companies in a wide range of industries on both a private label and direct basis. We provide financing solutions for our borrowers and lessees, and assist manufacturers and distributors in growing sales, profitability and customer loyalty by providing customized, value- added finance solutions to their commercial clients. Our LendEdge platform allows small businesses to access financing through a highly automated credit approval, documentation and funding process. We offer both capital and operating leases. In addition, we provide factoring, receivable management products, and secured financing to businesses (our clients, generally manufacturers or importers of goods) that operate in several industries, including apparel, textile, furniture, home furnishings and consumer electronics. Factoring entails the assumption of credit risk with respect to trade accounts receivable arising from the sale of goods by our clients to their customers (generally retailers) that have been factored (i.e. sold or assigned to the factor). Although primarily U.S.-based, we conduct business with factoring clients and their customers internationally.

Commercial Banking - Financial Data and Metrics (dollars in millions)
	Years Ended December 31,
	2015	2014	2013
Earnings Summary
Interest income	$904.2	$758.9	$733.7
Rental income on operating leases	97.3	83.7	89.9
Finance revenue	1,001.5	842.6	823.6
Interest expense	(264.9)	(240.7)	(269.6)
Depreciation on operating lease equipment	(71.6)	(70.0)	(63.8)
Net finance revenue (NFR)	665.0	531.9	490.2
Provision for credit losses	(131.0)	(63.5)	(42.9)
Other income	270.5	306.1	290.3
Operating expenses	(556.5)	(474.5)	(456.7)
Income before provision for income taxes	$248.0	$300.0	$280.9

Select Average Balances
Average finance receivables (AFR)	$17,711.4	$14,422.4	$12,966.1
Average earning assets (AEA)(1)	17,136.7	14,018.1	12,446.5
Statistical Data
Net finance margin - NFR as a % of AEA	3.88%	3.79%	3.94%
Pretax return on AEA	1.45%	2.14%	2.26%
New business volume	$6,944.5	$5,653.8	$5,810.6
Factoring volume	$25,839.4	$26,702.5	$25,712.2
(1)AEA is lower than AFR as it is reduced by the average credit balances for factoring clients.

As discussed below, 2015 operating results reflected a challenging lending environment and the impact of low interest rates. Business activity increased due to the acquisition of OneWest Bank in the third quarter. The 2015 results include five months of revenues and expenses associated with OneWest Bank, and the average balances include the acquired assets, which were not in the prior period activity and balances.

Pre-tax income declined from both 2014 and 2013, as higher credit costs associated with the new business volume and higher reserves related to the energy portfolio, along with lower interest recoveries, offset the benefits of higher earning assets. Trends are further discussed below.

Financing and leasing assets totaled $21.6 billion at December 31, 2015, up from $15.3 billion and $13.9 billion at December 31, 2014 and 2013, respectively, due primarily to the acquisition of OneWest Bank, which added approximately $6.2 billion of loans as of the acquisition date. Financing and leasing assets at December 31, 2015, totaled $9.4 billion in Commercial Finance, $5.4 billion in Real Estate Finance, and $6.8 billion in Business Capital.

New business volume was up from 2014 and 2013, reflecting increases in Business Capital and Real Estate Finance. New business volume was down slightly in 2014 as the decline in Commercial Finance offset the benefit from the acquisition of Direct Capital (included in Business Capital) and the increase in Real Estate Finance. Factoring volume was down from 2014, reflective of mix and market conditions.

The vast majority of the U.S. funded loan and lease volume in each of the periods presented was originated in the Bank. At December 31, 2015, 90% of this segment’s financing and leasing assets were in the Bank, which was up from last year, reflecting the acquired assets from OneWest Bank in the Commercial Finance and Real Estate Finance divisions.

New business yields on our commercial lending assets were down from the prior year, reflecting competitive pricing pressures.

Highlights included:

-	NFR increased from 2014 and 2013, as benefits from higher average earning assets and purchase accounting accretion of $66 million, related to the OneWest Bank acquisition, was partially offset by lower portfolio yields and a lower level of loan prepayments and interest recoveries. In 2015, asset levels continued to grow, especially driven by the third quarter acquisition. Loan prepayment activity slowed in 2015, and interest recoveries were below 2014. NFM was up from 2014, benefiting from the purchase accounting accretion.

-	Gross yields were down from 2014 and 2013, mainly reflecting the impact of the acquired assets due to portfolio mix, along with continued pressures on yields, because new business yields were generally below maturing contracts. Gross yields did show some stabilization during the sequential quarters during 2015 in certain sectors, and also benefited from purchase accounting accretion. See Select Segment and Division Margin Metrics table in Net Finance Revenue section.

-	Other income was down from 2014 and 2013, reflecting the following:

-	Factoring commissions of $117 million were down slightly from both prior years reflecting lower factoring volume and modest pressure on factoring commission rates due to changes in the portfolio mix and competition.

-	Gains on asset sales (including receivables, equipment and investments) totaled $47 million in 2015, down from $84 million in 2014, and up from $38 million in 2013. Financing and Leasing assets sold totaled $930 million in 2015, compared to $626 million in 2014 and $267 million in 2013. Gains will vary based on the type of assets sold. Over half of the volume sold occurred in the 2015 final quarter as we rebalanced assets post the OneWest Bank acquisition.

-	Fee revenue is mainly driven by fees on lines of credit and letters of credit, capital markets-related fees, agent and advisory fees, and servicing fees for the assets we sell but retain servicing. As a result of the acquisition, banking related fees expanded and includes items such as cash management fees and account fees. As a result, fee revenue was $90 million in 2015, up from $76 million in 2014 and $78 million in 2013.

-	Non-accrual loans increased to $191 million (0.91% of finance receivables), from $89 million (0.59%) at December 31, 2014 and $138 million (1.01%) at December 31, 2013. The percent did not increase in proportion to the increase in amount due to the additional assets acquired. The $131 million provision for credit losses was up from 2014 and 2013, and reflects additional new business volume, reserve build on acquired receivables and higher reserves related to the energy portfolio. Net charge-offs were $95 million (0.53% of average finance receivables) for 2015, compared to $52 million (0.36%) in 2014 and $22 million (0.17%) in 2013. Net charge-offs include $32 million from assets transferred to held for sale in the current year, compared to $18 million in 2014 and $5 million in 2013. The increase reflects the increased asset sales in 2015, primarily related to the fourth quarter portfolio rebalancing.

-	The increases in operating expenses from 2014 and 2013 are primarily due to the inclusion of costs related to the acquired activities of OneWest Bank.

Transportation Finance

Transportation Finance includes three divisions: aerospace (commercial air and business air), rail, and maritime finance. Revenues generated by Transportation Finance include rents collected on leased assets, interest on loans, fees, and gains from assets sold.

Aerospace — Commercial Air provides aircraft leasing, lending, asset management, and advisory services for commercial and regional airlines around the world. We own, finance and manage a fleet of approximately 386 aircraft and have about 100 clients in approximately 50 countries.

During 2015, management announced it was exploring strategic alternatives for the Commercial Aerospace business, which may be structured as a spinoff or sale.

Aerospace — Business Air offers financing and leasing programs for corporate and private owners of business jets.

Rail leases railcars and locomotives to railroads and shippers throughout North America and Europe. Our operating lease fleet consists of over 128,000 railcars and 390 locomotives and we serve over 650 customers.

Maritime Finance offers secured loans to owners and operators of oceangoing and inland cargo vessels, as well as offshore vessels and drilling rigs.

Transportation Finance - Financial Data and Metrics (dollars in millions)
	Years Ended December 31,
	2015	2014	2013
Earnings Summary
Interest income	$187.1	$157.5	$125.4
Rental income on operating leases	2,018.5	1,955.7	1,674.0
Finance revenue	2,205.6	2,113.2	1,799.4
Interest expense	(582.4)	(558.8)	(482.1)
Depreciation on operating lease equipment	(558.1)	(516.9)	(426.6)
Maintenance and other operating lease expenses	(231.0)	(196.8)	(163.0)
Net finance revenue (NFR)	834.1	840.7	727.7
Provision for credit losses	(14.5)	(5.5)	8.6
Other income	97.0	51.8	72.5
Operating expenses / loss on debt extinguishments	(234.8)	(209.5)	(178.1)
Income before provision for income taxes	$681.8	$677.5	$630.7

Select Average Balances
Average finance receivables (AFR)	$3,175.9	$2,248.7	$1,604.4
Average operating leases (AOL)	15,027.9	14,251.4	12,189.4
Average earning assets (AEA)	19,200.4	17,623.4	14,699.2
Statistical Data
Net finance margin - NFR as a % of AEA	4.34%	4.77%	4.95%
Net operating lease revenue - rental income, net of depreciation and maintenance and other operating lease expenses	$1,229.4	$1,242.0	$1,084.4
Operating lease margin as a % of AOL	8.18%	8.71%	8.90%
Pretax return on AEA	3.55%	3.84%	4.29%
New business volume	$3,926.7	$4,476.3	$2,637.4

Results for 2015 reflect asset growth in all divisions, higher costs associated with the air and rail operating lease portfolios, higher other income, continued low credit costs and mixed utilization rates of our aircraft and railcars. Results are discussed further below.

We grew financing and leasing assets during 2015, further expanding our aircraft and railcar fleets, and continued building our maritime finance portfolio. Financing and leasing assets grew to $20.0 billion at December 31, 2015, up from $18.0 billion at December 31, 2014 and $14.7 billion at December 31, 2013, as discussed in the following paragraphs.

Aerospace financing and leasing assets grew to $11.6 billion from $11.1 billion at December 31, 2014 and $9.7 billion at December 31, 2013. Our owned operating lease commercial portfolio included 284 aircraft, up slightly from December 31, 2014 and 2013, as the purchase of 28 aircraft in 2015, which included 18 order book deliveries, were offset by sales of 23 aircraft, including 10 aircraft sold to TC-CIT Aviation, our joint venture. At December 31, 2015, we manage 24 aircraft for the joint venture. At December 31, 2015, we had 139 aircraft on order from manufacturers, with deliveries scheduled through 2020. See Note 21 — Commitments in Item 8. Financial Statements and Supplementary Data and Concentrations for further aircraft manufacturer commitment data.

Rail financing and leasing assets grew to $6.7 billion from $5.8 billion at December 31, 2014 and $4.6 billion at December 31, 2013. We expanded our owned operating lease portfolio by approximately 8,000 railcars during 2015 to over 128,000 at December 31, 2015, reflecting scheduled deliveries from our order book and a portfolio acquisition of approximately 900 railcars in the U.K. in the 2015 first quarter. Our owned portfolio approximated 120,000 and 106,000 railcars at December 31, 2014 and 2013, respectively. The 2014 growth in assets and railcars included the impact of the Nacco acquisition, an independent full service railcar lessor in Europe. The purchase included approximately $650 million of assets (operating lease equipment), comprised of more than 9,500 railcars. Absent acquisitions, rail assets are primarily originated through purchase commitments with manufacturers and are also supplemented by spot purchases. At December 31, 2015, we had approximately 6,800 railcars on order from manufacturers, with deliveries scheduled through 2018. See Note 21 — Commitments in Item 8. Financial Statements and Supplementary Data and Concentrations for further railcar manufacturer commitment data.

Maritime Finance financing and leasing assets totaled $1.7 billion, up from $1.0 billion at December 31, 2014 and $0.4 billion at December 31, 2013;

Highlights included:

-	NFR was down slightly from 2014, as asset growth and lower funding costs were offset by yield compression and higher operating lease equipment expenses. Portfolio growth and lower funding costs in 2014 contributed to the higher NFR over 2013. See Select Segment and Division Margin Metrics table in Net Finance Revenue section.

-	Gross yields (interest income plus rental income on operating leases as a % of AEA) decreased from 2014 and 2013, reflecting lower rental rates on certain aircraft and lower utilization in rail. See Select Segment and Division Margin Metrics table in Net Finance Revenue section.

-	Net operating lease revenue, which is a component of NFR, decreased slightly from 2014, as increased rental income from growth in Aerospace and Rail divisions was offset by higher depreciation and maintenance and operating lease expenses. Maintenance and other operating lease expenses primarily relate to the rail portfolio and to a lesser extent aircraft re-leasing. Maintenance and other operating lease expenses was up reflecting elevated transition costs on several aircraft, increased maintenance, freight and storage costs in rail, and growth in the portfolios. Net operating lease revenue also reflects trends in equipment utilization with aircraft utilization improving in the second half of 2015 and railcar utilization declining, a trend that is expected to continue into 2016 due to weakness in demand for certain energy related car types. The decline in the operating lease margin (as a percentage of average operating lease equipment) reflects these trends. Net operating lease revenue increased in 2014 compared to 2013, driven by growth, while operating lease margin declined due to pressure on renewal rates on certain aircraft.

-	Equipment utilization for commercial aerospace has been consistently strong over the 3-year period, and at December 31, 2015, all aircraft were on lease or under a commitment. Rail utilization rates strengthened during 2013 through 2014, before beginning to decline in 2015, reflecting pressures mostly from energy related industries. Rail utilization declined from 99% at December 31, 2014 to 96% at December 31, 2015 and further decline is expected.

-	2015 new business volume included $2.7 billion of operating lease equipment, including the delivery of 28 aircraft and approximately 9,250 railcars, and $1.2 billion of finance receivables. The 2015 volume was supplemented by a U.K. rail portfolio purchase, which added approximately 900 railcars and approximately $85 million of assets. New business volume for 2014 primarily included the delivery of 37 aircraft and approximately 6,000 railcars, with the vast majority of the rail operating lease volume originated by the Bank, and $1.7 billion of finance receivables. New business volume for 2013 primarily reflected the delivery of 24 aircraft and approximately 5,400 railcars. We have 15 new aircraft deliveries scheduled for 2016, all of which have lease commitments with customers. Approximately 55% of the total railcar order-book have lease commitments.

-	Other income primarily reflected the following:

-	Gains on asset sales totaled $73 million in 2015 on $953 million of asset sales, $61 million on $758 million of equipment and receivable sales, and $78 million of gains on $879 million of asset sales in 2013. Gains in 2015 and 2014 include $12 million and $30 million, respectively, on the sale of aircraft to the TC-CIT Aviation joint ventures.

-	Impairment charges on AHFS totaled $5 million, $19 million and $19 million in 2015, 2014 and 2013, respectively, and predominantly related to commercial aircraft.

-	Other income also includes a small amount of fees and other revenue derived from loan commitments, joint ventures and other business activities, as well as periodic items such as a benefit from the termination of a defaulted contract recognized in the prior quarter. Other income included a $13 million benefit related to a work-out related claim in 2013.

-	Non-accrual loans were $15 million (0.43% of finance receivables) at December 31, 2015, compared to $0.1 million at December 31, 2014 and $14 million (0.81%) at December 31, 2013. The provision for credit losses increased on reserve build in Maritime. Net charge-offs were $2 million (0.05% of average finance receivables) in 2015, up from less than $1 million and a net recovery of $1 million in 2014 and 2013, respectively.

-	Operating expenses were up from 2014, and increased from 2013, reflecting investments in new initiatives and growth in existing businesses, including the Nacco rail acquisition in 2014.

Consumer and Community Banking

Consumer and Community Banking is a new segment that includes the Legacy Consumer Mortgages division (the former LCM segment) and other banking divisions that were included in the former NAB segment (Consumer Banking, Mortgage Lending, Wealth Management, and SBA Lending), which are grouped together for purposes of discussion as Other Consumer Banking. These were all businesses and portfolios acquired from OneWest Bank; therefore, there are no prior year comparisons.

Other Consumer Banking offers mortgage lending, deposits and private banking services to its customers. The division offers jumbo residential mortgage loans and conforming residential mortgage loans, primarily in Southern California. Mortgage loans are primarily originated through branch and retail referrals, employee referrals, internet/web leads and direct marketing. Additionally, loans are purchased through bulk acquisitions. Mortgage Lending includes product specialists, internal sales support and origination processing, structuring and closing. Retail banking is the primary deposit gathering business of the Bank and operates through retail branches and an online direct channel. We offer a broad range of deposit and lending products to meet the needs of our clients (both individuals and small businesses), including checking, savings, certificates of deposit, residential mortgage loans, and investment advisory services. We operate a network of 70 retail branches in Southern California. We also offer banking services to high net worth individuals. Additionally, the division offers a full suite of deposit and payment solutions to middle market companies and small businesses.

The division also originates qualified Small Business Administration (“SBA”) 504 loans (generally, the financing provides growing small businesses with long-term, fixed-rate financing for major fixed assets, such as land and building) and 7(a) (generally, for purchase/refinance of owner occupied commercial real estate, working capital, acquisition of inventory, machinery, equipment, furniture, and fixtures, the refinance of outstanding debt subject to any program guidelines, and acquisition of businesses, including partnership buyouts).

LCM includes portfolios of single family residential mortgages and reverse mortgages, certain of which are covered by loss sharing agreements with the FDIC. Covered Loans in this segment were previously acquired by OneWest Bank in connection with the lndyMac, First Federal and La Jolla transactions. The FDIC indemnified OneWest Bank against certain future losses sustained on these loans. CIT may now be reimbursed for losses under the terms of the loss sharing agreements with the FDIC. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., due to foreclosure, short-sale, charge-offs or a restructuring of a single family residential mortgage loan pursuant to an agreed upon loan modification framework). Reimbursements approved by the FDIC are usually received within 60 days of submission.

See Note 1 — Business and Summary of Significant Accounting Policies and Note 5 — Indemnification Assets in Item 8. Financial Statements and Supplementary Data for accounting and detailed discussions.

The following table presents the financial data and metrics since the acquisition on August 3, 2015.

Consumer and Community Banking - Financial Data and Metrics (dollars in millions)
Year Ended December 31, 2015
Earnings Summary
Interest income	$183.4
Interest expense	(27.0)
Net finance revenue (NFR)	156.4
Provision for credit losses	(8.7)
Other income	5.4
Operating expenses	(143.7)
Income before provision for income taxes	$9.4
Select Average Balances
Average finance receivables (AFR)	$3,005.0
Average earning assets (AEA)	$3,272.3
Statistical Data
Net finance margin - NFR as a % of AEA	4.78%
Pretax return on AEA	0.29%
New business volume	$249.9

Pretax results reflect interest on loans, which includes $58 million of PAA accretion, and the benefit from low interest expense from deposit funding. Gross yield for the portfolio was 5.60% for the period of ownership. Other income included pre-acquisition recoveries and fee revenue, partially offset by $5 million of losses on OREO sales.

Financing and leasing assets totaled $7.2 billion at December 31, 2015, and was comprised of SFR mortgage loans totaling $4.6 billion and reverse mortgage loans totaling $0.9 billion included in the LCM division, and other consumer banking, primarily jumbo residential mortgage loans, along with SBA loans, totaling $1.7 billion. Approximately $5 billion of the LCM receivables are covered by loss share arrangements with the FDIC, resulting in an indemnification asset of approximately $415 million at December 31, 2015. The LCM division portfolio will continue to run-off.

Non-accrual loans totaled $5 million and related to SFR loans and there were less than $1 million in net charge-offs. The loans were recorded at fair value upon acquisition, with no associated allowance for loan loss. The provision reflected changes in portfolio quality, along with extensions of credit for existing customers since the acquisition.

Non-Strategic Portfolios (NSP)

NSP consists of businesses and portfolios that we no longer consider strategic. These portfolios include equipment financing, secured lending and leasing and advisory services to small and middle-market businesses.

Non-Strategic Portfolios - Financial Data and Metrics (dollars in millions)
	Years Ended December 31,
	2015	2014	2013
Earnings Summary
Interest income	$184.9	$295.9	$381.6
Rental income on operating leases	36.7	53.6	133.5
Finance revenue	221.6	349.5	515.1
Interest expense	(121.3)	(218.4)	(248.2)
Depreciation on operating lease equipment	(10.8)	(28.8)	(50.2)
Maintenance and other operating lease expenses	–	–	(0.1)
Net finance revenue (NFR)	89.5	102.3	216.6
Provision for credit losses	(6.3)	(30.9)	(30.7)
Other income	(97.0)	(27.8)	11.4
Operating expenses	(123.8)	(180.9)	(261.7)
Loss before provision for income taxes	$(137.6)	$(137.3)	$(64.4)

Select Average Balances
Average finance receivables (AFR)	$982.0	$2,449.0	$3,677.4
Average earning assets (AEA)	2,376.8	3,955.5	4,920.4
Statistical Data
Net finance margin - NFR as a % of AEA	3.77%	2.59%	4.40%
New business volume	$768.3	$1,303.0	$2,087.9

Pre-tax losses in 2015 were driven by currency translation adjustment losses resulting from the sales of the Brazil and Mexico operations and associated portfolios, along with continued impairment charges on assets held for sale. Pretax losses in 2014 compared to 2013 reflected lower asset levels from reduced business activity and lower other income.

Financing and leasing assets totaled $1.6 billion at December 31, 2015, and included portfolios in Canada, China and the U.K. The U.K. portfolio included approximately $0.4 billion of equipment finance assets that were sold in January 2016. Financing and leasing assets totaled $2.4 billion at December 31, 2014 and $4.1 billion at December 31, 2013. The decline during 2015 reflected the closing of the Mexico and Brazil sales. The 2014 year decline reflected the exit from all the sub-scale countries in Asia and Europe, and several in Latin America, as well as our SBL portfolio. During 2013, we completed the sale of the Dell Europe portfolio, approximately $470 million of financing and leasing assets, as well as certain other foreign portfolios.

Highlights included:

-	Net finance revenue (“NFR”) was down, driven by lower earning assets.

-	Other income declined from the prior years, reflecting:

-	Losses on asset sales of $59 million (of which $70 million related to CTA losses) on $400 million of receivable and equipment sales, reflecting sales of the Mexico, Brazil and certain U.K. equipment portfolios in 2015. Gains of $27 million on $1.2 billion of receivable and equipment sales in 2014 were driven by gains on the sale of the U.K. corporate lending portfolio of $11 million. Gains totaled $71 million on $926 million of receivable and equipment sales in 2013, which included approximately $470 million of assets related to the Dell Europe portfolio sale.

-	Impairment charges recorded on international equipment finance portfolios and operating lease equipment held for sale. Total impairment charges were $52 million for 2015, compared to $81 million and $105 million for 2014 and 2013, respectively. See “Non-interest Income” and “Expenses” for discussions on impairment charges and suspended depreciation on operating lease equipment held for sale.

-	The remaining balance mostly includes fee revenue, recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale and other revenues. Fee revenue in 2014 and 2013 included servicing fees related to the small business lending portfolio, which totaled $5 million and $11 million, respectively.

Non-accrual loans decreased to $56 million, from $72 million at December 31, 2014 and $88 million at December 31, 2013. The provision for credit losses was down from 2014 and 2013, and reflects the classification of assets as held for sale, which do not require a provision for credit losses, but the assets are reviewed for impairment. Net charge-offs were $41 million for 2015, compared to $47 million in 2014 and $59 million in 2013. Net charge-offs include $40 million from assets transferred to held for sale in the current year, compared to $24 million in 2014 and $34 million in 2013.

-	Operating expenses were down, primarily reflecting lower cost due to sales.

Corporate and Other

Certain items are not allocated to operating segments and are included in Corporate & Other. Some of the more significant items include interest income on investment securities, a portion of interest expense primarily related to corporate liquidity costs (interest expense), mark-to-market adjustments on non-qualifying derivatives (other income), restructuring charges for severance and facilities exit activities as well as certain unallocated costs (operating expenses), certain intangible assets amortization expenses (other expenses) and loss on debt extinguishments.

Corporate and Other - Financial Data (dollars in millions)
	Years Ended December 31,
	2015	2014	2013
Earnings Summary
Interest income	$53.3	$14.2	$14.5
Interest expense	(107.9)	(68.3)	(61.0)
Net finance revenue (NFR)	(54.6)	(54.1)	(46.5)
Provision for credit losses	–	(0.2)	0.1
Other income	(56.4)	(24.7)	7.1
Operating expenses	(110.6)	(76.9)	(73.7)
Loss on debt extinguishments	(1.5)	(3.5)	–
Loss before provision for income taxes	$(223.1)	$(159.4)	$(113.0)

-	Interest income consists of interest and dividend income, primarily from investment securities and deposits held at other depository institutions. The 2015 increase reflects additional income from the OneWest Bank acquisition and the investment portfolio now includes a MBS portfolio.

-	Interest expense is allocated to the segments. Interest expense held in Corporate represents amounts in excess of these allocations and amounts related to excess liquidity.

-	Other income primarily reflects gains and (losses) on derivatives, including the GSI facilities and foreign currency exchange. The GSI derivative had a negative mark-to-market of $30 million in 2015, $15 million in 2014 and $4 million in 2013. 2015 also included $9 million related to a write-off of other receivables in connection with the favorable resolution of an uncertain tax position.

-	Operating expenses reflects salary and general and administrative expenses in excess of amounts allocated to the business segments and litigation-related costs, including $50 million in 2013 related to the Tyco tax agreement settlement. Operating expense were elevated in 2015 reflecting closing costs and restructuring charges related to the OneWest Bank acquisition. Operating expenses also included $58 million, $31 million and $37 million related to provision for severance and facilities exiting activities during 2015, 2014 and 2013, respectively.

FINANCING AND LEASING ASSETS

The following table presents our financing and leasing assets by segment.

Financing and Leasing Asset Composition (dollars in millions)

	December 31,			$ Change	$ Change
	2015	2014	2013	2015 vs 2014	2014 vs 2013
Commercial Banking
Loans	$20,929.2	$15,029.0	$13,673.1	$5,900.2	$1,355.9
Operating lease equipment, net	259.0	221.8	215.1	37.2	6.7
Assets held for sale	414.9	22.8	38.2	392.1	(15.4)
Financing and leasing assets	21,603.1	15,273.6	13,926.4	6,329.5	1,347.2
Commercial Finance
Loans	9,118.6	6,615.6	6,595.7	2,503.0	19.9
Operating lease equipment, net	–	–	6.2	–	(6.2)
Assets held for sale	313.6	22.8	38.2	290.8	(15.4)
Financing and leasing assets	9,432.2	6,638.4	6,640.1	2,793.8	(1.7)
Real Estate Finance
Loans	5,300.6	1,768.5	1,554.8	3,532.1	213.7
Assets held for sale	57.0	–	–	57.0	–
Financing and leasing assets	5,357.6	1,768.5	1,554.8	3,589.1	213.7
Business Capital
Loans	6,510.0	6,644.9	5,522.6	(134.9)	1,122.3
Operating lease equipment, net	259.0	221.8	208.9	37.2	12.9
Assets held for sale	44.3	–	–	44.3	–
Financing and leasing assets	6,813.3	6,866.7	5,731.5	(53.4)	1,135.2
Transportation Finance
Loans	3,542.1	2,933.2	1,767.4	608.9	1,165.8
Operating lease equipment, net	16,358.0	14,664.8	12,771.8	1,693.2	1,893.0
Assets held for sale	54.9	412.5	152.0	(357.6)	260.5
Financing and leasing assets	19,955.0	18,010.5	14,691.2	1,944.5	3,319.3
Aerospace
Loans	1,762.3	1,796.5	1,247.6	(34.2)	548.9
Operating lease equipment, net	9,765.2	8,949.5	8,267.9	815.7	681.6
Assets held for sale	34.7	391.6	148.7	(356.9)	242.9
Financing and leasing assets	11,562.2	11,137.6	9,664.2	424.6	1,473.4
Rail
Loans	120.9	130.0	107.2	(9.1)	22.8
Operating lease equipment, net	6,592.8	5,715.3	4,503.9	877.5	1,211.4
Assets held for sale	0.7	1.2	3.3	(0.5)	(2.1)
Financing and leasing assets	6,714.4	5,846.5	4,614.4	867.9	1,232.1
Maritime Finance
Loans	1,658.9	1,006.7	412.6	652.2	594.1
Assets held for sale	19.5	19.7	–	(0.2)	19.7
Financing and leasing assets	1,678.4	1,026.4	412.6	652.0	613.8
Consumer and Community Banking
Loans	7,200.4	–	–	7,200.4	–
Assets held for sale	45.1	–	–	45.1	–
Financing and leasing assets	7,245.5	–	–	7,245.5	–
Other Consumer Banking
Loans	1,770.0	–	–	1,770.0	–
Assets held for sale	3.9	–	–	3.9	–
Financing and leasing assets	1,773.9	–	–	1,773.9	–
Legacy Consumer Mortgages
Loans	5,430.4	–	–	5,430.4	–
Assets held for sale	41.2	–	–	41.2	–
Financing and leasing assets	5,471.6	–	–	5,471.6	–
Non-Strategic Portfolios
Loans	–	1,532.8	3,188.7	(1,532.8)	(1,655.9)
Operating lease equipment, net	–	43.8	48.5	(43.8)	(4.7)
Assets held for sale	1,577.5	782.8	813.2	794.7	(30.4)
Financing and leasing assets	1,577.5	2,359.4	4,050.4	(781.9)	(1,691.0)
Total financing and leasing assets	$50,381.1	$35,643.5	$32,668.0	$14,737.6	$2,975.5

Financing and leasing assets grew significantly in 2015, reflecting the OneWest Transaction, which included $13.6 billion of loans at the acquisition date and the following:

Commercial Banking grew significantly, reflecting the OneWest Bank acquisition. Portfolios were added to Commercial Finance and Real Estate Finance. Absent the acquisition, new business originations was offset by sales of select assets, mostly in the final quarter of 2015 as we rebalanced our portfolio, portfolio collections and prepayments, and lower factoring receivables in Business Capital. Growth in Commercial Banking in 2014 was led by Business Capital, which included the acquisition of Direct Capital that increased loans by approximately $540 million at the time of acquisition in the third quarter and growth in Real Estate Finance.

Transportation Finance growth in 2015 included each of the divisions. Growth during 2014 was driven by each of the divisions, reflecting solid new business volume, and was supplemented by the acquisition of Nacco that added approximately $650 million of operating lease equipment.

Consumer and Community Banking is a new segment that includes consumer covered loans comprised of SFRs, jumbo proprietary mortgages and reverse mortgages, and SBA loans that were acquired in the OneWest Bank acquisition.

In NSP, assets held for sale at December 31, 2015 largely consists of the U.K. equipment finance portfolio, which was sold on January 1, 2016, and the Canada and China loan portfolios. The decline in NSP during 2015 primarily reflected the sales of the Mexico business in the third quarter and the Brazil business in the fourth quarter. The 2014 decline in NSP primarily reflected sales of various portfolios, which included the remaining SBL portfolio.

Financing and leasing asset trends are also discussed in the respective segment descriptions in “Results by Business Segment”.

The following table reflects the contractual maturities of our finance receivables, which excludes certain items such as purchase accounting adjustments discounts.

Contractual Maturities of Loans at December 31, 2015 (dollars in millions)

	Commercial		Consumer
	U.S.(1)	Foreign	U.S.	Foreign	Total
Fixed-rate
1 year or less	$3,406.4	$130.7	$73.2	$0.1	$3,610.4
Year 2	1,208.1	38.8	53.9	0.1	1,300.9
Year 3	870.6	32.8	55.8	0.2	959.4
Year 4	470.4	92.4	56.5	0.2	619.5
Year 5	332.0	24.9	58.4	0.2	415.5
2-5 years	2,881.1	188.9	224.6	0.7	3,295.3
After 5 years	510.0	188.9	2,559.4	2.2	3,260.5
Total fixed-rate	6,797.5	508.5	2,857.2	3.0	10,166.2
Adjustable-rate
1 year or less	3,177.0	350.4	94.6	0.1	3,622.1
Year 2	2,631.9	398.2	85.2	0.1	3,115.4
Year 3	2,898.5	391.1	113.4	0.1	3,403.1
Year 4	2,515.2	533.0	117.8	0.2	3,166.2
Year 5	1,722.8	395.1	121.3	0.2	2,239.4
2-5 years	9,768.4	1,717.4	437.7	0.6	11,924.1
After 5 years	2,431.9	435.9	5,093.7	11.8	7,973.3
Total adjustable-rate	15,377.3	2,503.7	5,626.0	12.5	23,519.5
Total	$22,174.8	$3,012.2	$8,483.2	$15.5	$33,685.7
(1)	Balances were adjusted to correct for certain loans originally included as adjustable-rate and now reflected as fixed-rate.

The following table presents the changes to our financing and leasing assets:

Financing and Leasing Assets Rollforward (dollars in millions)

	Commercial Banking	Transportation Finance	Consumer and Community Banking	Non- Strategic Portfolios	Total
Balance at December 31, 2012	$12,078.3	$13,674.1	$–	$4,457.2	$30,209.6
New business volume	5,810.6	2,637.4	–	2,087.9	10,535.9
Portfolio / business purchases	720.4	–	–	154.3	874.7
Loan and portfolio sales	(112.3)	(41.8)	–	(699.5)	(853.6)
Equipment sales	(155.1)	(837.6)	–	(226.4)	(1,219.1)
Depreciation	(63.8)	(426.6)	–	(50.2)	(540.6)
Gross charge-offs	(53.7)	–	–	(84.9)	(138.6)
Collections and other	(4,298.0)	(314.3)	–	(1,588.0)	(6,200.3)
Balance at December 31, 2013	13,926.4	14,691.2	–	4,050.4	32,668.0
New business volume	5,653.8	4,476.3	–	1,303.0	11,433.1
Portfolio / business purchases	536.6	649.2	–	–	1,185.8
Loan and portfolio sales	(412.4)	(21.2)	–	(955.3)	(1,388.9)
Equipment sales	(214.0)	(736.5)	–	(200.4)	(1,150.9)
Depreciation	(70.0)	(516.9)	–	(28.8)	(615.7)
Gross charge-offs	(69.3)	(0.7)	–	(57.5)	(127.5)
Collections and other	(4,077.5)	(530.9)	–	(1,752.0)	(6,360.4)
Balance at December 31, 2014	15,273.6	18,010.5	–	2,359.4	35,643.5
New business volume	6,944.5	3,926.7	249.9	768.3	11,889.4
Portfolio / business purchases	6,182.4	94.8	7,403.6	–	13,680.8
Loan and portfolio sales	(759.5)	(85.3)	(17.1)	(274.8)	(1,136.7)
Equipment sales	(170.6)	(867.9)	–	(125.1)	(1,163.6)
Depreciation	(71.6)	(558.1)	–	(10.8)	(640.5)
Gross charge-offs	(112.3)	(1.7)	(1.3)	(50.7)	(166.0)
Collections and other	(5,683.4)	(564.0)	(389.6)	(1,088.8)	(7,725.8)
Balance at December 31, 2015	$21,603.1	$19,955.0	$7,245.5	$1,577.5	$50,381.1

As discussed in the OneWest Transaction section, financing and leasing assets acquired in the OneWest Transaction are reflected in the 2015 ‘Portfolio/business purchases’ line for Commercial Banking and Consumer and Community Banking as of the acquisition date.

New business volume in 2015 decreased in Transportation Finance from the year-ago, mostly driven by fewer scheduled aircraft deliveries. Increase in Commercial Banking new business volumes were driven by Business Capital (which included a full year of Direct Capital) and Real Estate Finance, mainly due to the OneWest Bank acquisition. New business volume in 2014 increased 9% from 2013, reflecting solid demand for Transportation Finance and Commercial Banking products and services. Transportation Finance 2014 new business volume primarily reflects scheduled aircraft and railcar deliveries, and increased maritime finance lending. Commercial Banking maintained its strong performance from 2013. New business volume was down slightly in Commercial Banking, as the decline in Commercial Finance activity, mostly in the commercial and industrial industries, offset the increase in Business Capital, which included solid activity from Direct Capital. NSP was down each year as these international platforms were being sold.

Portfolio/business purchases in 2015 included the OneWest Bank acquisition in Commercial Banking and Consumer and Community Banking and Rail portfolios purchased by Nacco. 2014 activity included the acquisition of Nacco in Transportation Finance and Direct Capital in Commercial Banking during 2014 and a commercial loan portfolio in Commercial Banking and a portfolio in NSP during 2013.

Loan and portfolio sales in 2015 primarily were in Commercial Banking including approximately $0.6 billion in the fourth quarter as we rebalanced assets post the OneWest Bank acquisition. NSP sales reflect the sale of the Mexico and Brazil businesses. Loan and portfolio sales in NSP during 2014 reflect international portfolios and the small business loan portfolio, while Commercial Banking had various loan sales throughout the year. NSP 2013 activity reflected sales of certain international platforms and approximately $470 million of Dell Europe receivables.

Equipment sales in Transportation Finance consisted of aerospace and rail assets in conjunction with its portfolio management activities. The balances in 2015 and 2014 also reflect aircraft sales to the TC-CIT Aviation joint venture. Commercial Banking sales reflect assets within Business Capital and Commercial Finance, while NSP sales included operating lease equipment in the various international platforms sold over the years, and 2013 included the sale of Dell Europe assets.

Portfolio activities are discussed in the respective segment descriptions in “Results by Business Segment”.

CONCENTRATIONS

Geographic Concentrations

The following table represents CIT’s combined commercial and consumer financing and leasing assets by obligor geography:

Total Financing and Leasing Assets by Obligor – Geographic Region (dollars in millions)

	December 31, 2015		December 31, 2014		December 31, 2013
West	$12,208.3	24.2%	$3,183.1	8.9%	$3,238.6	9.9%
Northeast	9,383.2	18.6%	6,552.0	18.4%	5,933.1	18.2%
Southwest	4,785.5	9.5%	3,852.8	10.8%	3,606.9	11.1%
Southeast	4,672.3	9.3%	3,732.9	10.5%	2,690.2	8.2%
Midwest	4,446.3	8.8%	3,821.6	10.7%	3,762.5	11.5%
Total U.S.	35,495.6	70.4%	21,142.4	59.3%	19,231.3	58.9%
Asia / Pacific	5,312.0	10.6%	5,290.9	14.8%	4,237.4	13.0%
Europe	3,283.3	6.5%	3,296.4	9.3%	3,692.4	11.3%
Canada	2,612.6	5.2%	2,520.6	7.1%	2,287.0	7.0%
Latin America	1,508.3	3.0%	1,651.7	4.6%	1,743.1	5.3%
All other countries	2,169.3	4.3%	1,741.5	4.9%	1,476.8	4.5%
Total	$50,381.1	100.0%	$35,643.5	100.0%	$32,668.0	100.0%

Ten Largest Accounts

Our ten largest financing and leasing asset accounts, the vast majority of which are lessors of air and rail assets, in the aggregate represented 8.1% of our total financing and leasing assets at December 31, 2015 (the largest account was less than 2.0%). While the top exposure balance may not have changed significantly, the decline in proportion reflects the additional financing and leasing assets from the OneWest Transaction.

The ten largest financing and leasing asset accounts were 11.1% at December 31, 2014 and 9.8% at December 31, 2013.

COMMERCIAL CONCENTRATIONS

Geographic Concentrations

The following table represents the commercial financing and leasing assets by obligor geography:

Commercial Financing and Leasing Assets by Obligor – Geographic Region (dollars in millions)

	December 31, 2015		December 31, 2014		December 31, 2013
Northeast	$8,169.4	18.8%	$6,552.0	18.4%	$5,933.1	18.2%
West	7,454.2	17.1%	3,183.1	8.9%	3,238.6	9.9%
Southwest	4,669.1	10.7%	3,852.8	10.8%	3,606.9	11.1%
Midwest	4,193.5	9.7%	3,821.6	10.7%	3,762.5	11.5%
Southeast	4,117.4	9.5%	3,732.9	10.5%	2,690.2	8.2%
Total U.S.	28,603.6	65.8%	21,142.4	59.3%	19,231.3	58.9%
Asia / Pacific	5,311.2	12.2%	5,290.9	14.8%	4,237.4	13.0%
Europe	3,278.5	7.5%	3,296.4	9.3%	3,692.4	11.3%
Canada	2,604.3	6.0%	2,520.6	7.1%	2,287.0	7.0%
Latin America	1,507.9	3.5%	1,651.7	4.6%	1,743.1	5.3%
All other countries	2,167.1	5.0%	1,741.5	4.9%	1,476.8	4.5%
Total	$43,472.6	100.0%	$35,643.5	100.0%	$32,668.0	100.0%

The following table summarizes both state concentrations greater than 5.0% and international country concentrations in excess of 1.0% of our financing and leasing assets:

Commercial Financing and Leasing Assets by Obligor – State and Country (dollars in millions)

	December 31, 2015		December 31, 2014		December 31, 2013
State
California	$5,309.2	12.2%	$1,488.0	4.2%	$1,609.6	4.9%
Texas	3,989.9	9.2%	3,261.4	9.1%	3,022.4	9.3%
New York	2,870.7	6.6%	2,492.3	7.0%	2,323.3	7.1%
All other states	16,433.8	37.8%	13,900.7	39.0%	12,276.0	37.6%
Total U.S.	$28,603.6	65.8%	$21,142.4	59.3%	$19,231.3	58.9%
Country
Canada	$2,604.3	6.0%	$2,520.6	7.1%	$2,287.0	7.0%
China	982.6	2.3%	1,043.7	2.9%	969.1	2.9%
U.K.	949.8	2.2%	855.3	2.4%	1,166.5	3.6%
Marshall Islands	882.0	2.0%	682.2	1.9%	269.2	0.8%
Australia	842.9	1.9%	1,029.1	2.9%	974.4	3.0%
Mexico	676.0	1.6%	670.7	1.9%	819.9	2.5%
Spain	560.1	1.3%	339.4	1.0%	450.7	1.4%
Philippines	485.7	1.1%	511.3	1.4%	255.9	0.8%
All other countries	6,885.6	15.8%	6,848.8	19.2%	6,244.0	19.1%
Total International	$14,869.0	34.2%	$14,501.1	40.7%	$13,436.7	41.1%

Cross-Border Transactions

Cross-border transactions reflect monetary claims on borrowers domiciled in foreign countries and primarily include cash deposited with foreign banks and receivables from residents of a foreign country, reduced by amounts funded in the same currency and recorded in the same jurisdiction. The following table includes all countries that we have cross-border claims of 0.75% or greater of total consolidated assets at December 31, 2015:

Cross-border Outstandings as of December 31 (dollars in millions)

	2015						2014		2013
Country	Banks(**)	Government	Other	Net Local Country Claims	Total Exposure	Exposure as a Percentage of Total Assets	Total Exposure	Exposure as a Percentage of Total Assets	Total Exposure	Exposure as a Percentage of Total Assets
Canada	$9.0	$–	$122.0	$839.0	$970.0	1.44%	$1,397.0	2.92%	$1,784.0	3.78%
United Kingdom	453.0	–	68.0	383.0	904.0	1.34%	1,129.0	2.36%	1,317.0	2.79%
Marshall Islands	–	–	812.0	–	812.0	1.20%	687.0	1.43%	–	–
China	–	–	104.0	574.0	678.0	1.00%	853.0	1.78%	881.0	1.87%
France	–	–	–	–	(*)	–	426.0	0.89%	586.0	1.24%
Germany	–	–	–	–	(*)	–	(*)	–	442.0	0.94%
Mexico	–	–	–	–	(*)	–	–	–	406.0	0.86%

(*)	Cross-border outstandings were less than 0.75% of total consolidated assets
(**)	Claims from Bank counterparts include claims outstanding from derivative products.

Industry Concentrations

The following table represents financing and leasing assets by industry of obligor:

Commercial Financing and Leasing Assets by Obligor – Industry (dollars in millions)

	December 31, 2015		December 31, 2014		December 31, 2013
Commercial airlines (including regional airlines)(1)	$10,728.3	24.7%	$10,313.7	28.9%	$8,972.4	27.5%
Manufacturing(2)	4,951.3	11.4%	4,702.6	13.2%	4,311.9	13.2%
Real Estate	4,895.4	11.3%	1,590.5	4.5%	1,351.4	4.1%
Transportation(3)	4,586.5	10.5%	3,361.7	9.5%	2,515.9	7.7%
Service industries	3,441.2	7.9%	2,553.6	7.2%	3,123.4	9.6%
Retail(4)	2,513.4	5.8%	3,187.8	8.9%	3,063.1	9.4%
Wholesale	2,310.5	5.3%	1,710.3	4.8%	1,394.1	4.3%
Energy and utilities	2,091.5	4.8%	1,513.2	4.2%	1,384.6	4.2%
Oil and gas extraction / services	1,871.0	4.3%	1,483.4	4.2%	1,157.1	3.5%
Healthcare	1,223.4	2.8%	1,159.7	3.3%	1,393.1	4.3%
Finance and insurance	1,128.2	2.6%	782.9	2.2%	787.0	2.4%
Other (no industry greater than 2%)	3,731.9	8.6%	3,284.1	9.1%	3,214.0	9.8%
Total	$43,472.6	100.0%	$35,643.5	100.0%	$32,668.0	100.0%

(1)	Includes the Commercial Aerospace Portfolio and additional financing and leasing assets that are not commercial aircraft.
(2)	At December 31, 2015, manufacturers of chemicals, including pharmaceuticals (2.6%), petroleum and coal, including refining (1.7%) and food (1.1%).
(3)	At December 31, 2015, includes maritime (4.2%), rail (4.0%) and trucking and shipping (1.2%).
(4)	At December 31, 2015 includes retailers of apparel (1.3%) and general merchandise (1.6%).

Energy

As part of the OneWest Bank acquisition, CIT’s direct lending to oil and gas extraction and services increased to approximately $1 billion and now comprise about 3% of total loans. In addition, we have approximately $2.3 billion of railcars leased directly to railroads and other diversified shippers in support of the transportation and production of crude oil. We discuss our loan portfolio exposure to certain energy sectors in Credit Metrics and our rail operating lease portfolio below.

Operating Lease Equipment — Rail

As detailed in the following table, at December 31, 2015, Transportation Finance had over 128,000 railcars and 390 locomotives on operating lease. The weighted average remaining lease term on the operating lease fleet is approximately 3 years, with approximately 24,500 leases on rail assets scheduled to expire in 2016. We also have commitments to purchase railcars, as disclosed in Item 8. Financial Statements and Supplementary Data, Note 21 — Commitments.

Railcar Type	Owned Fleet	Purchase Orders
Covered Hoppers	47,198	3,933
Tank Cars	34,764	2,507
Mill/Coil Gondolas	14,488	–
Coal	12,333	–
Boxcars	8,553	400
Flatcars	5,375	–
Locomotives	392	–
Other	5,642	2
Total	128,745	6,842

Transportation Finance’s global Rail business has a fleet of approximately 129,000 railcars and locomotives, including approximately 35,000 tank cars. The North American fleet has approximately 23,000 tank cars used in the transport of crude oil, ethanol and other flammable liquids (collectively, “Flammable Liquids”). Of the 23,000 tank cars, approximately 15,000 tank cars are leased directly to railroads and other diversified shippers for the transportation of crude by rail. The North America fleet also contains approximately 10,000 sand cars (covered hoppers) leased to customers to support crude oil and natural gas production.

On May 1, 2015, the U.S. Pipeline and Hazardous Materials Safety Administration (“PHMSA”) and Transport Canada (“TC”) each released their final rules (the “Final Rules”), which were generally aligned in recognition that many railcars are used in both countries. The Final U.S. Rules applied to all High Hazard Flammable Trains (“HHFT”), which is defined as trains with a continuous block of 20 or more tank cars loaded with a flammable liquid or 35 or more tank cars loaded with a flammable liquid dispersed through a train. The Final U.S. Rules (i) established enhanced DOT Specification 117 design and performance criteria applicable to tank cars constructed after October 1, 2015 for use in an HHFT and (ii) required retrofitting existing tank cars in accordance with DOT-prescribed retrofit design or performance standard for use in a HHFT. The retrofit timeline was based on two risk factors, the packing group of the flammable liquid and the differing types of DOT-111 and CPC-1232 tank cars. The Final U.S. Rules also established new braking standards, requiring HHFTs to have in place a functioning two-way end-of-train device or a distributive power braking system. In addition, the Final U.S. Rules established speed restrictions for HHFTs, established standards for rail routing analysis, required improved information sharing with state and local officials, and required more accurate classification of unrefined petroleum-based products, including developing and carrying out sampling and testing programs.

On December 4, 2015, President Obama signed into law the Fixing America’s Surface Transportation Act (“FAST Act”), which, among other things, modified certain aspects of the Final U.S. Rules for transportation of flammable liquids. The FAST Act requires certain new tank cars to be equipped with “thermal blankets”, mandates all legacy DOT-111 tank cars in flammable liquids service, not only those used in an HHFT, to be upgraded to the new retrofit standard, and sets minimum requirements for the protection of certain valves. Further, it requires reporting on the industry-wide progress and capacity to modify DOT-111 tank cars. Finally, the FAST Act requires an independent evaluation to investigate braking technology requirements for the movement of trains carrying certain hazardous materials, and it requires the Secretary of Transportation to determine whether electronically-controlled pneumatic (“ECP”) braking system requirements, as imposed by the Final U.S. Rules, are justified The FAST Act provides clarity on retrofit requirements but will not have a material impact on our original plans to retrofit our fleet.

As noted above, CIT has approximately 23,000 tank cars in its North American fleet used in the transport of Flammable Liquids, of which less than half were manufactured prior to the adoption of the CPC-1232 standard. Based on our analysis of the Final U.S. Rules, as modified by the FAST Act, less than 1,000 cars in our current tank car fleet require retrofitting by March 2018. Approximately 75% of the cars in our flammable tank car fleet have a deadline of 2023 or later for modification, although we may decide to retrofit them sooner. Current tank cars on order are being configured to meet the Final U.S. Rules, as modified by the Fast Act, except for the installation of ECP braking systems. CIT is currently evaluating how the Final U.S. Rules, as modified by the Fast Act will impact its business and customers. We continue to believe that we will retrofit most, if not all of our impacted cars, depending on future industry and market conditions, and we will amortize the cost over the remaining asset life of the cars.

Operating Lease Equipment — Aerospace

As detailed in the following table, at December 31, 2015, Transportation Finance had 284 commercial aircraft on operating lease. The weighted average remaining lease term on the commercial air operating lease fleet is approximately 5 years, with approximately 30 aircraft leases scheduled to expire in 2016. We also have commitments to purchase aircraft, as disclosed in Item 8. Financial Statements and Supplementary Data, Note 21 — Commitments.

Aircraft Type	Owned Fleet	Order Book
Airbus A310/319/320/321	119	56
Airbus A330	40	15
Airbus A350	2	12
Boeing 737	84	40
Boeing 757	8	–
Boeing 767	5	–
Boeing 787	4	16
Embraer 145	1	–
Embraer 175	4	–
Embraer 190/195	16	–
Other	1	–
Total	284	139

Commercial Aerospace

The following tables present detail on our commercial and regional aerospace portfolio (“Commercial Aerospace”). The net investment in regional aerospace financing and leasing assets was $43 million, $47 million and $52 million at December 31, 2015, 2014 and 2013, respectively, and was substantially comprised of loans and capital leases.

The information presented below by region, manufacturer, and body type, is based on our operating lease aircraft portfolio, which comprises 91% of our total commercial aerospace portfolio and substantially all of our owned fleet of leased aircraft at December 31, 2015.

Commercial Aerospace Portfolio (dollars in millions)

	December 31, 2015		December 31, 2014		December 31, 2013
	Net Investment	Number	Net Investment	Number	Net Investment	Number
By Product:
Operating lease(1)	$9,772.2	284	$9,309.3	279	$8,379.3	270
Loan	664.5	57	635.0	50	505.3	39
Capital lease	320.4	21	335.6	21	31.7	8
Total	$10,757.1	362	$10,279.9	350	$8,916.3	317

Commercial Aerospace Operating Lease Portfolio (dollars in millions)(1)

	December 31, 2015		December 31, 2014		December 31, 2013
	Net Investment	Number	Net Investment	Number	Net Investment	Number
By Region:
Asia / Pacific	$3,704.2	88	$3,505.9	84	$3,065.1	81
Europe	2,195.4	80	2,239.4	86	2,408.8	91
U.S. and Canada	2,091.0	65	1,802.6	57	1,276.5	43
Latin America	1,152.6	38	994.9	37	940.3	38
Africa / Middle East	629.0	13	766.5	15	688.6	17
Total	$9,772.2	284	$9,309.3	279	$8,379.3	270
By Manufacturer:
Airbus	$6,232.3	161	$5,985.5	160	$5,899.1	167
Boeing	2,929.6	101	2,711.6	98	2,038.7	87
Embraer	552.7	21	547.2	20	441.5	16
Other	57.6	1	65.0	1	–	–
Total	$9,772.2	284	$9,309.3	279	$8,379.3	270
By Body Type(2):
Narrow body	$6,211.4	230	$6,287.8	230	$6,080.6	230
Intermediate	3,502.2	52	2,955.3	47	2,297.3	39
Regional and other	58.6	2	66.2	2	1.4	1
Total	$9,772.2	284	$9,309.3	279	$8,379.3	270
Number of customers		95		98		98
Weighted average age of fleet (years)		5		5		5

(1)	Includes operating lease equipment held for sale.

(2)	Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series, Airbus A320 series, and Embraer E170 and E190 aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Regional and Other includes aircraft and related equipment, such as engines.

Our top five commercial aerospace outstanding exposures totaled $2,745.4 million at December 31, 2015. The largest individual outstanding exposure totaled $907.6 million at December 31, 2015, which was to a U.S. carrier. See Note 21 — Commitments in Item 8. Financial Statements and Supplementary Data for additional information regarding commitments to purchase additional aircraft.

CONSUMER CONCENTRATIONS

The following table presents our total outstanding consumer financing and leasing assets, including PCI loans as of December 31, 2015. All of the consumer loans were acquired in the OneWest Transaction; thus, there were no balances as of December 31, 2014. The consumer PCI loans are included in the total outstanding and displayed separately, net of purchase accounting adjustments. PCI loans are discussed in more detail in Note 3 — Loans in Item 8. Financial Statements and Supplementary Data.

Consumer Financing and Leasing Assets at December 31, 2015 (dollars in millions)

	Net Investment	% of Total
Single family residential	$5,657.6	81.9%
Reverse mortgage	917.4	13.3%
Home Equity Lines of Credit	325.7	4.7%
Other consumer	7.8	0.1%
Total loans	$6,908.5	100.0%

For consumer and residential loans, the Company monitors credit risk based on indicators such as delinquencies and LTV. We monitor trending of delinquency/delinquency rates as well as non-performing trends for home equity loans and residential real estate loans.

LTV refers to the ratio comparing the loan’s unpaid principal balance to the property’s collateral value. We update the property values of real estate collateral if events require current information and calculate current LTV ratios. We examine LTV migration and stratify LTV into categories to monitor the risk in the loan classes.

See Note 3 — Loans in Item 8. Financial Statements and Supplementary Data for information on LTV ratios.

Loan concentrations may exist when borrowers could be similarly impacted by economic or other conditions. The following table summarizes the carrying value of consumer financing and leasing assets, with concentrations in the top five states based upon property address by geographical regions as of December 31, 2015:

Consumer Financing and Leasing Assets Geographic Concentrations at December 31, 2015 (dollars in millions)

	Net Investment	% of Total
California	$4,236.5	61.3%
New York	560.5	8.1%
Florida	306.7	4.5%
New Jersey	177.8	2.6%
Maryland	154.4	2.2%
Other States and Territories(1)	1,472.6	21.3%
	$6,908.5	100.0%

(1)	No state or territories have total carrying value in excess of 2%.

RISK MANAGEMENT

CIT is subject to a variety of risks that may arise through the Company’s business activities, including the following principal forms of risk:

-	Strategic risk is the risk of the impact on earnings or capital arising from adverse strategic business decisions, improper implementation of strategic decisions, or lack of responsiveness to changes in the industry, including changes in the financial services industry as well as fundamental changes in the businesses in which our customers and our firm engages.

-	Credit risk is the risk of loss (including the incurrence of additional expenses) when a borrower does not meet its financial obligations to the Company. Credit risk may arise from lending, leasing, and/or counterparty activities.

-	Asset risk is the equipment valuation and residual risk of lease equipment owned by the Company that arises from fluctuations in the supply and demand for the underlying leased equipment. The Company is exposed to the risk that, at the end of the lease term, the value of the asset will be lower than expected, resulting in either reduced future lease income over the remaining life of the asset or a lower sale value.

-	Market risk includes interest rate and foreign currency risk. Interest rate risk is the risk that fluctuations in interest rates will have an impact on the Company’s net finance revenue and on the market value of the Company’s assets, liabilities and derivatives. Foreign exchange risk is the risk that fluctuations in exchange rates between currencies can have an economic impact on the Company’s non-dollar denominated assets and liabilities.

-	Liquidity risk is the risk that the Company has an inability to maintain adequate cash resources and funding capacity to meet its obligations, including under stress scenarios.

-	Capital risk is the risk that the Company does not have adequate capital to cover its risks and to support its growth and strategic objectives.

-	Operational risk is the risk of financial loss, damage to the Company’s reputation, or other adverse impacts resulting from inadequate or failed internal processes and systems, people or external events.

-	Information Technology Risk is the risk of financial loss, damage to the Company’s reputation or other adverse impacts resulting from unauthorized (malicious or accidental) disclosure, modification, or destruction of information, including cyber-crime, unintentional errors and omissions, IT disruptions due to natural or man-made disasters, or failure to exercise due care and diligence in the implementation and operation of an IT system.

-	Legal and Regulatory Risk is the risk that the Company is not in compliance with applicable laws and regulations, which may result in fines, regulatory criticism or business restrictions, or damage to the Company’s reputation.

-	Reputational Risk is the potential that negative publicity, whether true or not, will cause a decline in the value of the Company due to changes in the customer base, costly litigation, or other revenue reductions.

GOVERNANCE AND SUPERVISION

CIT’s Risk Management Group (“RMG”) has established a Risk Governance Framework that is designed to promote appropriate risk identification, measurement, monitoring, management and control. The Risk Governance Framework is focused on:

-	the major risks inherent to CIT’s business activities, as defined above;

-	the Enterprise Risk Framework, which includes the policies, procedures, practices and resources used to manage and assess these risks, and the decision-making governance structure that supports it;

-	the Risk Appetite and Risk Tolerance Framework, which defines the level and type of risk CIT is willing to assume in its exposures and business activities, given its business objectives, and sets limits, credit authorities, target performance metrics, underwriting standards and risk acceptance criteria used to define and guide the decision-making processes; and

-	management information systems, including data, models, analytics and risk reporting, to enable adequate identification, monitoring and reporting of risks for proactive management.

The Risk Management Committee (“RMC”) of the Board oversees the risk management functions that address the major risks inherent in CIT’s business activities and the control processes with respect to such risks. The Chief Risk Officer (“CRO”) supervises CIT’s risk management functions through the RMG, chairs the Enterprise Risk Committee (“ERC”), and reports regularly to the RMC of the Board on the status of CIT’s risk management program. The ERC provides a forum for structured, cross-functional review, assessment and management of CIT’s enterprise-wide risks. Within the RMG, officers with reporting lines to the CRO supervise and manage groups and departments with specific risk management responsibilities.

The Credit Risk Management group manages and approves all credit risk throughout CIT. This group is led by the Chief Credit Officer (“CCO”), and includes the heads of credit for each business, the head of Problem Loan Management, and Credit Administration. The CCO chairs several key governance committees, including the Corporate Credit Committee (“CCC”).

The Enterprise Risk Management (“ERM”) group is responsible for oversight of asset risk, market risk, liquidity risk, capital risk, operational risk, model development, analytics, risk data and reporting.

The Chief Model Risk Officer reports directly to the CRO, and is responsible for model governance, validation and monitoring.

The Chief Information Security Officer reports to the CRO and is responsible for IT Risk, Business Continuity Planning and Disaster Recovery.

The Risk Framework, Risk Policy & Governance are also managed through the CRO.

Credit Review is an independent oversight function that is responsible for performing internal credit-related reviews for the organization as well as the ongoing monitoring, testing, and measurement of credit quality and credit process risk in enterprise-wide lending and leasing activities. Credit Review reports to the RMC of the Board and administratively to the CRO.

The Compliance function reports to the Audit Committee of the Board and administratively to the CRO.

Regulatory Relations reports to the Chief Compliance Officer. The Audit Committee and the Regulatory Compliance Committee of the Board oversee financial, legal, compliance, regulatory and audit risk management practices.

STRATEGIC RISK

Strategic risk management starts with analyzing the short and medium term business and strategic plans established by the Company. This includes the evaluation of the industry, opportunities and risks, market factors and the competitive environment, as well as internal constraints, such as CIT’s risk appetite and control environment. The business plan and strategic plan are linked to the Risk Appetite and Risk Tolerance Frameworks, including the limit structure. RMG is responsible for the New Product and Strategic Initiative process. This process is intended to enable new activities that are consistent with CIT’s expertise and risk appetite, and ensure that appropriate due diligence is completed on new opportunities before approval and implementation. Changes in the business environment and in the industry are evaluated periodically through scenario development and analytics, and discussed with the business leaders, CEO and RMC.

Strategic risk management includes the effective implementation of new products and strategic initiatives. The New Product and Strategic Initiative process requires tracking and review of all approved new initiatives. In the case of acquisitions, such as Direct Capital and OneWest Bank, integration planning and management covers the implementation process across affected businesses and functions. As a result of the OneWest Transaction, CIT became a SIFI. SIFI planning and implementation is a cross functional effort, led by RMG and coordinated with the integration planning processes.

Oversight of strategic risk management is provided by the RMC, the ERC and the Risk Control Committee, a sub-committee of the ERC.

CREDIT RISK

Lending and Leasing Risk

The extension of credit through our lending and leasing activities is core to our businesses. As such, CIT’s credit risk management process is centralized in the RMG, reporting into the CRO through the CCO. This group establishes the Company’s underwriting standards, approves extensions of credit, and is responsible for portfolio management, including credit grading and problem loan management. RMG reviews and monitors credit exposures with the goal of identifying, as early as possible, customers that are experiencing declining creditworthiness or financial difficulty. The CCO evaluates reserves through our ALLL process for performing loans and non-accrual loans, as well as establishing nonspecific reserves to cover losses inherent in the portfolio. CIT’s portfolio is managed by setting limits and target performance metrics, and monitoring risk concentrations by borrower, industry, geography and equipment type. We set or modify Risk Acceptance Criteria (underwriting standards) as conditions warrant, based on borrower risk, collateral, industry risk, portfolio size and concentrations, credit concentrations and risk of substantial credit loss. We evaluate our collateral and test for asset impairment based upon collateral value and projected cash flows and relevant market data with any impairment in value charged to earnings.

Using our underwriting policies, procedures and practices, combined with credit judgment and quantitative tools, we evaluate financing and leasing assets for credit and collateral risk during the credit decision-making process and after the advancement of funds. We set forth our underwriting parameters based on: (1) Target Market Definitions, which delineate risk by market, industry, geography and product, (2) Risk Acceptance Criteria, which detail acceptable structures, credit profiles and risk-adjusted returns, and (3) through our corporate credit policies. We capture and analyze credit risk based on the probability of obligor default (“PD”) and loss given default (“LGD”). PD is determined by evaluating borrower creditworthiness, including analyzing credit history, financial condition, cash flow adequacy, financial performance and management quality. LGD ratings, which estimate loss if an account goes into default, are predicated on transaction structure, collateral valuation and related guarantees (including recourse to manufacturers, dealers or governments).

We execute derivative transactions with our customers in order to help them mitigate their interest rate and currency risks. We typically enter into offsetting derivative transactions with third parties in order to neutralize CIT’s interest rate and currency exposure to these customer related derivative transactions. The counterparty credit exposure related to these transactions is monitored and evaluated as part of our credit risk management process.

Commercial Lending and Leasing. Commercial credit management begins with the initial evaluation of credit risk and underlying collateral at the time of origination and continues over the life of the finance receivable or operating lease, including normal collection, recovery of past due balances and liquidating underlying collateral.

Credit personnel review potential borrowers’ financial condition, results of operations, management, industry, business model, customer base, operations, collateral and other data, such as third party credit reports and appraisals, to evaluate the potential customer’s borrowing and repayment ability. Transactions are graded by PD and LGD ratings, as described above. Credit facilities are subject to our overall credit approval process and underwriting guidelines and are issued commensurate with the credit evaluation performed on each prospective borrower, as well as portfolio concentrations. Credit personnel continue to review the PD and LGD ratings periodically. Decisions on continued creditworthiness or impairment of borrowers are determined through these periodic reviews.

Small-Ticket Lending and Leasing. For small-ticket lending and leasing transactions, largely in Equipment Finance, we employ automated credit scoring models for origination (scorecards) and re-grading (auto re-grade algorithms). These are supplemented by business rules and expert judgment. The models evaluate, among other things, financial performance metrics, length of time in business, industry category and geography, and are used to assess a potential borrower’s credit standing and repayment ability, including the value of collateral. We utilize external credit bureau scoring, when available, and behavioral models, as well as judgment in the credit adjudication, evaluation and collection processes.

We evaluate the small-ticket leasing portfolio using delinquency vintage curves and other tools to analyze trends and credit performance by transaction type, including analysis of specific credit characteristics and selected subsets of the portfolios. Adjustments to credit scorecards, auto re-grading algorithms, business rules and lending programs are made periodically based on these evaluations. Individual underwriters are assigned credit authority based upon experience, performance and understanding of underwriting policies of small-ticket leasing operations. A credit approval hierarchy is enforced to ensure that an underwriter with the appropriate level of authority reviews applications.

Consumer Lending. Consumer lending begins with an evaluation of a consumer’s credit profile against published standards. Loans could be originated HFI or HFS. A loan that is originated as HFS must meet both the credit criteria of the Bank and the investor. At this time, agency eligible loans are originated for sale (Fannie Mae and Freddie Mac) as well as a limited number of Federal Housing Administration (“FHA”) loans. Jumbo loans are considered a HFI product. All loan requests are reviewed by underwriters. Credit decisions are made after reviewing qualitative factors and considering the transaction from a judgmental perspective.

Single family residential (1-4) mortgage loans are originated through retail originations and closed loan purchases.

Consumer products use traditional and measurable standards to document and assess the creditworthiness of a loan applicant. Concentration limits are established by the Board and credit standards follow industry standard documentation requirements. Performance is largely based on an acceptable pay history along with a quarterly assessment, which incorporates an assessment using current market conditions. Non-traditional loans are also monitored by way of a quarterly review of the borrower’s refreshed credit score. When warranted an additional review of the underlying collateral may be conducted.

Counterparty Risk

We enter into interest rate and currency swaps and foreign exchange forward contracts as part of our overall risk management practices. We establish limits and evaluate and manage the counterparty risk associated with these derivative instruments through our RMG.

The primary risk of derivative instruments is counterparty credit exposure, which is defined as the ability of a counterparty to perform financial obligations under the derivative contract. We seek to control credit risk of derivative agreements through counterparty credit approvals, pre-established exposure limits and monitoring procedures.

The CCC, in conjunction with ERM, approves each counterparty and establishes exposure limits based on credit analysis of each counterparty. Derivative agreements entered into for our own risk management purposes are generally entered into with major financial institutions rated investment grade by nationally recognized rating agencies.

We also monitor and manage counterparty credit risk, for example, through the use of exposure limits, related to our cash and investment portfolio, including securities purchased under agreements to resell.

ASSET RISK

Asset risk in our leasing business is evaluated and managed in the business units and overseen by RMG. Our business process consists of: (1) setting residual values at transaction inception, (2) systematic residual value reviews, and (3) monitoring levels of residual realizations. Residual realizations, by business and product, are reviewed as part of our quarterly financial and asset quality review. Reviews for impairment are performed at least annually.

The RMG teams review the air and rail markets, monitor traffic flows, measure supply and demand trends, and evaluate the impact of new technology or regulatory requirements on supply and demand for different types of equipment. Commercial air is more global, while the rail market is regional, mainly North America and Europe. Demand for both passenger and freight equipment is correlated with GDP growth trends for the markets the equipment serves as well as the more immediate conditions of those markets. Cyclicality in the economy and shifts in travel and trade flows due to specific events (e.g., natural disasters, conflicts, political upheaval, disease, and terrorism) represent risks to the earnings that can be realized by these businesses. CIT seeks to mitigate these risks by maintaining relatively young fleets of assets with wide operator bases, which can facilitate attractive lease and utilization rates.

MARKET RISK

CIT is exposed to interest rate and currency risk as a result of its business activities. CIT does not pro-actively assume these risks as a way to make a return, as it does with credit and asset risk. RMG measures, monitors and sets limits on these exposures, by analyzing the impact of potential interest rate and foreign exchange rate changes on financial performance. We consider factors such as customer prepayment trends, maturity, and repricing characteristics of assets and liabilities. Our asset-liability management system provides analytical capabilities to assess and measure the effects of various market rate scenarios upon the Company’s financial performance.

Interest Rate Risk

Interest rate risk arises from lending, leasing, investments, deposit taking and funding, as assets and liabilities reprice at different times and by different amounts as interest rates change. We evaluate and monitor interest rate risk primarily through two metrics.

-	Net Interest Income Sensitivity (“NII Sensitivity”), which measures the net impact of hypothetical changes in interest rates on net finance revenue over a 12 month period; and

-	Economic Value of Equity (“EVE”), which measures the net impact of these hypothetical changes on the value of equity by assessing the economic value of assets, liabilities and derivatives.

Interest rate risk and sensitivity is influenced primarily by the composition of the balance sheet, driven by the type of products offered (fixed/floating rate loans and deposits), investments, funding and hedging activities. Our assets are primarily comprised of commercial loans, consumer loans, operating lease equipment, cash and investments. Our leasing products are level/fixed payment transactions, whereas the interest rate on the majority of our commercial loan portfolio is based on a floating rate index such as short-term Libor or Prime. Our consumer loan portfolio is based on both floating rate and level/fixed payment transactions. Our debt securities within the investment portfolio, securities purchased under agreements to resell and interest bearing deposits (cash) have generally short durations and reprice frequently. We use a variety of funding sources, including CDs, money market, savings and checking accounts, and secured and unsecured debt. With respect to liabilities, CDs and unsecured debt are fixed rate, secured debt is a mix of fixed and floating rate, and the rates on savings accounts vary based on the market environment and competition. The composition of our assets and liabilities generally results in a net asset-sensitive position at the shorter end of the yield curve, mostly related to moves in LIBOR, whereby our assets will reprice faster than our liabilities.

Deposits continued to grow as a percent of total funding. CIT Bank, N.A. sources deposits primarily through a retail branch network in Southern California, direct-to-consumer (via the internet) and brokered channels. The Bank also offers a full range of commercial products. At December 31, 2015, the Bank had over $32 billion in deposits. Certificates of deposits represented approximately $18.2 billion, 56% of the total, most of which were sourced through direct channels. The deposit rates we offer can be influenced by market conditions and competitive factors. Changes in interest rates can affect our pricing and potentially impact our ability to gather and retain deposits. Rates offered by competitors also can influence our rates and our ability to attract and hold deposits. In a rising rate environment, the Bank may need to increase rates to renew maturing deposits and attract new deposits. Rates on our savings account deposits may fluctuate due to pricing competition and may also move with short-term interest rates. In general, retail deposits represent a low-cost source of funds and are less sensitive to interest rate changes than many non-deposit funding sources up to ten years. We regularly stress test the effect of deposit rate changes on our margins and seek to achieve optimal alignment between assets and liabilities from an interest rate risk management perspective.

The table below summarizes the results of simulation modeling produced by our asset/liability management system. The results reflect the percentage change in the EVE and NII Sensitivity over the next twelve months assuming an immediate 100 basis point parallel increase or decrease in interest rates from the market-based forward curve. NII sensitivity is based on a static balance sheet projection.

Change to NII Sensitivity and EVE

	December 31, 2015		December 31, 2014		December 31, 2013
	+100 bps	–100 bps	+100 bps	–100 bps	+100 bps	–100 bps
NII Sensitivity	3.5%	(2.1)%	6.4%	(0.8)%	6.1%	(0.9)%
EVE	0.5%	(0.5)%	1.9%	(1.6)%	1.8%	(2.0)%

The EVE and NII sensitivity declined from the previous years due to several factors, including the incorporation of the former OneWest Bank assets and liabilities into the measurement assessment, the reduction in CIT’s cash balances relative to the overall balance sheet and a refinement of the calculation. As of December 31, 2015, we ran a range of scenarios, including a 200 bps parallel increase scenario, which resulted in an NII Sensitivity of 6.7% and an EVE of 1.0%, while a 200bps decline scenario was not run as the current low rate environment makes the scenario less relevant. Regarding the negative scenarios, we have an assumed rate floor.

As detailed in the above table, NII sensitivity is positive with respect to an increase in interest rates. This is primarily driven by our floating rate loan portfolio (including approximately $9.7 billion that are subject to floors), which reprice frequently, and cash and investment securities. On a net basis, we generally have more floating/repricing assets than liabilities in the near term. As a result, our current portfolio is more sensitive to moves in short-term interest rates in the near term. Therefore, our NFR may increase if short-term interest rates rise, or decrease if short-term interest rates decline. Market implied forward rates over the subsequent future twelve months are used to determine a base interest rate scenario for the net interest income projection for the base case. This base projection is compared with those calculated under varying interest rate scenarios such as a 100 basis point parallel rate shift to arrive at NII Sensitivity.

EVE complements net interest income simulation and sensitivity analysis as it estimates risk exposures beyond a twelve month horizon. EVE modeling measures the extent to which the economic value of assets, liabilities and off-balance sheet instruments may change in response to fluctuations in interest rates. EVE is calculated by subjecting the balance sheet to different rate shocks, measuring the net value of assets, liabilities and off-balance sheet instruments, and comparing those amounts with the EVE sensitivity base case calculated using a market-based forward interest rate curve. The duration of our liabilities is greater than that of our assets, because we have more fixed rate liabilities than assets in the longer term, causing EVE to increase under increasing rates and decrease under decreasing rates. The methodology with which the operating lease assets are assessed in the results table above reflects the existing contractual rental cash flows and the expected residual value at the end of the existing contract term.

The simulation modeling for both NII Sensitivity and EVE assumes we take no action in response to the changes in interest rates, while NII Sensitivity generally assumes cashflow from portfolio run-off is reinvested in similar products.

A wide variety of potential interest rate scenarios are simulated within our asset/liability management system. All interest sensitive assets and liabilities are evaluated using discounted cash flow analysis. Rates are shocked up and down via a set of scenarios that include both parallel and non-parallel interest rate movements. Scenarios are also run to capture our sensitivity to changes in the shape of the yield curve. Furthermore, we evaluate the sensitivity of these results to a number of key assumptions, such as credit quality, spreads, and prepayments.

Various holding periods of the operating lease assets are also considered. These range from the current existing lease term to longer terms which assume lease renewals consistent with management’s expected holding period of a particular asset. NII Sensitivity and EVE limits have been set and are monitored for certain of the key scenarios. We manage the exposure to changes in NII Sensitivity and EVE in accordance with our risk appetite and within Board approved limits.

We use results of our various interest rate risk analyses to formulate asset and liability management (“ALM”) strategies, in coordination with the Asset Liability Committee, in order to achieve the desired risk profile, while managing our objectives for capital adequacy and liquidity risk exposures. Specifically, we manage our interest rate risk position through certain pricing strategies for loans and deposits, our investment strategy, issuing term debt with floating or fixed interest rates, and using derivatives such as interest rate swaps, which modify the interest rate characteristics of certain assets or liabilities.

These measurements provide an estimate of our interest rate sensitivity; however, they do not account for potential changes in credit quality, size, and prepayment characteristics of our balance sheet. They also do not account for other business developments that could affect net income, or for management actions that could affect net income or that could be taken to change our risk profile. Accordingly, we can give no assurance that actual results would not differ materially from the estimated outcomes of our simulations. Further, the range of such simulations does not represent our current view of the expected range of future interest rate movements.

Foreign Currency Risk

We seek to hedge transactional exposure of our non-dollar denominated activities, which are comprised of foreign currency loans and leases to foreign entities, through local currency borrowings. To the extent such borrowings were unavailable, we have utilized derivative instruments (foreign currency exchange forward contracts and cross currency swaps) to hedge our non-dollar denominated activities. Additionally, we have utilized derivative instruments to hedge the translation exposure of our net investments in foreign operations.

Currently, our non-dollar denominated loans and leases are largely funded with U.S. dollar denominated debt and equity which, if unhedged, would cause foreign currency transactional and translational exposures. For the most part, we hedge these exposures through derivative instruments. RMG sets limits and monitors usage to ensure that currency positions are appropriately hedged, as unhedged exposures may cause changes in earnings or the equity account.

LIQUIDITY RISK

Our liquidity risk management and monitoring process is designed to ensure the availability of adequate cash resources and funding capacity to meet our obligations. Our overall liquidity management strategy is intended to ensure ample liquidity to meet expected and contingent funding needs under both normal and stress environments. Consistent with this strategy, we maintain large pools of cash and highly liquid investments. Additional sources of liquidity include the Amended and Restated Revolving Credit and Guaranty Agreement (the “Revolving Credit Facility”), other committed financing facilities and cash collections generated by portfolio assets originated in the normal course of business.

We utilize a series of measurement tools to assess and monitor the level and adequacy of our liquidity position, liquidity conditions and trends. The primary tool is a cash forecast designed to identify material movements in cash flows. Stress scenarios are applied to measure the resiliency of the liquidity position and to identify stress points requiring remedial action. Also included among our liquidity measurement tools is an early warning system (summarized on an Early

Warning Indicator Report) that monitors key macro-environmental and company specific metrics that serve as early warning signals of potential impending liquidity stress events. Event triggers are categorized by severity into a three-level stress monitoring system: Moderately Enhanced Crisis, Heightened Crisis, and Maximum Crisis. Assessments outside defined thresholds trigger contingency funding actions, which are detailed in the Company’s Contingency Funding Plan (“CFP”).

Integral to our liquidity management practices is our CFP, which outlines actions and protocols under liquidity stress conditions, whether they are idiosyncratic or systemic in nature and defines the thresholds that trigger contingency funding actions. The objective of the CFP is to ensure an adequately sustained level of liquidity under certain stress conditions.

CAPITAL RISK

Capital risk is the risk that the Company does not have adequate capital to cover its risks and to support its growth and strategic objectives. CIT establishes internal capital risk limits and warning thresholds, using both Economic and Risk-Based Capital calculations, as well as Dodd-Frank Act Stress Testing (“DFAST”), to evaluate the Firm’s capital adequacy for multiple types of risk in both normal and stressed environments. Economic capital includes credit risk, asset risk, market risk, operational risk and model risk. DFAST is a forward-looking methodology that looks at FRB adverse and severely adverse scenarios as well as internally generated scenarios. The capital risk framework requires contingency plans for stress results that would breach the established capital thresholds.

OPERATIONAL RISK

Operational risk is the risk of financial loss or other adverse impacts resulting from inadequate or failed internal processes and systems, people or external events. Operational Risk may result from fraud by employees or persons outside the Company, transaction processing errors, employment practices and workplace safety issues, unintentional or negligent failure to meet professional obligations to clients, business interruption due to system failures, or other external events.

Operational risk is managed within individual business units. The head of each business and functional area is responsible for maintaining an effective system of internal controls to mitigate operational risks. The business segment Chief Operating Officers designate Operational Risk Managers responsible for implementation of the Operational Risk framework programs. The Enterprise Operational Risk function provides oversight in managing operational risk, designs and supports the enterprise-wide Operational Risk framework programs, and promotes awareness by providing training to employees and Operational Risk Managers within business units and functional areas. Additionally, Enterprise Operational Risk maintains the Loss Data Collection and Risk Assessment programs. Oversight of the operational risk management function is provided by the RMG, the RMC, the ERC and the Risk Control Committee, a sub-committee of the ERC.

INFORMATION TECHNOLOGY RISK

Information Technology risks are risks around information security, cyber-security, and business disruption from systems implementation or downtime, that could adversely impact the organization’s business or business processes, including loss or legal liability due to unauthorized (malicious or accidental) disclosure, modification, or destruction of information, unintentional errors and omissions, IT disruptions due to natural or man-made disasters, or failure to exercise due care and diligence in the implementation and operation of an IT system.

The Information Risk function provides oversight of the Information Security and Business Continuity Management (“BCM”) programs. Information Security provides oversight and guidance across the organization intended to preserve and protect the confidentiality, integrity, and availability of CIT information and information systems. BCM provides oversight and guidance of global business continuity and disaster recovery procedures through planning and implementation of proactive, preventive, and corrective actions intended to enable continuous business operations in the event of a disaster, including technology recovery. Information Risk is also responsible for crisis management and incident response and performs ongoing IT risk assessments of applications, infrastructure systems and third party vendors, as well as information security and BCM training and awareness for employees, contingent workers and consultants.

Oversight of the Information Risk function is provided by the RMG, the RMC, the ERC and the Risk Control Committee, a sub-committee of the ERC.

LEGAL and REGULATORY RISK

CIT is subject to a number of laws, regulations, regulatory standards, and guidance, both in the U.S. and in other countries in which it does business, some of which are applicable primarily to financial services and others of which are generally applicable to all businesses. Any failure to comply with applicable laws, regulations, standards, and guidance in the conduct of our business, including but not limited to funding our business, originating new business, purchasing and selling assets, and servicing our portfolios or the portfolios of third parties may result in governmental investigations and inquiries, legal proceedings, including both private and governmental plaintiffs, significant monetary damages, fines, or penalties, restrictions on the way in which we conduct our business, or reputational harm. To reduce these risks, the Company consults regularly with legal counsel, both internal and external, on significant legal and regulatory issues and has established a compliance function to facilitate maintaining compliance with applicable laws and regulations.

Corporate Compliance is an independent function responsible for maintaining an enterprise-wide compliance risk management program commensurate with the size, scope and complexity of our businesses, operations, and the countries in which we operate. The Compliance function (1) oversees programs and processes to evaluate and monitor compliance with laws and regulations pertaining to our business, (2) tests the adequacy of the compliance control environment in each business, and (3) monitors and promotes compliance with the Company’s ethical standards as set forth in our Code of Business Conduct and compliance policies. Corporate Compliance, led by the Chief Ethics and Compliance Officer, is responsible for setting the overall global compliance framework and standards, using a risk based approach to identify and manage key compliance obligations and risks. The head of each business and staff function is responsible for ensuring compliance within their respective areas of authority. Corporate Compliance, through the Chief Ethics and Compliance Officer, reports administratively to the CRO and to the Chairperson of the Audit Committee of the Board of Directors.

The global compliance risk management program includes training (in collaboration with a centralized Learning and Development team within Human Resources), testing, monitoring, risk assessment, and other disciplines necessary to effectively manage compliance and regulatory risks. The Company consults with subject matter experts in the areas of privacy, sanctions, anti-money laundering, anti-corruption compliance and other areas.

Corporate Compliance has implemented comprehensive compliance policies and procedures and employs Business Unit Compliance Officers and Regional Compliance Officers who work with each business to advise business staff and leadership in the prudent conduct of business within a regulated environment and within the requirements of law, rule, regulation and the control environment we maintain to reduce the risk of violations or other adverse outcomes. They advise business leadership and staff with respect to the implementation of procedures to operationalize compliance policies and other requirements.

Oversight of legal and regulatory risk is provided by the Audit and Regulatory Compliance Committees of the Board of Directors, the ERC and the Risk Control Committee, a sub-committee of the ERC.

REPUTATIONAL RISK

Reputational risk is the potential that negative publicity, whether true or not, will cause a decline in the value of the Company due to changes in the customer base, costly litigation, or other revenue reductions. Protecting CIT, its shareholders, employees and brand against reputational risk is of paramount importance to the Company. To address this priority, CIT has established corporate governance standards relating to its Code of Business Conduct and ethics. The Chief Compliance Officer’s responsibilities also include the role of Chief Ethics Officer. In this combined role, his responsibilities also extend to encompass compliance not only with laws and regulations, but also with CIT’s values and its Code of Business Conduct.

The Company has adopted, and the Board of Directors has approved, a Code of Business Conduct applicable to all directors, officers and employees, which details acceptable behaviors in conducting the Company’s business and acting on the Company’s behalf. The Code of Business Conduct covers conflicts of interest, corporate opportunities, confidentiality, fair dealing (with respect to customers, suppliers, competitors and employees), protection and proper use of Company assets, compliance with laws, and encourages reporting of unethical or illegal behavior, including through a Company hotline. Annually, each employee is trained on the Code of Business Conduct’s requirements, and provides an attestation as to their understanding of the requirements and their responsibility to comply.

CIT’s Executive Management Committee (“EMC”) has established, and approved, the charter of a Global Ethics Committee. The Ethics Committee is chaired by CIT’s General Counsel and Corporate Secretary. Its members include the Chief Ethics and Compliance Officer, Chief Auditor, Head of Human Resources and the Head of Communications, Marketing & Government Relations. The Committee is charged with (a) oversight of the Code of Business Conduct and

Company Values, (b) seeing that CIT’s ethical standards are communicated, upheld and enforced in a consistent manner, and (c) periodic reporting to the EMC and Audit Committee of the Board of Directors of employee misconduct and related disciplinary action.

Oversight of reputational risk management is provided by the Audit Committee of the Board of Directors, the RMC, the ERC, Compliance Committee and the Risk Control Committee, a sub-committee of the ERC. In addition, CIT’s IAS monitors and tests the overall effectiveness of internal control and operational systems on an ongoing basis and reports results to senior management and to the Audit Committee of the Board.

FUNDING AND LIQUIDITY

CIT actively manages and monitors its funding and liquidity sources against relevant limits and targets. These sources satisfy funding and other operating obligations, while also providing protection against unforeseen stress events like unanticipated funding obligations, such as customer line draws, or disruptions to capital markets or other funding sources. Primary liquidity sources include cash, investment securities and credit facilities as discussed below.

Cash

-	Cash totaled $8.3 billion at December 31, 2015, compared to $7.1 billion and $6.0 billion at December 31, 2014 and 2013, respectively. The increase was primarily due to $4.4 billion acquired in the OneWest Transaction, partially offset by cash of $1.9 billion used to pay for the acquisition. Cash at December 31, 2015 consisted of $1.1 billion related to the bank holding company and $6.0 billion at CIT Bank, N.A. (excluding $0.1 billion of restricted cash), with the remainder comprised of cash at operating subsidiaries and other restricted balances of approximately $1.2 billion.

Investment Securities

Investment Securities (dollars in millions)

	December 31, 2015	December 31, 2014	December 31, 2013
Available-for-sale securities
Debt securities	$2,007.8	$1,116.5	$1,487.8
Equity securities	14.3	14.0	13.7
Held-to-maturity securities
Debt securities	300.1	352.3	1,042.3
Investment securities carried at fair value with changes recorded in net income
Debt securities	339.7	–	–
Non-marketable equity investments and other	291.9	67.5	86.9
Total investment securities	$2,953.8	$1,550.3	$2,630.7

The increase in investment securities in 2015 primarily reflects $1.3 billion of investments acquired in the OneWest Bank acquisition, mostly MBS securities. In addition, the acquisition also drove the increase in the non-marketable equity investments, which represents the additional investment in FHLB and FRB securities. As part of our business strategy to improve returns, we plan to use cash and proceeds from maturing securities to increase our investments in higher-yielding securities in 2016. See Note 1 — Business and Summary of Significant Accounting Policies in Item 8. Financial Statements and Supplementary Data for policies covering classification and reviewing for OTTI.

Interest and dividend income (a component of NFR), totaled $71 million, $36 million and $29 million for the years ended December 31, 2015, 2014 and 2013, respectively, with the current year reflecting the acquired mortgage-backed security portfolio from OneWest Bank. We also recognized net gains in other income of $1 million, $39 million and $8 million for the years ended December 31, 2015, 2014 and 2013, respectively. The revenue streams are discussed in Net Finance Revenue and Non-interest Income.

Credit Facilities

-	A multi-year committed revolving credit facility that has a total commitment of $1.5 billion, of which $1.4 billion was unused at December 31, 2015; and

-	Committed securitization facilities and secured bank lines totaled $4.1 billion, of which $2.3 billion was unused at December 31, 2015, provided that eligible assets are available that can be funded through these facilities.

Securities Purchased Under Resale Agreements

-	Although at December 31, 2015 we did not invest in securities purchased under agreements to resell (“reverse repurchase agreements”), there were $650 million of investments at December 31, 2014, and we had invested in these securities periodically during 2015. These agreements were mostly short-term securities, and were secured by the underlying collateral, which was maintained at a third-party custodian. Interest earned on these securities is included in “Other interest and dividends” in the statement of income.

Asset liquidity is further enhanced by our ability to sell or syndicate portfolio assets in secondary markets, which also enables us to manage credit exposure, and to pledge assets to access secured borrowing facilities through the FHLB and FRB.

Funding Sources

Funding sources include deposits and borrowings. As a result of the OneWest Transaction and our continued funding and liability management initiatives, our funding mix has continued to change to a higher mix of deposits. The following table reflects our funding mix:

Funding Mix

	December 31, 2015	December 31, 2014	December 31, 2013
Deposits	64%	46%	40%
Unsecured	21%	35%	41%
Secured Borrowings:
Structured financings	9%	18%	18%
FHLB Advances	6%	1%	1%

The higher proportion of deposits and FHLB advances is reflective of the OneWest Transaction. The percentage of funding for each period excludes the debt related to discontinued operations.

The following sections on deposits and borrowings provide further detail on the acquired amounts and the effect on existing balances.

Deposits

The following table details our ending deposit balances by type:

Deposits at December 31 (dollars in millions)

	2015		2014		2013
	Total	Percent of Total	Total	Percent of Total	Total	Percent of Total
Checking and Savings:
Non-interest bearing checking	$866.2	2.6%	$–	–	$–	–
Interest bearing checking	3,123.7	9.5%	–	–	–	–
Money market	5,560.5	17.0%	1,873.8	11.8%	1,857.8	14.8%
Savings	4,840.5	14.8%	3,941.6	24.9%	2,710.8	21.6%
Certificates of Deposits	18,201.9	55.5%	9,942.2	62.7%	7,859.5	62.8%
Other	189.4	0.6%	92.2	0.6%	98.4	0.8%
Total	$32,782.2	100.0%	$15,849.8	100.0%	$12,526.5	100.0%

During 2015, deposit growth was solid, and included the addition of $14.5 billion related to the OneWest Transaction. The acquisition broadened our product offerings and customer base. CIT Bank, N.A. offers a full suite of deposit offerings to its customers, and with the acquisition, now has a branch network of 70 branches in Southern California to serve its customers. Deposit growth is a key area of focus for CIT as it offers lower funding costs compared to other sources. The weighted average coupon rate of total deposits was 1.26% at December 31, 2015, down from 1.69% at December 31, 2014 and 1.65% at December 31, 2013, as the rates on the acquired deposits were lower than existing deposits due to the mix of deposits acquired. At December 31, 2015, our CDs had a weighted average remaining life of approximately 2.4 years. See Net Finance Revenue section for further discussion on average balances and rates.

Borrowings

Borrowings consist of senior unsecured notes and secured borrowings (structured financings and FHLB advances), all of which totaled $18.5 billion at December 31, 2015, essentially unchanged from December 31, 2014 and 2013. The borrowings from the OneWest Transaction, which was mostly in the form of FHLB advances ($3.0 billion), was offset by the maturity of $1.2 billion and repurchase of $55 million of unsecured notes during 2015 and net repayments of structured financings. The weighted average coupon rate of borrowings at December 31, 2015 was 3.91%, down from 4.32% and 4.47% at December 31, 2014 and 2013, respectively, reflecting the acquired FHLB advances, which have lower rates.

In conjunction with pursuing strategic alternatives for our Commercial Air business, we are evaluating both a spin-off to shareholders as a separate public entity and sale alternatives. It is very likely that any alternative will result in restructuring some of our funding facilities, including our secured and unsecured debt, as well as the TRS, which could result in significant debt-related costs.

Unsecured

Revolving Credit Facility

The following information was in effect prior to the 2016 Revolving Credit facility amendment. See Note 30 — Subsequent Events in Item 8. Financial Statements and Supplementary Data for changes to this facility.

There were no borrowings outstanding under the Revolving Credit Facility at December 31, 2015. The amount available to draw upon was approximately $1.4 billion at December 31, 2015, with the remaining amount of approximately $0.1 billion utilized for issuance of letters of credit.

The Revolving Credit Facility has a $1.5 billion total commitment amount that matures on January 27, 2017. The total commitment amount consists of a $1.15 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for issuance of letters of credit. The applicable margin charged under the facility is based on our debt ratings. Currently, the applicable margin is 2.50% for LIBOR-based loans and 1.50% for Base Rate loans. Improvement in CIT’s long-term senior unsecured debt ratings to Ba2 by Moody’s would result in a reduction in the applicable margin to 2.25% for LIBOR-based loans and to 1.25% for Base Rate loans. A downgrade in CIT’s long-term senior unsecured debt ratings to B+ by S&P would result in an increase in the applicable margin to 2.75% for LIBOR-based loans and to 1.75% for Base Rate loans. In the event of a one notch downgrade by only one of the agencies, no change to the margin charged under the facility would occur.

The Revolving Credit Facility is unsecured and is guaranteed by eight of the Company’s domestic operating subsidiaries. The facility contains a covenant requiring a minimum guarantor asset coverage ratio and the criteria for calculating the ratio. The covenant requires a minimum guarantor asset coverage ratio ranging from 1.0:1.0 to 1.75:1.0 depending on the Company’s long-term senior unsecured debt rating. The current requirement is 1.5:1.0. As of December 31, 2015, the last reported asset coverage ratio was 2.33x.

See Note 10 — Borrowings in Item 8. Financial Statements and Supplementary Data for further detail.

Senior Unsecured Borrowings

At December 31, 2015, unsecured borrowings outstanding totaled $10.7 billion, compared to $11.9 billion and $12.5 billion at December 31, 2014 and 2013, respectively. The weighted average coupon rate of unsecured borrowings at December 31, 2015 was 5.03%, up slightly from 5.00% at December 31, 2014 and down from 5.11% at December 31, 2013. The decline in the 2015 outstanding balance and slight increase in rate reflect the repayment of $1.2 billion of maturing 4.75% notes in the first quarter and modest debt repurchases in the third and fourth quarters of 2015. As detailed in “Contractual Commitments and Payments” below, there are no scheduled maturities in 2016, and $5.1 billion of scheduled maturities in 2017 through April 2018. See Note 10 — Borrowings in Item 8. Financial Statements and Supplementary Data for further detail.

Secured

Secured Borrowings

As part of our liquidity management strategy, we may pledge assets to secure financing transactions (which include securitizations), to secure borrowings from the FHLB or for other purposes as required or permitted by law. Our secured financing transactions do not meet accounting requirements for sale treatment and are recorded as secured borrowings, with the assets remaining on-balance sheet pursuant to GAAP. The debt associated with these transactions is collateralized by receivables, leases and/or equipment. Certain related cash balances are restricted.

FHLB Advances

FHLB advances have become a larger source of funding as a result of the OneWest Transaction. CIT Bank, N.A. is a member of the FHLB of San Francisco and may borrow under a line of credit that is secured by collateral pledged to the FHLB San Francisco. The Bank makes decisions regarding utilization of advances based upon a number of factors including liquidity needs, capital constraints, cost of funds and alternative sources of funding. CIT Bank, N.A. had $3.1 billion outstanding under the line and $6.8 billion of assets were pledged as collateral at December 31, 2015.

Prior to the OneWest Transaction, at December 31, 2014, CIT Bank was a member of the FHLB of Seattle (before its merger into FHLB Des Moines on June 1, 2015) and had $125 million outstanding under a line of credit and $168 million of commercial real estate assets were pledged as collateral. Also at December 31, 2014 and 2013, a subsidiary of CIT Bank was a member of FHLB Des Moines and had $130 million and $35 million of advances outstanding and $142 million and $46 million of collateral pledged, respectively.

FHLB Advances and pledged assets are also discussed in Note 10 — Borrowings in Item 8. Financial Statements and Supplementary Data.

Structured Financings

Structured Financings totaled approximately $4.7 billion at December 31, 2015, compared to $6.3 billion and $5.7 billion at December 31, 2014 and 2013, respectively. The decrease in secured borrowings during 2015 reflects repayments, while the increase during 2014 reflects debt acquired with the Nacco and Direct Capital acquisitions, partially offset by net repayments. The weighted average coupon rate of structured financings at December 31, 2015 was 3.40%, up from 3.19% and 3.14% at December 31, 2014 and 2013, respectively. The increase in the weighted average rate in 2015 mostly reflects the repayments on lower coupon financings.

CIT Bank, N.A. structured financings totaled $0.8 billion, $1.6 billion and $0.8 billion at December 31, 2015, 2014 and 2013, respectively, which were secured by $1.1 billion, $2.1 billion and $1.0 billion of pledged assets at December 31, 2015, 2014 and 2013, respectively. Non-bank structured financings were $3.9 billion, $4.7 billion and $5.1 billion at

December 31, 2015, 2014 and 2013, respectively, and were secured by assets of $7.2 billion, $8.2 billion and $8.6 billion, at December 31, 2015, 2014 and 2013, respectively.

See Note 10 — Borrowings in Item 8. Financial Statements and Supplementary Data for a table displaying our consolidated secured financings and pledged assets.

FRB

The Company has a borrowing facility with the FRB Discount Window that can be used for short-term, typically overnight, borrowings. The borrowing capacity is determined by the FRB based on the collateral pledged.

There were no outstanding borrowings with the FRB Discount Window as of December 31, 2015 or December 31, 2014. See Note 10 — Borrowings in Item 8. Financial Statements and Supplementary Data for total balances pledged, including amounts to the FRB.

GSI Facilities

Two financing facilities between two wholly-owned subsidiaries of CIT and Goldman Sachs International (“GSI”) are structured as total return swaps (“TRS”), under which amounts available for advances are accounted for as derivatives. Pursuant to applicable accounting guidance, only the unutilized portion of the TRS is accounted for as a derivative and recorded at its estimated fair value. The size of the CIT Financial Ltd. (“CFL”) facility is $1.5 billion and the CIT TRS Funding B.V. (“BV”) facility is $625 million.

At December 31, 2015, a total of $1,760 million of pledged assets, and secured debt totaling $1,149 million issued to investors, was outstanding under the GSI Facilities. About half of the pledged assets and debt outstanding under the GSI Facilities related to commercial aerospace assets, a business that management is pursuing strategic alternatives for. After adjustment to the amount of actual qualifying borrowing base under the terms of the GSI Facilities, this secured debt provided for usage of $972 million of the maximum notional amount of the GSI Facilities. The remaining $1,153 million of the maximum notional amount represents the unused portion of the GSI Facilities and constitutes the notional amount of derivative financial instruments. An unsecured counterparty receivable of $537.8 million is owed to CIT from GSI for debt discount, return of collateral posted to GSI and settlements resulting from market value changes to the asset-backed securities underlying the structures at December 31, 2015.

The GSI Facilities were structured as a TRS to satisfy the specific requirements set by GSI to obtain its funding commitment. Under the terms of the GSI Facilities, CIT raises cash from the issuance of ABS to investors designated by GSI under the total return swap, equivalent to the face amount of the ABS less an adjustment for any OID which equals the market price of the ABS. CIT is also required to deposit a portion of the face amount of the ABS with GSI as additional collateral prior to funding ABS through the GSI Facilities.

Amounts deposited with GSI can increase or decrease over time depending on the market value of the ABS and / or changes in the ratings of the ABS. CIT and GSI engage in periodic settlements based on the timing and amount of coupon, principal and any other payments actually made by CIT on the ABS. Pursuant to the terms of the TRS, GSI is obligated to return those same amounts to CIT plus a proportionate amount of the initial deposit. Simultaneously, CIT is obligated to pay GSI (1) principal in an amount equal to the contractual market price times the amount of principal reduction on the ABS and (2) interest equal to LIBOR times the adjusted qualifying borrowing base of the ABS. On a quarterly basis, CIT pays the fixed facility fee of 2.85% per annum times the maximum facility commitment amount.

Valuation of the derivatives related to the GSI Facilities is based on several factors using a discounted cash flow (DCF) methodology, including:

-	Funding costs for similar financings based on the current market environment;
-	Forecasted usage of the long-dated GSI Facilities through the final maturity date in 2028; and
-	Forecasted amortization, due to principal payments on the underlying ABS, which impacts the amount of the unutilized portion.

Based on the Company’s valuation, we recorded a liability of $55 million, $25 million and $10 million at December 31, 2015, 2014 and 2013, respectively. During 2015, 2014 and 2013, we recognized $30 million, $15 million and $4 million, respectively, as a reduction to other income associated with the change in liability.

Interest expense related to the GSI Facilities is affected by the following:

-	A fixed facility fee of 2.85% per annum times the maximum facility commitment amount,
-	A variable amount based on one-month or three-month U.S.D. LIBOR times the “utilized amount” (effectively the “adjusted qualifying borrowing base”) of the total return swap, and
-	A reduction in interest expense due to the recognition of the payment of any OID from GSI on the various asset-backed securities.

See Note 11 — Derivative Financial Instruments in Item 8. Financial Statements and Supplementary Data for further information.

Debt Ratings

Debt ratings can influence the cost and availability of short-and long-term funding, the terms and conditions on which such funding may be available, the collateral requirements, if any, for borrowings and certain derivative instruments, the acceptability of our letters of credit, and the number of investors and counterparties willing to lend to the Company. A decrease, or potential decrease, in credit ratings could impact access to the capital markets and/or increase the cost of debt, and thereby adversely affect the Company’s liquidity and financial condition.

CIT and CIT Bank debt ratings at December 31, 2015, as rated by Standard & Poor’s Ratings Services (“S&P”), Fitch Ratings, Inc. (“Fitch”), Moody’s Investors Service (“Moody’s”) and Dominion Bond Rating Service (“DBRS”) are presented in the following table.

Debt Ratings as of December 31, 2015

	S&P	Fitch	Moody’s	DBRS
CIT Group Inc.
Issuer / Counterparty Credit Rating	BB+	BB+	NR	BB (High)
Revolving Credit Facility Rating	BB+	BB+	B1	BBB (Low)
Series C Notes / Senior Unsecured Debt Rating	BB+	BB+	B1	BB (High)
Outlook	Stable	Stable	Positive	Stable
CIT Bank, N.A.
Deposit Rating (LT/ST)	NR	BBB-/F3	NR	BB (High)/R-4
Long-term Senior Unsecured Debt Rating	BBB-	BB+	NR	BB (High)

NR — Not Rated

In January 2016, S&P assigned a long-term issuer credit rating of BBB- to CIT Bank, N.A.

Changes to debt ratings of CIT Group Inc. during 2015 included:

-	In December, S&P raised its long-term issuer credit rating to BB+ with a stable outlook and raised our senior unsecured rating to BB+.
-	In October, Moody’s changed its outlook to positive from stable and DBRS upgraded our Issuer and Unsecured Debt ratings to BB (high) with a Stable outlook.
-	In March, Moody’s affirmed CIT Group’s Ba3 corporate family rating but downgraded the senior unsecured rating from Ba3 to B1 with a stable ratings outlook. Concurrently, Moody’s transitioned its ratings analysis of CIT Group to Moody’s bank methodology from Moody’s finance company rating methodology. Because Moody’s does not assign corporate family ratings under the bank rating framework, CIT’s Ba3 corporate family rating was withdrawn.

Rating agencies indicate that they base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, level and quality of earnings, and the current operating, legislative and regulatory environment, including implied government support. In addition, rating agencies themselves have been subject to scrutiny arising from the financial crisis and could make or be required to make substantial changes to their ratings policies and practices, particularly in response to legislative and regulatory changes, including as a result of provisions in the Dodd-Frank Act. Potential changes in rating methodology as well as in the legislative and regulatory environment and the timing of those changes could impact our ratings, which as noted above could impact our liquidity and financial condition.

A debt rating is not a recommendation to buy, sell or hold securities, and the ratings are subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

Tax Implications of Cash in Foreign Subsidiaries

Cash held by foreign subsidiaries totaled $1.0 billion, including cash available to the BHC and restricted cash, at December 31, 2015, compared to $1.8 billion at each of December 31, 2014 and 2013.

Other than in a limited number of jurisdictions, Management does not intend to indefinitely reinvest foreign earnings.

Contractual Payments and Commitments

Payments for the Years Ended December 31(1) (dollars in millions)

	Total	2016	2017	2018	2019	2020+
Structured financings(2)	$4,736.0	$1,412.7	$810.2	$655.6	$355.8	$1,501.7
FHLB advances	3,113.5	1,948.5	15.0	1,150.0	–	–
Senior unsecured	10,695.9	–	2,944.5	2,200.0	2,750.0	2,801.4
Total Long-term borrowings	18,545.4	3,361.2	3,769.7	4,005.6	3,105.8	4,303.1
Deposits	32,762.4	22,289.6	3,277.5	1,401.5	2,039.1	3,754.7
Credit balances of factoring clients	1,344.0	1,344.0	–	–	–	–
Lease rental expense	305.2	56.6	47.0	44.7	41.7	115.2
Total contractual payments	$52,957.0	$27,051.4	$7,094.2	$5,451.8	$5,186.6	$8,173.0

(1)	Projected payments of debt interest expense and obligations relating to postretirement programs are excluded.
(2)	Includes non-recourse secured borrowings, which are generally repaid in conjunction with the pledged receivable maturities.

Commitment Expiration by Years Ended December 31 (dollars in millions)

	Total	2016	2017	2018	2019	2020+
Financing commitments	$7,385.6	$1,646.3	$1,023.0	$1,389.9	$1,514.1	$1,812.3
Aerospace purchase commitments(1)	9,618.1	448.7	712.8	2,188.1	3,441.6	2,826.9
Rail and other purchase commitments	898.2	747.1	126.5	24.6	–	–
Letters of credit	333.6	56.5	57.3	88.9	100.0	30.9
Deferred purchase agreements	1,806.5	1,806.5	–	–	–	–
Guarantees, acceptances and other recourse obligations	0.7	0.7	–	–	–	–
Liabilities for unrecognized tax obligations(2)	46.7	10.0	36.7	–	–	–
Total contractual commitments	$20,089.4	$4,715.8	$1,956.3	$3,691.5	$5,055.7	$4,670.1

(1)	Aerospace commitments are net of amounts on deposit with manufacturers.
(2)	The balance cannot be estimated past 2017; therefore the remaining balance is reflected in 2017.

Financing commitments increased from $4.7 billion at December 31, 2014 to $7.4 billion at December 31, 2015, primarily reflecting acquired commitments from OneWest Bank. Financing commitments include commitments that have been extended to and accepted by customers or agents, but on which the criteria for funding have not been completed of $859 million at December 31, 2015. Also included are Business Capital credit line agreements, with an amount available of $406 million, net of the amount of receivables assigned to us. These are cancellable by CIT only after a notice period.

At December 31, 2015, substantially all our undrawn financing commitments were senior facilities, with approximately 80% secured by equipment or other assets and the remainder comprised of cash flow or enterprise value facilities. Most of our undrawn and available financing commitments are in the Commercial Finance division of Commercial Banking. The top ten undrawn commitments totaled $555 million at December 31, 2015. The table above includes approximately $1.7 billion of undrawn financing commitments at December 31, 2015 that were not in compliance with contractual obligations, and therefore CIT does not have the contractual obligation to lend.

See Note 21 — Commitments in Item 8. Financial Statements and Supplementary Data for further detail.

CAPITAL

Capital Management

CIT manages its capital position to ensure that it is sufficient to: (i) support the risks of its businesses, (ii) maintain a “well-capitalized” status under regulatory requirements, and (iii) provide flexibility to take advantage of future investment opportunities. Capital in excess of these requirements is available to distribute to shareholders, subject to a “non-objection” of our capital plan from the FRB.

CIT uses a complement of capital metrics and related thresholds to measure capital adequacy and takes into account the existing regulatory capital framework. CIT further evaluates capital adequacy through the enterprise stress testing and economic capital (“ECAP”) approaches, which constitute our internal capital adequacy assessment process (“ICAAP”).

Beginning January 1, 2015, CIT reports regulatory capital ratios in accordance with the Basel III Final Rule and determines risk weighted assets under the Standardized Approach. CIT’s capital management is discussed further in the “Regulation” section of Item 1. Business Overview with respect to regulatory matters, including “Capital Requirements” and “Stress Test and Capital Plan Requirements.”

Regulatory Reporting Impact of Exceeding $50 Billion of Assets

As of September 30, 2015, as a result of the OneWest Transaction, we exceeded the $50 billion threshold that subjects BHCs to enhanced prudential regulation under the Dodd-Frank Act. Among other requirements, CIT will be subject to capital planning and company-run and supervisory stress testing requirements, under the FRB’s Comprehensive Capital Analysis and Review (“CCAR”) process, which will require CIT to submit an annual capital plan and demonstrate that it can meet required regulatory capital minimums over a nine quarter planning horizon, but we don’t expect to be part of the same process in 2016 as established CCAR banks. CIT will need to collect and report certain related data on a quarterly basis, which the FRB will use to track our progress against the capital plan. We expect that upon full implementation of the CCAR process in 2017, CIT may pay dividends and repurchase stock only in accordance with an approved capital plan to which the FRB has not objected. Furthermore, CIT is required to conduct annual and midcycle Company-run stress tests with company-developed economic scenarios for submission to the FRB, and publically disclose the test details.

The Basel III final framework requires banks and BHCs to measure their liquidity against specific liquidity tests. One test, referred to as the liquidity coverage ratio (“LCR”), is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity’s expected net cash outflow for a 30-day time horizon under an acute liquidity stress scenario, with a phased implementation process starting January 1, 2015 and complete implementation by January 1, 2019. The final rule applies a modified version of the LCR requirements to bank holding companies with total consolidated assets of greater than $50 billion but less than $250 billion. The modified version of the LCR requirement only requires the LCR calculation to be performed on the last business day of each month and sets the denominator (that is, the calculation of net cash outflows) for the modified version at 70% of the denominator as calculated under the most comprehensive version of the rule applicable to larger institutions. Under the FRB final rule, a BHC with between $50 billion and $250 billion in total consolidated assets must comply with the first phase of the minimum LCR requirement at the later of January 1, 2016 or the first quarter after the quarter in which it exceeds the $50 Billion SIFI Threshold with the LCR requirement going into full-effect on January 1, 2017.

Capital Issuance

In connection with the OneWest Transaction, CIT paid approximately $3.4 billion as consideration, which included 30.9 million shares of CIT Group Inc. common stock that was valued at approximately $1.5 billion at the time of closing.

Pursuant to a Stockholders Agreement between CIT and certain of the former interest-holders in IMB and OneWest Bank (the “Holders”), who collectively owned over 90% of the common interests in IMB, the Holders agreed (i) not to form a “group” with other Holders with respect to any voting securities of CIT or otherwise act with other Holders to seek to control or influence CIT’s board or the management or policies, (ii) not to transfer any shares of CIT Common Stock received in the OneWest Transaction for 90 days following the closing of the transaction, subject to certain exceptions, (iii) not to transfer more than half of each Holder’s shares of CIT Common Stock received in the OneWest Transaction for 180 days following the closing of the transaction, subject to certain exceptions, and (iv) not to transfer any shares of CIT

Common Stock received in the transaction to a person or group who, to the knowledge of such Holder, would beneficially own 5% or more of the outstanding CIT Common Stock following such transfer, subject to certain exceptions. The restrictions on each Holder remain in effect until such Holder owns 20% or less of the shares of CIT Common Stock received by such Holder in the OneWest Transaction. CIT also granted the Holders one collective demand registration right and piggy-back registration rights.

Return of Capital

Capital returned during the year ended December 31, 2015 totaled $647 million, including repurchases of approximately $532 million of our common stock and $115 million in dividends.

During 2015, we repurchased 11.6 million of our shares at an average price of $45.70 for an aggregate purchase price of $532 million, which completed the existing $200 million share repurchase program authorized by the Board in April 2015, along with the remaining amount of the 2014 Board authorized purchases of approximately $1.1 billion of the Company’s common shares.

Our 2015 common stock dividends were as follows:

2015 Dividends

Declaration Date	Payment Date	Per Share Dividend
January	February 28, 2015	$0.15
April	May 29, 2015	$0.15
July	August 28, 2015	$0.15
October	November 30, 2015	$0.15

Capital Composition and Ratios

The Company is subject to various regulatory capital requirements. We compute capital ratios in accordance with Federal Reserve capital guidelines for assessing adequacy of capital.

In July 2013, federal banking regulators published the final Basel III capital framework for U.S. banking organizations (the “Regulatory Capital Rules”). While the Regulatory Capital Rules became effective January 1, 2014, the mandatory compliance date for CIT as a “standardized approach” banking organization began on January 1, 2015, subject to transitional provisions extending to January 1, 2019.

At December 31, 2015, the regulatory capital guidelines applicable to the Company were based on the Basel III Final Rule. The ratios presented in the following table for December 31, 2015 were calculated under the current rules. At December 31, 2014 and 2013, the regulatory capital guidelines that were applicable to the Company were based on the Capital Accord of the Basel Committee on Banking Supervision (Basel I). The ratios were not significantly impacted by the change from Basel I to Basel III.

Tier 1 Capital and Total Capital Components(1) at December 31, (dollars in millions)

	Transition Basis	Fully Phased-in Basis
Tier 1 Capital	2015	2015	2014	2013
Total stockholders’ equity	$10,978.1	$10,978.1	$9,068.9	$8,838.8
Effect of certain items in accumulated other comprehensive loss excluded from Tier 1 Capital and qualifying noncontrolling interests	76.9	76.9	53.0	24.2
Adjusted total equity	11,055.0	11,055.0	9,121.9	8,863.0
Less: Goodwill(2)	(1,130.8)	(1,130.8)	(571.3)	(338.3)
Disallowed deferred tax assets	(904.5)	(904.5)	(416.8)	(26.6)
Disallowed intangible assets(2)	(53.6)	(134.0)	(25.7)	(20.3)
Investment in certain subsidiaries	NA	NA	(36.7)	(32.3)
Other Tier 1 components(3)	(0.1)	(0.1)	(4.1)	(6.0)
CET 1 Capital	8,966.0	8,885.6	8,067.3	8,439.5
Tier 1 Capital	8,966.0	8,885.6	8,067.3	8,439.5
Tier 2 Capital
Qualifying reserve for credit losses and other reserves(4)	403.3	403.3	381.8	383.9
Less: Investment in certain subsidiaries	NA	NA	(36.7)	(32.3)
Other Tier 2 components	–	–	–	0.1
Total qualifying capital	$9,369.3	$9,288.9	$8,412.4	$8,791.2
Risk-weighted assets	$69,563.6	$70,239.3	$55,480.9	$50,571.2
BHC Ratios
CET 1 Capital Ratio	12.9%	12.7%	NA	NA
Tier 1 Capital Ratio	12.9%	12.7%	14.5%	16.7%
Total Capital Ratio	13.5%	13.2%	15.2%	17.4%
Tier 1 Leverage Ratio	13.5%	13.4%	17.4%	18.1%
CIT Bank Ratios
CET 1 Capital Ratio	12.8%	12.6%	NA	NA
Tier 1 Capital Ratio	12.8%	12.6%	13.0%	16.8%
Total Capital Ratio	13.8%	13.6%	14.2%	18.1%
Tier 1 Leverage Ratio	10.9%	10.7%	12.2%	16.9%

(1)	The December 31, 2015 presentations reflect the risk-based capital guidelines under Basel III, which became effective on January 1, 2015, on a transition basis, and under the fully phased-in basis. The December 31, 2014 and 2013 presentations reflect the risk-based capital guidelines under then effective Basel I.
(2)	Goodwill and disallowed intangible assets adjustments include the respective portion of deferred tax liability in accordance with guidelines under Basel III.
(3)	Includes the Tier 1 capital charge for nonfinancial equity investments under Basel I.
(4)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit, and deferred purchase agreements, all of which are recorded in Other Liabilities.

NA – Balance is not applicable under the respective guidelines.

During 2015, our capital was impacted by the acquisition of OneWest Bank and the reversal of our Federal deferred tax asset valuation allowance. The acquisition increased equity, primarily reflected by the issuance of common shares out of treasury. CET 1 and Tier 1 Capital increased by approximately $900 million, while Total Capital increased slightly higher, both net of an increase in goodwill, intangible assets and disallowed deferred tax deductions of $1.1 billion. While the deferred tax asset valuation allowance reversal benefited stockholders’ equity, it had minimal impact on regulatory capital ratios as the majority of the deferred tax asset balance was disallowed for regulatory capital purposes. As a result, CET 1 and Tier 1 Capital declined by approximately 160 basis points while Total Capital declined by approximately 170 basis points, as the net increase in capital was more than offset by the increase in the risk-weighing of the acquired exposures.

The Leverage ratio declined, impacted by the acquisition. The full impact is not reflected in this ratio, as the adjusted annual average assets only includes five months of the acquired assets.

Our CET 1 and Total Capital ratios at December 31, 2015 are calculated under the Basel III Final Rule. The December 31, 2014 and 2013 Tier 1 and Total Capital ratios are reported under the previously effective Basel I capital rules. The impact of the change in Regulatory Capital Rules at January 1, 2015 was minimal.

The reconciliation of balance sheet assets to risk-weighted assets is presented below:

Risk-Weighted Assets (dollars in millions)

	December 31,
	2015	2014	2013
Balance sheet assets	$67,498.8	$47,880.0	$47,139.0
Risk weighting adjustments to balance sheet assets	(13,825.4)	(8,647.8)	(10,328.1)
Off balance sheet items	15,890.2	16,248.7	13,760.3
Risk-weighted assets	$69,563.6	$55,480.9	$50,571.2

The increased balances were primarily the result of acquiring OneWest Bank. The risk weighting adjustments at December 31, 2015 reflect Basel III guidelines, whereas the December 31, 2014 and 2013 risk weighting adjustments followed Basel I guidelines. The Basel III Final Rule prescribed new approaches for risk weightings. Of these, CIT will calculate risk weightings using the Standardized Approach. This approach expands the risk-weighting categories from the former four Basel I-derived categories (0%, 20%, 50% and 100%) to a larger and more risk-sensitive number of categories, depending on the nature of the exposure, ranging from 0% for U.S. government and agency securities to as high as 1,250% for such exposures as MBS. Included in the acquisition were significant investments in MBSs, approximately $907 million, which were calculated at a risk-weighting of $2.3 billion (or over 200%) as of December 31, 2015.

The 2015 off balance sheet items primarily reflect commitments to purchase aircraft and railcars ($9.5 billion related to aircraft and $0.8 billion related to railcars), unused lines of credit ($3.3 billion credit equivalent, largely related to the Commercial Finance division), and deferred purchase agreements ($1.8 billion related to the Business Capital division). The change in the 2014 balance sheet assets from 2013 reflect additions from DCC and Nacco acquisitions, along with new business volume, mostly offset by the sale of the student loan portfolio, European assets, and SBL. Risk weighting adjustments declined primarily due to the sale of the student loan assets as the U.S. government guaranteed portion was risk-weighted at 0%. The increase from 2013 is primarily due to higher aerospace purchase commitments. See Note 21 — Commitments in Item 8. Financial Statements and Supplementary Data for further detail on commitments.

Tangible Book Value and Tangible Book Value per Share(1)

Tangible book value represents common equity less goodwill and other intangible assets. A reconciliation of CIT’s total common stockholders’ equity to tangible book value, a non-GAAP measure, follows:

Tangible Book Value and per Share Amounts (dollars in millions, except per share amounts)

	December 31,
	2015	2014	2013
Total common stockholders’ equity	$10,978.1	$9,068.9	$8,838.8
Less: Goodwill	(1,198.3)	(571.3)	(334.6)
Intangible assets	(176.3)	(25.7)	(20.3)
Tangible book value	$9,603.5	$8,471.9	$8,483.9
Book value per share	$54.61	$50.13	$44.78
Tangible book value per share	$47.77	$46.83	$42.98

(1)	Tangible book value and tangible book value per share are non-GAAP measures.

Book value and Tangible book value (“TBV) per share increased from December 31, 2014 reflecting the net income recorded during 2015 and the issuance of approximately 30.9 million shares ($1.5 billion) related to the OneWest Transaction payment, offset by the impact of additional goodwill and intangible assets recorded related to the OneWest Transaction.

Book value per share grew during 2015 as the increase in equity, impacted mostly from the issuance of common shares out of treasury for the acquisition and earnings, including the reversal of the federal valuation allowance, outpaced the impact of higher shares outstanding. Tangible book value per share increased modestly from December 31, 2014, as the equity increase was partially offset by the goodwill and intangible assets recorded related to the acquisition, and higher outstanding shares.

Book value was up in 2014 compared to 2013, as the 2014 earnings exceeded the impact of share repurchases, the value of which reduced book value while held in treasury. Tangible book value (“TBV”) was down slightly and reflected the reduction for the goodwill recorded with the Direct Capital and Nacco acquisitions. Book value per share increased reflecting the decline in outstanding shares and higher common equity. TBV per share increased, as the decline in outstanding shares offset the slight decrease in TBV.

CIT BANK

CIT Bank, N.A., a wholly-owned subsidiary, is regulated by the Office of the Comptroller of the Currency, U.S. Department of the Treasury (“OCC”). See Background for discussion of the Bank’s change to a national bank from a state-chartered bank in connection with the OneWest Transaction.

The Bank’s financial statements were significantly impacted by the OneWest Transaction, as discussed in the OneWest Transaction section, and includes five month’s activity on a combined basis. The following condensed balance sheet and condensed statement of income, as of and for the year ended December 31, 2015, reflect push down accounting, whereby the purchase accounting adjustments related to the OneWest Transaction are reflected in CIT Bank, N.A. balances and results. The balances at December 31, 2015 reflects at the time of acquisition, cash of $4.4 billion, investment securities of $1.3 billion, loans of $13.6 billion ($6.2 billion of commercial loans and $7.4 billion of consumer loans), and indemnification assets of $0.5 billion related to loss sharing agreements with the FDIC on certain loans acquired. The acquisition also included deposits of $14.5 billion and FHLB advances of $3.0 billion. The transaction resulted in goodwill of $663 million and intangible assets of $165 million. See OneWest Transaction section for further details on assets and liabilities acquired.

Asset growth during 2015 and 2014 reflected the acquisitions of OneWest Bank and Direct Capital, respectively, along with higher commercial lending and leasing volumes. The Bank originates and funds lending and leasing activity in the U.S. Commercial loans were up from December 31, 2014, which in addition to the OneWest Transaction, reflected lending and leasing volume, while deposits grew in support of the increased business and investment activities. Funded volumes represented nearly all of the new U.S. volumes for Commercial Banking and Transportation Finance.

Total cash and investment securities, including non-earning cash, were $8.7 billion at December 31, 2015, and comprised of $6.1 billion of cash and $2.6 billion of debt and equity securities. Additions to investment securities in 2015 consisted primarily of $1.0 billion of U.S. Government Agency notes and $1.3 billion of debt securities acquired through the OneWest Bank acquisition.

The portfolio of operating lease equipment, which totaled $2.8 billion, was comprised primarily of railcars and some aircraft.

Goodwill and intangibles increased during 2015, reflecting the above noted amounts associated with the OneWest bank acquisition, and 2014, reflecting $168 million of goodwill and $12 million of intangible assets from the Direct Capital acquisition.

Other assets were up in 2015 due to the acquisition ($722 million as of the acquisition date). A list of other assets acquired is presented in the OneWest Transaction section.

CIT Bank deposits were $32.8 billion at December 31, 2015, up significantly from December 31, 2014 and 2013, reflecting deposits acquired that support the asset growth and other debt reduction. The weighted average interest rate was 1.26%, compared to 1.63% at December 31, 2014, reflecting the change in mix attributed to the deposits acquired from OneWest Bank, which include lower yielding deposits such as non-interest bearing checking accounts and lower interest savings accounts.

FHLB advances have become a significant source of funding as a result of the OneWest Bank acquisition. CIT Bank, N.A. is a member of the FHLB of San Francisco and may borrow under a line of credit that is secured by collateral pledged to the FHLB San Francisco.

Borrowings increased in 2015 reflecting debt related to both short- and long-term FHLB borrowings and secured borrowing transactions from the OneWest acquisition.

The Bank’s capital and leverage ratios are included in the tables that follow and remained well above required levels. Beginning January 1, 2015, CIT reports regulatory capital ratios in accordance with the Basel III Final Rule and determines risk weighted assets under the Standardized Approach.

The following presents condensed financial information for CIT Bank, N.A.

Condensed Balance Sheets (dollars in millions)

	At December 31,
	2015	2014	2013
ASSETS:
Cash and deposits with banks	$6,073.5	$3,684.9	$2,528.6
Investment securities	2,577.4	300.4	246.4
Assets held for sale	444.2	22.8	104.5
Loans	29.349.8	14,964.6	12,036.5
Allowance for loan losses	(337.5)	(269.5)	(212.9)
Operating lease equipment, net	2,777.8	2,025.7	1,248.2
Indemnification Assets	414.8	–	–
Goodwill	830.8	167.8	–
Intangible assets	163.2	12.1	–
Other assets	1,006.1	207.2	180.0
Assets of discontinued operations	500.5	–	–
Total Assets	$43,800.6	$21,116.0	$16,131.3
LIABILITIES AND EQUITY:
Deposits	$32,782.2	$15,785.1	$12,418.3
FHLB advances	3,117.6	254.7	34.6
Borrowings	798.3	1,602.8	814.7
Other liabilities	799.9	757.0	267.1
Liabilities of discontinued operations	696.2	–	–
Total Liabilities	38,194.2	18,399.6	13,534.7
Total Equity	5,606.4	2,716.4	2,596.6
Total Liabilities and Equity	$43,800.6	$21,116.0	$16,131.3

Capital Ratios*

	At December 31,
	2015	2014	2013
Common Equity Tier 1 Capital	12.6%	NA	NA
Tier 1 Capital Ratio	12.6%	13.0%	16.8%
Total Capital Ratio	13.6%	14.2%	18.1%
Tier 1 Leverage ratio	10.7%	12.2%	16.9%

NA – Not applicable under Basel I guidelines.

*	The capital ratios presented above for December 31, 2015 are reflective of the fully-phased in BASEL III approach.

Financing and Leasing Assets by Segment (dollars in millions)

	At December 31,
	2015	2014	2013
Commercial Banking	$19,430.8	$12,497.9	$10,703.9
Commercial Finance	9,381.2	6,556.5	6,042.1
Real Estate Finance	5,357.6	1,766.5	1,554.8
Business Capital	4,692.0	4,174.9	3,107.0
Transportation Finance	$5,895.5	$4,515.2	$2,607.2
Aerospace	2,007.8	1,935.8	1,044.3
Rail	2,209.7	1,572.7	1,152.5
Maritime	1,678.0	1,006.7	410.4
Consumer and Community Banking	$7,245.5	$–	$–
Legacy Consumer Mortgages	5,471.6	–	–
Other Consumer Banking	1,773.9	–	–
Non-Strategic Portfolios	–	–	78.1
Total	$32,571.8	$17,013.1	$13,389.2

The Bank’s results in the current year include five months of OneWest activity.

The Bank’s results benefited from growth in AEA due primarily to the OneWest Transaction. The provision for credit losses for 2015 and 2014 reflects higher reserve build, including higher non-specific reserves, primarily due to asset growth through the OneWest and Direct Capital acquisitions in 2015 and 2014, respectively. The provision in the current year was elevated due to increases in reserves related to the Energy and to a lesser extent, the Maritime portfolios, and from the establishment of reserves on certain acquired non-credit impaired loans in the initial period post acquisition. The Bank’s 2013 provision for credit losses reflected portfolio growth. For 2015, 2014 and 2013, net charge-offs as a percentage of average finance receivables were 0.42%, 0.31% and 0.15%, respectively.

Operating expenses increased from prior years, reflecting the continued growth of both assets and deposits in the Bank, and the addition of 2,610 employees in the current year associated with the OneWest acquisition. As a % of AEA, operating expenses were 2.28% in 2015, up from 2.12% in 2014 and 2.02% in 2013.

Condensed Statements of Income (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Interest income	$1,214.6	$712.1	$550.5
Interest expense	(359.6)	(249.5)	(177.3)
Net interest revenue	855.0	462.6	373.2
Provision for credit losses	(164.1)	(108.3)	(98.1)
Net interest revenue, after credit provision	690.9	354.3	275.1
Rental income on operating leases	299.5	227.2	110.2
Other income	117.0	114.1	123.7
Total net revenue, net of interest expense and credit provision	1,107.4	695.6	509.0
Operating expenses	(675.0)	(390.4)	(283.8)
Depreciation on operating lease equipment	(123.3)	(92.3)	(44.4)
Maintenance and other operating lease expenses	(8.1)	(8.2)	(2.9)
Income before provision for income taxes	301.0	204.7	177.9
Provision for income taxes	(92.2)	(81.6)	(69.4)
Net Income from continuing operations	$208.8	$123.1	$108.5
Loss on discontinued operations	(10.4)	–	–
Net income	$198.4	$123.1	$108.5
New business volume – funded	$9,016.0	$7,845.7	$7,148.2

Net Finance Revenue (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Interest income	$1,214.6	$712.1	$550.5
Rental income on operating leases	299.5	227.2	110.2
Finance revenue	1,514.1	939.3	660.7
Interest expense	(359.6)	(249.5)	(177.3)
Depreciation on operating lease equipment	(123.3)	(92.3)	(44.4)
Maintenance and other operating lease expenses	(8.1)	(8.2)	(2.9)
Net finance revenue	$1,023.1	$589.3	$436.1
Average Earning Assets (“AEA”)*	$29,627.9	$18,383.1	$14,033.4
As a % of AEA:
Interest income	4.10%	3.87%	3.92%
Rental income on operating leases	1.01%	1.24%	0.79%
Finance revenue	5.11%	5.11%	4.71%
Interest expense	(1.22)%	(1.35)%	(1.26)%
Depreciation on operating lease equipment	(0.42)%	(0.50)%	(0.32)%
Maintenance and other operating lease expenses	(0.03)%	(0.04)%	(0.02)%
Net finance revenue	3.44%	3.22%	3.11%

*	In 2015 CIT re-defined the components of assets used in calibrating AEA. Prior year amounts have been changed to conform with this new definition.

NFR and NFM are key metrics used by management to measure the profitability of our lending and leasing assets. NFR includes interest and fee income on our loans and capital leases, interest and dividend income on cash and investments, rental revenue from our leased equipment, depreciation and maintenance and other operating lease expenses, as well as funding costs. Since our asset composition includes a significant amount of operating lease equipment (8% of AEA for the year ended December 31, 2015), NFM is a more appropriate metric for the Bank than net interest margin (“NIM”) (a common metric used by other banks), as NIM does not fully reflect the earnings of our portfolio because it includes the impact of debt costs on all our assets but excludes the net revenue (rental income less depreciation and maintenance and other operating lease expenses) from operating leases.

NFR increased from 2013 through 2015, reflecting the growth in financing and leasing assets and the benefit of reduced costs of funds. Also, during 2015 and 2014, the Bank grew its operating lease portfolio by adding railcars and some aircraft, which contributed $168 million and $127 million to NFR in 2015 and 2014, respectively.

The Bank’s effective tax rate decreased to 31% in 2015, from 40% in 2014, due primarily to the release of FIN 48 reserves and to tax credits acquired in the acquisition of OneWest Bank, which also contributed to a slight decrease in state tax rates due to updated apportionment data.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities, reported amounts of income and expense and the disclosure of contingent assets and liabilities. The following estimates, which are based on relevant information available at the end of each period, include inherent risks and uncertainties related to judgments and assumptions made. We consider the estimates to be critical in applying our accounting policies, due to the existence of uncertainty at the time the estimate is made, the likelihood of changes in estimates from period to period and the potential impact on the financial statements.

Management believes that the judgments and estimates utilized in the following critical accounting estimates are reasonable. We do not believe that different assumptions are more likely than those utilized, although actual events may differ from such assumptions. Consequently, our estimates could prove inaccurate, and we may be exposed to charges to earnings that could be material.

Allowance for Loan Losses — The allowance for loan losses is reviewed for adequacy based on portfolio collateral values and credit quality indicators, including charge-off experience, levels of past due loans and non-performing assets, and evaluation of portfolio diversification and concentration, as well as economic conditions to determine the need for a qualitative adjustment. We review finance receivables periodically to determine the probability of loss, and record charge-offs after considering such factors as delinquencies, the financial condition of obligors, the value of underlying collateral, as well as third party credit enhancements such as guarantees and recourse to manufacturers. This information is reviewed on a quarterly basis with senior management, including the Chief Executive Officer, Chief Risk Officer, Chief Credit Officer, Chief Financial Officer and Controller, among others, as well as the Audit and Risk Management Committees, in order to set the reserve for credit losses.

As of December 31, 2015, the allowance was comprised of non-specific reserves of $327 million, specific reserves of $28 million and reserves related to PCI loans of $5 million. The allowance is sensitive to the risk ratings assigned to loans and leases in our portfolio. Assuming a one level PD downgrade across the 14 grade internal scale for all non-impaired loans and leases, the allowance would have increased by $246 million to $606 million at December 31, 2015. Assuming a one level LGD downgrade across the 11 grade internal scale for all non-impaired loans and leases, the allowance would have increased by $124 million to $484 million at December 31, 2015. As a percentage of finance receivables, the allowance would be 1.91% under the hypothetical PD stress scenario and 1.53% under the hypothetical LGD stress scenario, compared to the reported 1.14%.

These sensitivity analyses do not represent management’s expectations of the deterioration in risk ratings, or the increases in allowance and loss rates, but are provided as hypothetical scenarios to assess the sensitivity of the allowance for loan losses to changes in key inputs. We believe the risk ratings utilized in the allowance calculations are appropriate and that the probability of the sensitivity scenarios above occurring within a short period of time is remote. The process of determining the level of the allowance for loan losses requires a high degree of judgment. Others given the same information could reach different reasonable conclusions.

See Note 1 — Business and Summary of Significant Accounting Policies for discussion on policies relating to the allowance for loan losses, and Note 4 — Allowance for Loan Losses for segment related data in Item 8. Financial Statements and Supplementary Data and Credit Metrics for further information on the allowance for credit losses.

Loan Impairment — Loan impairment is measured based upon the difference between the recorded investment in each loan and either the present value of the expected future cash flows discounted at each loan’s effective interest rate (the loan’s contractual interest rate adjusted for any deferred fees / costs or discount / premium at the date of origination/acquisition) or if a loan is collateral dependent, the collateral’s fair value. When foreclosure or impairment is determined to be probable, the measurement will be based on the fair value of the collateral less costs to sell. The determination of impairment involves management’s judgment and the use of market and third party estimates regarding collateral values. Valuations of impaired loans and corresponding impairment affect the level of the reserve for credit losses. See Note 1 — Business and Summary of Significant Accounting Policies for discussion on policies relating to the allowance for loan losses, and Note 3 — Loans for further discussion in Item 8. Financial Statements and Supplementary Data.

Lease Residual Values — Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or estimated useful life of the asset. Direct financing leases are recorded at the aggregated future minimum lease payments plus estimated residual values less unearned finance income. We generally bear greater residual risk in operating lease transactions (versus finance lease transactions) as the duration of an operating lease is shorter relative to the equipment useful life than a finance lease. Management performs periodic reviews of residual values, with other than temporary impairment recognized in the current period as an increase to depreciation expense for operating lease residual impairment, or as an adjustment to yield for value adjustments on finance leases. Data regarding current equipment values, including appraisals, and historical residual realization experience are among the factors considered in evaluating estimated residual values. As of December 31, 2015, our direct financing lease residual balance was $0.7 billion and our total operating lease equipment balance totaled $16.6 billion.

Indemnification Assets and related contingent obligations — As part of the OneWest Transaction, CIT is party to loss share agreements with the FDIC, which provide for the indemnification of certain losses within the terms of these agreements. These loss share agreements are related to OneWest Bank’s previous acquisitions of IndyMac, First Federal and La Jolla. Eligible losses are submitted to the FDIC for reimbursement when a qualifying loss event occurs (e.g., loan modification, charge-off of loan balance or liquidation of collateral). The loss share agreements cover SFR loans acquired from IndyMac, First Federal, and La Jolla. In addition, the IndyMac loss share agreement covers reverse mortgage loans. These agreements are accounted for as indemnification assets which were recognized as of the acquisition date at their assessed fair value of $455.4 million, including the affects of the measurement period adjustments. The First Federal and La Jolla loss share agreements also include certain true-up provisions for amounts due to the FDIC if actual and estimated cumulative losses of the acquired covered assets are projected to be lower than the cumulative losses originally estimated at the time of OneWest Bank’s acquisition of the covered loans. Upon acquisition, CIT established a separate liability for these amounts due to the FDIC associated with the LJB loss share agreement at the assessed fair value of $56 million.

As a mortgage servicer of residential reverse mortgage loans, the Company is exposed to contingent obligations for breaches of servicer obligations as set forth in industry regulations established by HUD and FHA and in servicing agreements with the applicable counterparties, such as Fannie Mae and other investors. Under these agreements, the servicer may be liable for failure to perform its servicing obligations, which could include fees imposed for failure to comply with foreclosure timeframe requirements established by servicing guides and agreements to which CIT is a party as the servicer of the loans. The Company recorded a liability for contingent servicing-related liabilities in discontinued operations of $191 million as of the acquisition date. As of December 31, 2015, this liability was $231 million, which included a measurement period adjustment of $32 million, with an increase to goodwill from the OneWest Transaction. While the Company believes that such accrued liabilities are adequate, it is reasonably possible that such losses could ultimately exceed the Company’s liability for probable and reasonably estimable losses by up to $40 million as of December 31, 2015 associated with discontinued operations.

Separately, a corresponding indemnification receivable from the FDIC of $66 million was recognized for the loans covered by indemnification agreements with the FDIC reported in continuing operations as of December 31, 2015. The indemnification receivable is measured using the same assumptions used to measure the indemnified item (contingent liability) subject to management’s assessment of the collectability of the indemnification asset and any contractual limitations on the indemnified amount.

See Note 1 Business and Summary of Significant Accounting Policies, Note 2 Acquisition and Disposition Activities and Note 5 Indemnification Assets for more information.

Fair Value Determination — At December 31, 2015, only selected assets (certain debt and equity securities, trading derivatives and derivative counterparty assets, and select FDIC receivable acquired in the OneWest Transaction) and liabilities (trading derivatives and derivative counterparty liabilities) were measured at fair value. The fair value of assets related to net employee projected benefit obligations was determined largely via a level 2 methodology.

Liabilities for Uncertain Tax Positions — The Company has open tax years in the U.S., Canada, and other international jurisdictions that are currently under examination, or may be subject to examination in the future, by the applicable taxing authorities. We evaluate the adequacy of our income tax reserves in accordance with accounting standards on uncertain tax positions, taking into account open tax return positions, tax assessments received, and tax law changes. The process of evaluating liabilities and tax reserves involves the use of estimates and a high degree of management judgment. The final determination of tax audits could affect our tax reserves.

Realizability of Deferred Tax Assets — The recognition of certain net deferred tax assets of the Company’s reporting entities is dependent upon, but not limited to, the future profitability of the reporting entity, when the underlying temporary differences will reverse, and tax planning strategies. Further, Management’s judgment regarding the use of estimates and projections is required in assessing our ability to realize the deferred tax assets relating to net operating loss carry forwards (“NOLs”) as most of these assets are subject to limited carry-forward periods some of which began to expire in 2016. In addition, the domestic NOLs are subject to annual use limitations under the Internal Revenue Code and certain state laws. Management utilizes historical and projected data in evaluating positive and negative evidence regarding recognition of deferred tax assets. See Note 1 — Business and Summary of Significant Accounting Policies and Note 19 — Income Taxes in Item 8 Financial Statements and Supplementary Data for additional information regarding income taxes.

Goodwill — The consolidated goodwill balance totaled $1,198.3 million at December 31, 2015, or approximately 1.8% of total assets. CIT acquired OneWest Bank on August 3, 2015, which resulted in the recording of $663 million of goodwill during 2015, including the effects of the measurement period adjustments. Initially, $598 million was recorded in the third quarter of 2015 upon the acquisition of OneWest Bank. A measurement period adjustment, which increased goodwill by $65 million, was recorded during the fourth quarter of 2015. The determination of estimated fair values required management to make certain estimates about discount rates, future expected cash flows (that may reflect collateral values), market conditions and other future events that are highly subjective in nature and may require adjustments, which can be updated throughout the year following the acquisition. Subsequent to the acquisition, management continued to review information relating to events or circumstances existing at the acquisition date. This review resulted in adjustments to the acquisition date valuation amounts, which increased the goodwill balance to $663 million. During 2014, CIT acquired Paris-based Nacco, and Direct Capital, resulting in the addition of $77 million and approximately $170 million of goodwill, respectively. The remaining amount of goodwill represented the excess reorganization value over the fair value of tangible and identified intangible assets, net of liabilities, recorded in conjunction with FSA in 2009, and was allocated to Transportation Finance, Commercial Banking (Equipment Finance, Commercial Finance and Commercial Services reporting units) and NSP.

Though the goodwill balance is not significant compared to total assets, management believes the judgmental nature in determining the values of the reporting units when measuring for potential impairment is significant enough to warrant additional discussion. CIT tested for impairment as of September 30, 2015, at which time CIT’s share price was $40.03 and tangible book value (“TBV”) per share was $47.09. This is as compared to December 31, 2009, CIT’s emergence date, when the Company was valued at a discount of 30% to TBV per share of $39.06. At September 30, 2015, CIT’s share price was trading at 45% above the December 31, 2009 share price of $27.61, while the TBV per share of $47.09 was approximately 21% higher than the TBV at December 31, 2009.

In accordance with ASC 350, Intangibles — Goodwill and other, goodwill is assessed for impairment at least annually, or more frequently if events occur that would indicate a potential reduction in the fair value of the reporting unit below its carrying value. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. The ASC requires a two-step impairment test to be used to identify potential goodwill impairment and to measure the amount of goodwill impairment. Companies can also choose to perform qualitative assessments to conclude on whether it is more likely or not that a company’s carrying amount including goodwill is greater than its fair value, commonly referred to as Step 0, before applying the two-step approach.

For 2015, we performed the Step 1 analysis utilizing estimated fair value based on peer price to earnings (“PE”) and TBV multiples for the Transportation Finance, Commercial Services and Equipment Finance goodwill assessments. The Company performed the analysis using both a current PE and forward PE method. The current PE method was based on annualized income after taxes and actual peers’ multiples as of September 30, 2015. The forward PE method was based on forecasted income after taxes and forward peers’ multiples as of September 30, 2015.

The TBV method is based on the reporting unit’s estimated equity carrying amount and peer ratios using TBV as of September 30, 2015. For all analyses, CIT estimates each reporting unit’s equity carrying amounts by applying the Company’s economic capital ratios to the unit’s risk weighted assets.

In addition, the Company applied a 34.4% control premium. The control premium is management’s estimate of how much a market participant would be willing to pay over the market fair value for control of the business. Management concluded, based on performing the Step 1 analysis, that the fair values of the reporting units exceed their respective carrying values, including goodwill.

With respect to the goodwill recognized during 2015 as a result of the OneWest Bank acquisition, the Company first assessed qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two-step impairment test as required in ASC 350, Intangibles — Goodwill and Other. Examples of qualitative factors to assess include macroeconomic conditions, industry and market considerations, market changes affecting the Company’s products and services, overall financial performance, and company specific events affecting operations. In such an assessment performed for the year ended December 31, 2015, the Company concluded that it is not more likely than not that the fair value of the Commercial Finance, Real Estate Finance and Consumer and Community Banking reporting units are less than their carrying amounts, including goodwill.

Estimating the fair value of reporting units involves the use of estimates and significant judgments that are based on a number of factors including actual operating results. If current conditions change from those expected, it is reasonably possible that the judgments and estimates described above could change in future periods.

See Note 26 — Goodwill and Intangible Assets in Item 8 Financial Statements and Supplementary Data for more detailed information.

INTERNAL CONTROLS WORKING GROUP

The Internal Controls Working Group (“ICWG”), which reports to the Disclosure Committee, is responsible for monitoring and improving internal controls over external financial reporting. The ICWG is chaired by the Controller and is comprised of executives in Finance, Risk, Operations, Human Resources, Information Technology and Internal Audit. See Item 9A. Controls and Procedures for more information.

NON-GAAP FINANCIAL MEASUREMENTS

The SEC adopted regulations that apply to any public disclosure or release of material information that includes a non-GAAP financial measure. The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosure about Market Risk contain certain non-GAAP financial measures. Due to the nature of our financing and leasing assets, which include a higher proportion of operating lease equipment than most BHCs, certain financial measures commonly used by other BHCs are not as meaningful for our Company. We intend our non-GAAP financial measures to provide additional information and insight regarding operating results and financial position of the business and in certain cases to provide financial information that is presented to rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies. See footnotes below the tables for additional explanation of non-GAAP measurements.

Total Net Revenue(1) and Net Operating Lease Revenue(2) (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Total Net Revenue
Interest income	$1,512.9	$1,226.5	$1,255.2
Rental income on operating leases	2,152.5	2,093.0	1,897.4
Finance revenue	3,665.4	3,319.5	3,152.6
Interest expense	(1,103.5)	(1,086.2)	(1,060.9)
Depreciation on operating lease equipment	(640.5)	(615.7)	(540.6)
Maintenance and other operating lease expenses	(231.0)	(196.8)	(163.1)
Net finance revenue	1,690.4	1,420.8	1,388.0
Other income	219.5	305.4	381.3
Total net revenue	$1,909.9	$1,726.2	$1,769.3
NFR as a % of AEA	3.47%	3.49%	3.69%
Net Operating Lease Revenue
Rental income on operating leases	$2,152.5	$2,093.0	$1,897.4
Depreciation on operating lease equipment	(640.5)	(615.7)	(540.6)
Maintenance and other operating lease expenses	(231.0)	(196.8)	(163.1)
Net operating lease revenue	$1,281.0	$1,280.5	$1,193.7

Operating Expenses Excluding Certain Costs(3) (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Operating expenses	$(1,168.3)	$(941.8)	$(970.2)
Provision for severance and facilities exiting activities	58.2	31.4	36.9
Intangible asset amortization	13.3	1.4	–
Operating expenses excluding restructuring costs and intangible asset amortization	$(1,096.8)	$(909.0)	$(933.3)
Operating expenses excluding restructuring costs as a % of AEA	(2.40)%	(2.31)%	(2.58)%
Operating expenses exclusive of restructuring costs and intangible amortization(3)	(2.25)%	(2.23)%	(2.48)%
Total Net Revenue	$1,909.9	$1,726.2	$1,769.3
Net Efficiency Ratio(4)	57.4%	52.7%	52.7%

Earning Assets(5) (dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Loans	$31,671.7	$19,495.0	$18,629.2
Operating lease equipment, net	16,617.0	14,930.4	13,035.4
Interest bearing cash	6,820.3	6,241.2	–
Investment securities	2,953.8	1,550.3	2,630.7
Assets held for sale	2,092.4	1,218.1	1,003.4
Indemnification assets	414.8	–	–
Securities purchased under agreements to resell	–	650.0	–
Credit balances of factoring clients	(1,344.0)	(1,622.1)	(1,336.1)
Total earning assets	$59,226.0	$42,462.9	$33,962.6
Average Earning Assets (for the respective years)	$48,720.3	$40,692.6	$37,636.0

Tangible Book Value(6) (dollars in millions)

	December 31,
	2015	2014	2013
Total common stockholders’ equity	$10,978.1	$9,068.9	$8,838.8
Less: Goodwill	(1,198.3)	(571.3)	(334.6)
Intangible assets	(176.3)	(25.7)	(20.3)
Tangible book value	$9,603.5	$8,471.9	$8,483.9

Continuing Operations Total Assets(7) (dollars in millions)

	December 31,
	2015	2014	2013
Total assets	$67,498.8	$47,880.0	$47,139.0
Assets of discontinued operation	(500.5)	–	(3,821.4)
Continuing operations total assets	$66,998.3	$47,880.0	$43,317.6

(1)	Total net revenues is a non-GAAP measure that represents the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues is used by management to monitor business performance. Given our asset composition includes a high level of operating lease equipment, NFM is a more appropriate metric than net interest margin (“NIM”) (a common metric used by other bank holding companies), as NIM does not fully reflect the earnings of our portfolio because it includes the impact of debt costs of all our assets but excludes the net revenue (rental revenue less depreciation and maintenance and other operating lease expenses) from operating leases.

(2)	Net operating lease revenue is a non-GAAP measure that represents the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Net operating lease revenues is used by management to monitor portfolio performance.

(3)	Operating expenses excluding restructuring costs and intangible asset amortization is a non-GAAP measure used by management to compare period over period expenses.

(4)	Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to total net revenues.

(5)	Earning assets is a non-GAAP measure and are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

(6)	Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

(7)	Continuing operations total assets is a non-GAAP measure, which management uses for analytical purposes to compare balance sheet assets on a consistent basis.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements contained herein, in press releases, written statements or other documents filed with the Securities and Exchange Commission or in communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, concerning our operations, economic performance and financial condition are subject to known and unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

-	our liquidity risk and capital management, including our capital plan, leverage, capital ratios, and credit ratings, our liquidity plan, and our plans and the potential transactions designed to enhance our liquidity and capital, and for a return of capital,
-	our plans to change our funding mix and to access new sources of funding to broaden our use of deposit taking capabilities,
-	our pending or potential acquisition plans, and the integration risks inherent in such acquisitions, including our recently completed acquisition of OneWest Bank,
-	our credit risk management and credit quality,
-	our asset/liability risk management,
-	our funding, borrowing costs and net finance revenue,
-	our operational risks, including success of systems enhancements and expansion of risk management and control functions,
-	our mix of portfolio asset classes, including changes resulting from growth initiatives, new business initiatives, new products, acquisitions and divestitures, new business and customer retention,
-	Our interactions with our principal regulators,
-	legal risks, including related to the enforceability of our agreements and to changes in laws and regulations,
-	our growth rates,
-	our commitments to extend credit or purchase equipment, and
-	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information.

Therefore, actual results may differ materially from those expressed or implied in those statements. Factors, in addition to those disclosed in “Risk Factors”, that could cause such differences include, but are not limited to:

-	capital markets liquidity,
-	risks of and/or actual economic slowdown, downturn or recession,
-	industry cycles and trends,
-	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks,
-	adequacy of reserves for credit losses,
-	risks inherent in changes in market interest rates and quality spreads,
-	funding opportunities, deposit taking capabilities and borrowing costs,
-	conditions and/or changes in funding markets and our access to such markets, including secured and unsecured term debt and the asset-backed securitization markets,
-	risks of implementing new processes, procedures, and systems, including any new processes, procedures, and systems required to comply with the additional laws and regulations applicable to systemically important financial institutions,
-	risks associated with the value and recoverability of leased equipment and lease residual values,
-	risks of failing to achieve the projected revenue growth from new business initiatives or the projected expense reductions from efficiency improvements,
-	application of fair value accounting in volatile markets,
-	application of goodwill accounting in a recessionary economy,
-	changes in laws or regulations governing our business and operations, or affecting our assets, including our operating lease equipment,

-	our dependence on U.S. government-sponsored entities (e.g. Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various GSE, agency, and other capital requirements applicable to our business and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSE’s respective residential loan and selling and servicing guides,
-	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities,

-	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or GSE’s, our ability to accurately estimate interest curtailment liabilities, continued demand for reverse mortgages, our ability to fund reverse mortgage repurchase obligations, our ability to fund principal additions on our reverse mortgage loans, and our ability to securitize our reverse mortgage loans and tails,
-	changes in competitive factors,
-	demographic trends,
-	customer retention rates,

-	risks associated with dispositions of businesses or asset portfolios, including how to replace the income associated with such businesses or portfolios and the risk of residual liabilities from such businesses or portfolios,
-	risks associated with acquisitions of businesses or asset portfolios and the risks of integrating such acquisitions, including the acquisition of OneWest Bank, and
-	changes and/or developments in the regulatory environment.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees regarding our performance. We do not assume any obligation to update any forward-looking statement for any reason.